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                         DECATUR FIRST BANK GROUP, INC.
                               1120 Commerce Drive
                             Decatur, Georgia  30030
                                 (404) 373-1000

                               ____________, 2005

Dear  Shareholder:

     You are cordially invited to attend the annual meeting of shareholders, which will be held at __:__ a.m./p.m. on ____________, 2005, at [LOCATION], Decatur, Georgia 30030. I hope that you will be able to attend the meeting, and I look forward to seeing you.

     At the meeting, shareholders will vote on the election of Class I directors and on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Decatur First Bank Group, Inc. ("Decatur First") private by reducing its number of shareholders of record below 300. Once Decatur First is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

     The Plan provides for the merger of Decatur First Interim Corporation ("Interim") with and into Decatur First, with Decatur First surviving the merger (the "Reorganization"). Interim is a new Georgia corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders owning 500 or fewer shares of Decatur First common stock of record will receive $17.50 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     Our principal reasons for effecting the Reorganization are the direct and indirect cost savings of over $200,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934 and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

     We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. This date will also serve as the record date for determining the ownership of shares for purposes of the Reorganization.

     The board of directors has established ____________, 2005 as the record date for determining shareholders who are entitled to notice of the annual meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the annual meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by __________, 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

     The board of directors has determined that the Plan is fair to Decatur First's unaffiliated shareholders, and has voted in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.

                                        Sincerely,



                                        /s/ Judy B. Turner
                                        President and Chief Executive Officer

                         DECATUR FIRST BANK GROUP, INC.
                               1120 Commerce Drive
                             Decatur, Georgia  30030
                                 (404) 373-1000


                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2005


     The annual meeting of shareholders of Decatur First Bank Group, Inc. ("Decatur First") will be held at __:__ a.m./p.m. on ____________, 2005, at [LOCATION], Decatur, Georgia 30030, for the following purposes:

     (1) To vote on an Agreement and Plan of Reorganization providing for the merger of Decatur First Interim Corporation with and into Decatur First, with Decatur First surviving the merger and the record holders of 500 or fewer shares of Decatur First common stock receiving $17.50 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy
                                             -----------
          statement;

     (2) To elect four persons to serve as Class I directors of the board of directors; and

     (3) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  THAT  YOU  VOTE  FOR  THE PROPOSALS.

     Decatur First's shareholders are entitled to statutory dissenters' rights under the Plan. If Decatur First's shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the "fair value" of their shares of common stock if they comply with the provisions of
Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. We have attached a copy of Article 13 of the Georgia Business Corporation Code as Appendix B to the accompanying proxy statement.
                                 ----------

     The board of directors has set the close of business on __________, 2005 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                        By Order of the Board of Directors,


                                        /s/ Judy B. Turner
                                        President and Chief Executive Officer

____________,  2005

                         DECATUR FIRST BANK GROUP, INC.
                               1120 Commerce Drive
                             Decatur, Georgia  30030
                                 (404) 373-1000

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                                 PROXY STATEMENT
                     FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2005

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     The board of directors of Decatur First Bank Group, Inc. ("Decatur First" or the "Company") is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2005 annual meeting of shareholders. At the meeting, shareholders will vote on the election of Class I directors and on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Decatur First private by reducing its number of shareholders of record below 300.

     The board of directors of Decatur First has determined that it is in the best interests of Decatur First and its shareholders to effect a reorganization that will permit Decatur First to become a private company. Once private, Decatur First will realize significant cost savings by terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and its related reporting obligations.

     The Plan provides for the merger of Decatur First Interim Corporation ("Interim") with and into Decatur First, with Decatur First surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 500 or fewer shares of Decatur First common stock of record will receive $17.50 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     This proxy statement provides you with detailed information about the proposed Reorganization and the election of Class I directors. We encourage you to read this entire document carefully.

     The board of directors has determined that the Plan is fair to Decatur First's unaffiliated shareholders and has approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of a majority of the votes entitled to be cast on the Plan. The current directors and executive officers of Decatur First beneficially own approximately 44.2% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Plan.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE SEC HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY NOR UPON THE ACCURACY OR ADEQUACY OF THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT IS ____________, 2005. WE FIRST MAILED THIS PROXY STATEMENT TO THE SHAREHOLDERS OF DECATUR FIRST ON OR ABOUT THAT DATE.

                                IMPORTANT NOTICES

     Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reorganization is effected. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

     We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

     We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

     (1) changes in economic conditions, both nationally and in our primary market area;

     (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

     (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

     (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

     The words "we," "our," and "us," as used in this proxy statement, refer to Decatur First and its wholly-owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS
                                                                             Page

SUMMARY TERM SHEET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

QUESTIONS AND ANSWERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
  PURPOSE OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . .   7
  ALTERNATIVES CONSIDERED . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  BACKGROUND OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . .   9
  REASONS FOR THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . . .  10
  POTENTIAL DISADVANTAGES OF THE REORGANIZATION . . . . . . . . . . . . . . .  12
  EFFECTS OF THE REORGANIZATION ON DECATUR FIRST. . . . . . . . . . . . . . .  12
  EFFECTS OF THE REORGANIZATION ON AFFILIATES . . . . . . . . . . . . . . . .  13
  EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS GENERALLY . . . . . . . . . .  14
  FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION . . . . . . . . . . .  15
  PRO FORMA EFFECT OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . .  18
  SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . . . . .  18
  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE . . . . . . . . .  18
  REORGANIZATION
  DETERMINATION OF FAIRNESS BY INTERIM AND OTHER DECATUR FIRST. . . . . . . .  23
  AFFILIATES
  OPINION OF INDEPENDENT FINANCIAL ADVISOR. . . . . . . . . . . . . . . . . .  23

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS. . . . . . . . . . .  33
  TIME AND PLACE OF MEETING . . . . . . . . . . . . . . . . . . . . . . . . .  33
  RECORD DATE AND MAILING DATE. . . . . . . . . . . . . . . . . . . . . . . .  33
  NUMBER OF SHARES OUTSTANDING. . . . . . . . . . . . . . . . . . . . . . . .  33
  PROPOSALS TO BE CONSIDERED. . . . . . . . . . . . . . . . . . . . . . . . .  33
  DISSENTERS' RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  PROCEDURES FOR VOTING BY PROXY. . . . . . . . . . . . . . . . . . . . . . .  33
  REQUIREMENTS FOR SHAREHOLDER APPROVAL . . . . . . . . . . . . . . . . . . .  34
  SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . .  35

PROPOSAL 1:  APPROVAL OF THE PLAN . . . . . . . . . . . . . . . . . . . . . .  36
  DESCRIPTION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  SOURCE OF FUNDS AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . .  38
  DISSENTERS' RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

PROPOSAL 2:  ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . .  43
  DIRECTOR NOMINEES AND CONTINUING DIRECTORS. . . . . . . . . . . . . . . . .  43
  MEETINGS AND COMMITTEES OF THE BOARD. . . . . . . . . . . . . . . . . . . .  44
  AUDIT COMMITTEE REPORT. . . . . . . . . . . . . . . . . . . . . . . . . . .  45

INFORMATION ABOUT DECATUR FIRST AND ITS AFFILIATES. . . . . . . . . . . . . .  46
  EXECUTIVE OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  STOCK OWNERSHIP BY AFFILIATES . . . . . . . . . . . . . . . . . . . . . . .  48
  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . . . . . . . . . .  50
  RECENT AFFILIATE TRANSACTIONS IN DECATUR FIRST STOCK. . . . . . . . . . . .  50
  STOCK PURCHASES BY DECATUR FIRST. . . . . . . . . . . . . . . . . . . . . .  51
  RELATED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . .  51
  MARKET FOR COMMON STOCK AND DIVIDENDS . . . . . . . . . . . . . . . . . . .  51
  DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . .  52
  INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . .  54
  DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS . . . . . . . . . . . .  54
  OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56


                                        i

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . .  58

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION. . . . . . . . . . . . . . . . .  60

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . .  64


                                       ***

APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . .  A-1

APPENDIX B  ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE. . . . . . .  B-1

APPENDIX C  OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . . .  C-1

APPENDIX D  VALUATION REPORT OF INDEPENDENT FINANCIAL ADVISOR. . . . . . . .  D-1

APPENDIX E  FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS. .  E-1
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

APPENDIX F  FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS. .  F-1
            FOR THE YEAR ENDED DECEMBER 31, 2003

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

  -  STRUCTURE  OF  THE  REORGANIZATION.  The  Plan  provides  for the merger of
     Interim with and into Decatur First, with Decatur First surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 500 or fewer shares of Decatur First common stock will receive $17.50 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

  - DETERMINATION OF SHARES "HELD OF RECORD." A shareholder who owns 500 or fewer shares of Decatur First common stock "of record" will receive $17.50 per share in cash in the Reorganization, while a record holder of more than 500 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares.

     As a result, a single shareholder with more than 500 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 500 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 500 shares, or acquire additional shares in the market prior to the effective date of the Reorganization.

  - EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS. See "Special Factors-Effects of the Reorganization on Affiliates" on page 13 and "-Effects of the Reorganization on Shareholders Generally" on page 14 for additional information about the effects of the Reorganization on shareholders, including:


     For  shareholders  who  retain  their  shares  in  the  Reorganization:

       -  decreased  liquidity  in  Decatur  First's  common  stock;
       -  decreased  access  to  publicly  available  information  about Decatur
          First;
       -  a  reduction  in  book  value;
       - a reduction in earnings per share for the nine months ended September 30, 2004;
       - an increase in earnings per share for the year ended December 31, 2003; and
       - a slight increase in their respective percentage ownership of our common stock.

     For  shareholders  receiving  cash  in  the  Reorganization:

     -     receipt  of  $17.50  per  share  in  cash;
     -     loss  of  their  equity  and  voting  interest  in  Decatur  First;

     - federal income tax liability for any cash received in the Reorganization; and
     - liquidation of a relatively illiquid ownership interest in Decatur First without incurring brokerage costs.

     Additional effects on affiliated shareholders (directors, executive officers and 10% shareholders):

     - elimination of individual reporting obligations under federal securities laws;
     - elimination of a "safe harbor" for dispositions of their shares under federal securities laws; and
     - slight consolidation of management ownership (from approximately 44.2% to 50.5% of shares outstanding).

  -  EFFECTS OF THE REORGANIZATION ON DECATUR FIRST.  As a result of the
     Reorganization:

     - Our number of record shareholders, measured as of December 21, 2004, will be reduced from approximately 809 to approximately 211, and the number of outstanding shares of Decatur First common stock will decrease from approximately 925,016 to approximately 795,393, resulting in a decrease in the number of shares that will be available for purchase and sale in the market;

     - We will be entitled to terminate the registration of our common stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company;

     - The book value per share of Decatur First common stock as of September 30, 2004 on a historical basis will be reduced by approximately 8.52%, from approximately $11.92 to approximately $10.91 on a pro forma basis;

     - Diluted Earnings per share of Decatur First common stock as of December 31, 2003 on a historical basis will be increased by approximately 3.66%, from approximately $0.82 to $0.85 on a pro forma basis, with diluted earnings per share as of September 30, 2004 on a historical basis being reduced by approximately 2.33%, from approximately $0.43 to $0.42;

     - Our shareholders' equity as of September 30, 2004 will be reduced by approximately 21.3%, from $11.0 million on a historical basis to approximately $8.7 million on a pro forma basis. Our regulatory capital, however, will increase as a result of the issuance of up to $3.0 million of trust preferred securities, including an increase in Tier 1 capital as of September 30, 2004 of approximately 5.4%, from $11.0 million on a historical basis to $11.6 million on a pro forma basis; and

     - The percentage ownership of Decatur First common stock beneficially owned by its executive officers and directors as a group will increase from approximately 44.2% to 50.5%.

          See  page  12  for  a  more  detailed  description  of  these effects.

     REASONS FOR THE REORGANIZATION. Our principal reasons for effecting the Reorganization are:

     - the direct and indirect cost savings of over $200,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

     - our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

          See  page  10  for  more  detailed  information.

  - FAIRNESS OF THE REORGANIZATION. We believe that the Reorganization is fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. The board of directors has approved the Plan and the transactions contemplated thereby. The board's opinion is based on several factors, which are summarized beginning on page 19. These factors include:

     - Independent Valuation: According to an independent valuation prepared by Burke Capital Group, LLC ("Burke Capital"), the fair market value of Decatur First common stock as of December 15, 2004 was $17.38 per share.

     - Opinion of Independent Financial Advisor: Burke Capital has delivered its opinion to our board of directors that the $17.50 per-share price to be paid in the Reorganization is fair, from a financial point of view, to Decatur First's shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. A copy of the opinion is attached as Appendix C. See "Special
                                                    -----------
          Factors-Opinion of Independent Financial Advisor" on page 23 for additional information.

     - Premium to Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.47 times Decatur First's September 30, 2004 book value per share, representing a 47% premium.

     - Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 21 times Decatur First's earnings per share for the year ended December 31, 2003 and 31 times its annualized earnings per share for the nine months ended September 30, 2004.

     - Historical Market Prices of Decatur First Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. The trading prices of our common stock over the past two years have ranged from $14.25 to $17.50 per share, with trades during the fourth quarter of 2004 ranging from $17.25 to $17.50. See "Information about Decatur First and its Affiliates-Recent Affiliate Transactions in Decatur First Stock," "-Stock Purchases by Decatur First," and "-Market for Common Stock and Dividends" on pages 50 and 51 for more specific information regarding prices at which our shares have been sold.

     -    Liquidity  Provided:   The  Reorganization  will  provide  liquidity,
          without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized trading market for our stock.

  - EFFECTIVENESS OF THE REORGANIZATION. The Reorganization will not be effected unless and until Decatur First's shareholders approve the Reorganization. Assuming this occurs, as shortly thereafter as is practicable, Decatur First will file articles or a certificate of merger with the Georgia Secretary of State and thereby effect the Reorganization. We anticipate that the

     Reorganization will be effected in the second quarter of 2005. See page 37 for more detailed information.

  - EFFECT OF THE REORGANIZATION ON OUTSTANDING OPTIONS. Outstanding options will not be affected by the Reorganization.

  - FINANCING FOR THE REORGANIZATION. We estimate that approximately $2,268,403 will be required to pay for the shares of Decatur First common stock exchanged for cash in the Reorganization and that the expenses related to the Reorganization will be approximately $85,000. We intend to finance the Reorganization with the proceeds from the issuance of up to $3.0 million in trust preferred securities. See "Proposal 1: Approval of the Plan-Source of Funds and Expenses" on page 38 for a description of the terms of the trust preferred securities.

  - DISSENTERS' RIGHTS. Shareholders are entitled to dissenters' rights in connection with the approval of the Plan. See page 39 and Appendix B for
                                                                  ----------
     additional  information.

                              QUESTIONS AND ANSWERS


Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our annual meeting of shareholders.

     This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We first sent this proxy statement, notice of the annual meeting and the enclosed proxy card on or about ____________, to all shareholders entitled to vote. The record date for those entitled to vote is __________, . On that date, there were __________ shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   WHAT IS THE TIME AND PLACE OF THE ANNUAL MEETING?

A: The annual meeting will be held on ____________, 2005, at [LOCATION], Decatur, Georgia 30030, at __:__ a.m./p.m. Eastern Time.

Q:   WHO MAY BE PRESENT AT THE ANNUAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the annual meeting in person. However, only holders of our common stock of record as of __________, may cast their votes in person or by proxy at the annual meeting.

Q:   WHAT  IS  THE  VOTE  REQUIRED?

A: The proposal to approve the Plan must receive the affirmative vote of the holders of a majority of the votes entitled to be cast on the Plan. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan.

     To be elected, a director nominee must receive more votes than any other nominee for the same seat on the board of directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. At the present time, we do not know of any competing nominees.

Q:   WHAT  IS  THE  RECOMMENDATION  OF  OUR  BOARD  OF  DIRECTORS  REGARDING THE
     PROPOSALS?

A: Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of Decatur First and its shareholders as a whole. Our board of directors has therefore approved the Plan and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Plan.

     Our board of directors also recommends a vote "FOR" the election of the Class I director nominees.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the annual meeting.

Q:   MAY  I  CHANGE  MY  VOTE  AFTER  I  HAVE  MAILED  MY  SIGNED  PROXY  CARD?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the annual meeting or attend the annual meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, HOW WILL MY SHARES BE VOTED?

A: Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Plan and may be voted at the broker's discretion on the proposal to elect directors.

Q: WILL MY SHARES HELD IN "STREET NAME" OR ANOTHER FORM OF RECORD OWNERSHIP BE COMBINED FOR VOTING PURPOSES WITH SHARES I HOLD OF RECORD?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   IF I AM RECEIVING CASH IN THE REORGANIZATION, WHEN WILL I GET MY MONEY?

A: After the annual meeting and the closing of the transaction, we will mail you instructions on how to exchange your stock certificate for cash. After you sign the forms provided and return your stock certificate, we will send you your cash.

Q:   I DO NOT KNOW WHERE MY STOCK CERTIFICATE IS.  HOW WILL I GET MY CASH?

A: The materials we will send you will include an affidavit that you will need to sign attesting to the loss of your certificate. We will require that you provide a bond to cover any potential loss to Decatur First.

Q:   WILL I HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE REORGANIZATION?

A:   Yes.  Please  see  page  39  and Appendix B for a discussion of dissenters'
                                      ----------
     rights  in  connection  with  the  Reorganization.

Q:   WHAT  IF  I  HAVE  QUESTIONS  ABOUT  REORGANIZATION  OR THE VOTING PROCESS?

A: Please direct any questions about the Reorganization or the voting process to our President and Chief Executive Officer, Judy B. Turner, at our main office located at 1120 Commerce Drive, Decatur, Georgia 30030, telephone
     (404)  373-1000.

                                 SPECIAL FACTORS

PURPOSE OF THE REORGANIZATION

     The primary purpose of the Reorganization is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our shareholders informed as to our business and financial status after the Reorganization, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

     Decatur First had approximately 809 record shareholders as of September 30, 2004, but approximately 86% of the outstanding shares as of that date were held by fewer than approximately 200 shareholders. As a result, there is a limited market for Decatur First's shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting our internal controls in preparation for an audit to be filed with the SEC.

     We are required to comply with many of the same securities law requirements as apply to large public companies with substantial compliance resources. Our resources are more limited, however, and securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us over $200,000. In light of this expense and the lack of an organized trading market for Decatur First's common stock, the board of directors believes Decatur First receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

     In light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

     The Plan is designed to substantially reduce the number of Decatur First's shareholders of record. As of December 21, 2004, Decatur First had approximately 612 shareholders who owned 500 or fewer shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares which will provide these shareholders liquidity, without brokerage charges, in a limited trading market. The Reorganization will also allow us to eliminate the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

ALTERNATIVES  CONSIDERED

     In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

     REVERSE STOCK SPLIT. We considered declaring a reverse stock split at a ratio of 1-for-500, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders not holding an even multiple of 500 shares. Although we did not precisely quantify the costs involved in the last alternative, they would be much higher than those involved in the Reorganization given that the number of shares to be repurchased would greatly exceed the number of shares repurchased under the merger structure. In view of the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, and given the cost involved in redeeming additional fractional interests, the board determined that a merger would be a more flexible and effective method of reducing the number of shareholders and rejected the reverse stock split alternative.

     ISSUER TENDER OFFER. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in Decatur First common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

     BUSINESS COMBINATION. We considered seeking a partner for a business combination transaction, such as a merger, consolidation or sale of all or substantially all of our assets. A business combination transaction could result in a surviving company with greater resources for compliance with disclosure and reporting requirements under the Securities Exchange Act and with a more active trading market, thus making registration under the Securities Exchange Act more beneficial to our shareholders. Business combinations, however, involve significant management time and expense, and require a great deal of effort to fully integrate personnel, customers and information systems. Although during 2003 we received oral expressions of interest from three other financial institutions, we have neither sought nor received any business combination proposals because our board believes such a venture would be detrimental to our ability to continue to operate as an independent community bank and would not be in the best interests of Decatur First and our shareholders. The board believes that by implementing a going-private transaction, our management will be better positioned to focus its attention on our customers and the community in which we operate.

     EXPENSE REDUCTIONS IN OTHER AREAS. While we might be able to offset the expenses relating to SEC registration and a large shareholder base by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe that the expense savings that the Reorganization will enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reorganization.

BACKGROUND OF THE REORGANIZATION

     Decatur First has filed reports under the Securities Exchange Act since 1997. These reports include annual, quarterly and current reports presenting and analyzing Decatur First's business, financial condition, results of operations and management structure; ongoing reports regarding insiders' stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although our public reporting obligations have existed for several years, the Sarbanes-Oxley Act has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Sarbanes-Oxley Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. As a result of these new requirements, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. We anticipate further increases resulting from the upcoming requirement that we prepare and file with the SEC a detailed audited report as to our internal controls for fiscal 2005. See "-Reasons for the Reorganization" on page 10.

     As a result of these new requirements under the Sarbanes-Oxley Act, in September 2004 the board of directors began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing Decatur First's status as a public company. At the September 14, 2004 board meeting, the board discussed these issues and the reverse stock split, merger and tender offer alternatives for going private with outside counsel to the Company. Following this meeting, the President and Chief Executive Officer examined Decatur First's shareholder list to evaluate the effects of various cash-out thresholds. On October 7, 2004, the board held a special meeting to discuss information regarding the appropriate cash-out threshold and the advantages and disadvantages of a going-private transaction as summarized in "-Reasons for the Reorganization" on page 10 and "-Potential Disadvantages of the Reorganization" on page 12. At this meeting, the board authorized management to continue to investigate a going-private transaction by obtaining a valuation of the Company's common stock, exploring financing alternatives and reviewing an updated shareholder list.

     In October 2004, the Company engaged Mauldin & Jenkins, LLC to prepare a valuation of the Company's common stock. The Company selected Mauldin & Jenkins based on its experience in rendering valuations and its knowledge of the financial services industry and the Company's business. On December 3, 2004, however, before a valuation report was delivered by Mauldin & Jenkins to the Company, outside counsel to the Company recommended that the Company also obtain a fairness opinion from an independent financial advisor regarding the cash price to be paid in the Reorganization. Based on counsel's recommendation, the Company asked Maudlin & Jenkins to expand the scope of its engagement to include providing a fairness opinion, but Mauldin & Jenkins was unable to do so.

     As a result, the Company, through counsel, interviewed three investment banking firms experienced in rendering fairness opinions, and on December 9, 2004 the Company selected Burke Capital to provide the fairness opinion regarding the price to be paid for the Company's common stock in the Reorganization. The Company selected Burke Capital based on (1) its reputation and experience in rendering valuations and fairness opinions, (2) its knowledge of the financial services industry and the Company's business and (3) the overall terms, including fees, of the engagement.

     Burke Capital informed the Company that in rendering its fairness opinion, it would be necessary for Burke Capital to prepare its own valuation of the Company's stock rather than rely on the Mauldin & Jenkins valuation. Accordingly, the services to be provided by Burke Capital included both a valuation of the Company's common stock and a fairness opinion regarding the price to be paid in the Reorganization.

Since the Company believed two valuations were not necessary, on December 6, 2004, the Company terminated the engagement of Mauldin & Jenkins in order to save a portion of the fees that would have otherwise been payable to Mauldin & Jenkins.

     On December 6, 2004, Mauldin & Jenkins delivered to the Company's President and Chief Executive Officer a confidential draft of the valuation of Decatur First's common stock based on its work through that date. Mauldin & Jenkins instructed our President and Chief Executive Officer that since the valuation was not final, the draft should be kept confidential. Accordingly, the draft was not presented to the board of directors of the Company and its contents were not considered by the board in establishing the price to be paid in the Reorganization.

     At the December 21, 2004 board meeting, the board ratified the engagement of Burke Capital and discussed the oral report given by Burke Capital that the fair market value of Decatur First common stock as of December 15, 2003 was $17.38. (See "-Opinion of Independent Financial Advisor" on page 23 for a summary of the valuation.) At this meeting the board also considered:

     -    the  alternatives  presented  under "-Alternatives Considered" on page
          8;

     - the benefits and disadvantages of the Reorganization as described below under "-Reasons for the Reorganization" and "-Potential Disadvantages of the Reorganization"; and

     - the fairness of the Reorganization to unaffiliated shareholders as described under "-Recommendation of the Board of Directors; Fairness of the Reorganization" on page 18.

     After a discussion of these factors and Burke Capital's independent valuation, the board of directors, including those directors who are not employees of Decatur First, set a $17.50 per share cash-out price, subject to receipt of the written valuation report and the fairness opinion from Burke Capital, and approved the other provisions of the Plan. The board determined specifically that the Reorganization was fair, from a financial and procedural point of view, to Decatur First's unaffiliated shareholders receiving cash under the Plan and to those retaining their shares, and directed that the Plan be submitted to the shareholders with a recommendation for approval.

     At the January 18, 2005 board meeting, the board approved issuing up to $3.0 million in trust preferred securities to finance the Reorganization. See "Proposal 1: Approval of the Plan-Source of Funds and Expenses" on page 38 for more information regarding the trust preferred securities.

     On February 4, 2005, Burke Capital delivered to Decatur First its written valuation report, dated as of December 15, 2004, and its opinion, dated January 19, 2005, that the $17.50 price to be paid in the Reorganization was fair, from a financial point of view, to Decatur First's shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. See "-Opinion of Independent Financial Advisor" on page 23. At the February 15, 2005 board meeting, the board reviewed the written valuation report and fairness opinion and unanimously reaffirmed its approval of the Plan, including the cash-out price of $17.50 per share and its determination that the Reorganization was fair, from a financial and procedural point of view, to Decatur First's unaffiliated shareholders receiving cash under the Plan and to those retaining their shares.

REASONS  FOR  THE  REORGANIZATION

     As described above in "-Purpose of the Reorganization," the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save over $200,000 per year in the following areas as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act.


Direct Costs
------------
Legal fees                      $ 19,000
Independent auditor fees          23,872
Accounting/internal controls
   consulting fees               107,000(1)
Edgar conversion, printing and
   mailing expenses               29,403
                                --------
                                $179,375
                                ========
Indirect Costs
--------------
Management and staff time       $ 20,625
                                --------

Total Costs                     $200,000
------------------------------  ========

     As is noted above, we incur substantial indirect costs in management time spent in securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff spend an average of approximately 14% of their time (equating to approximately 9 days per quarter) on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing Decatur First's disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders' stock ownership, and consulting with external auditors and counsel on compliance issues.

     Eliminating the registration of our common stock under the Securities Exchange Act will also:

     - reduce significantly Decatur First's legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described above; and

     - eliminate the information Decatur First is required to furnish to the SEC and the public.

     In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

     We believe that even though the one-time capital cost we will incur to repurchase shares in the Reorganization represents a significant multiple of our currently anticipated annual expense savings, we cannot predict that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and the absence of a meaningful

__________________

1 Does not include an anticipated one-time consulting expense of approximately $50,000 relating to our initial preparation of the required Internal Controls Report under Section 404 of the Sarbanes-Oxley Act.

corresponding benefit, the board determined that the capital cost of the Reorganization would serve the Company's long-term best interests.

POTENTIAL  DISADVANTAGES  OF  THE  REORGANIZATION

     No organized trading market currently exists for Decatur First's common stock. The market liquidity for shares of Decatur First's common stock after the Reorganization will be even less than it is now because the number of shares of Decatur First common stock available to be traded will decrease. A further decrease in the market liquidity for the shares of Decatur First common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Decatur First common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

     In addition, Decatur First will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reorganization. As a result, shareholders will have less legally mandated access to information about Decatur First's business and results of operations than they had prior to the Reorganization.

     Finally, the Reorganization will reduce Decatur First's capital. We believe, however, that Decatur First will continue to be "well capitalized" for regulatory purposes and that it will have sufficient capital to support anticipated growth.

EFFECTS  OF  THE  REORGANIZATION  ON  DECATUR  FIRST

     REDUCTION IN THE NUMBER OF SHAREHOLDERS OF RECORD AND THE NUMBER OF OUTSTANDING SHARES. Based on information as of December 21, 2004, we believe that the Reorganization will reduce our number of record shareholders from approximately 809 to approximately 211. We estimate that approximately 129,623 shares held by approximately 621 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of December 31, 2004 will decrease from approximately 925,016 to approximately 795,393. Accordingly, the already minimal liquidity of shares of Decatur First common stock will be further reduced.

     ELIMINATION OF SECURITIES EXCHANGE ACT REGISTRATION. Our common stock is currently registered under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any public reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be over $200,000 on an annual basis. See "-Background of the Reorganization" on page 9 and "-Reasons for the Reorganization" on page 10 for a discussion of the nature of the information we will no longer be required to provide.

     DECREASE IN BOOK VALUE. Because (1) the price to be paid to holders of 500 or fewer shares of common stock will be $17.50 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 129,623, (3) the total cost to Decatur First (including expenses) of effecting the Reorganization is expected to be approximately $2.4 million, and (4) at September 30, 2004, aggregate shareholders' equity in Decatur First was approximately $11.0 million, or $11.92 per share, Decatur First expects that, as a result of the Reorganization, the book value of common stock as of September 30, 2004 will be reduced from $11.92 per share on a historical basis to approximately $10.91 per share on a pro forma basis.

     EARNINGS PER SHARE. Diluted earnings per share of Decatur First common stock for the year ended December 31, 2003 on a historical basis will be increased from approximately $0.82 to $0.85 on a pro forma basis, with diluted earnings per share for the nine months ended September 30, 2004 on a historical basis being decreased from approximately $0.43 to $0.42 on a pro forma basis.

     DECREASE IN CAPITAL. As a result of the Reorganization, Decatur First's capital as of September 30, 2004 will be reduced by approximately 21.3%, from $11.0 million on a historical basis to approximately $8.7 million on a pro forma basis. Decatur First anticipates, however, that its regulatory capital will increase as a result of the issuance of up to $3.0 million of trust preferred securities, including an increase in Tier 1 capital as of September 30, 2004 of approximately 5.4%, from $11.0 million on a historical basis to $11.6 million on a pro forma basis; that it will be "well capitalized" for bank regulatory purposes; and that its subsidiary, Decatur First Bank, will remain "well capitalized" for bank regulatory purposes.

     EFFECT ON MARKET FOR SHARES. Our common stock is not listed on an exchange, nor will it be listed after the Reorganization. The failure to be listed on an exchange, together with the reduction in public information concerning Decatur First as a result of its not being required to file reports under the Securities Exchange Act, will adversely affect the already minimal liquidity of the common stock.

     FINANCIAL EFFECTS OF THE REORGANIZATION. We estimate that approximately $2,268,403 will be required to pay for the shares of Decatur First common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $85,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the total amount of cash that will ultimately be paid to shareholders in the Reorganization. You should read the discussion under "Proposal 1: Approval of the Plan-Source of Funds and Expenses" on page 38 for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

EFFECTS  OF  THE  REORGANIZATION  ON  AFFILIATES

     In addition to the effects the Reorganization will have on shareholders generally, which are described in the next section, the Reorganization will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Decatur First. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of Decatur First or the beneficial owner of 10% or more of Decatur First's outstanding shares, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

     BOOK VALUE AND EARNINGS PER SHARE. Assuming the Reorganization had been completed as of September 30, 2004, our affiliated shareholders would experience the same reduction in book value and earnings per share as our unaffiliated shareholders who will be retaining their equity interest in our company: (1) an 8.52% decrease in book value per share from $11.92 on a historical basis to $10.91 on a pro forma basis; and (2) a 2.33% decrease in diluted earnings per share for the first nine months of 2004 from $0.43 on a historical basis to $0.42 on a pro forma basis. If the Reorganization had been effected on December 31, 2003, their 2003 diluted earnings per share would have increased by 3.66%, from $0.82 on a historical basis to $0.85 on a pro forma basis. See "Information About Decatur First and Its Affiliates-Stock Ownership by Affiliates" on page 48 for information about the number of shares of Decatur First common stock held by our directors, executive officers and significant shareholders.

     NO FURTHER REPORTING OBLIGATIONS UNDER THE SECURITIES EXCHANGE ACT. After the Reorganization, Decatur First's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Decatur First will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

     CONSOLIDATION OF MANAGEMENT OWNERSHIP. As a result of the Reorganization, we expect that the percentage of beneficial ownership of Decatur First common stock held by our executive officers and directors as a group will increase slightly, from approximately 44.2% before the Reorganization to approximately 50.5% after the Reorganization. None of the affiliated shareholders will receive cash in the Reorganization because they each own more than 500 shares of Decatur First common stock.

     RULE 144 NOT AVAILABLE. Because Decatur First's common stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers and directors of Decatur First will be deprived of the ability to dispose of their shares of Decatur First common stock under Rule 144 of the Securities Act of 1933, which provides a "safe harbor" for resales of stock by affiliates of an issuer.

EFFECTS  OF  THE  REORGANIZATION  ON  SHAREHOLDERS  GENERALLY

     The Reorganization will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects will vary depending on whether the shareholder (1) receives cash for all of his or her shares, (2) receives cash for some, but not all, of his or her shares and remains a shareholder, or (3) does not receive cash for any of his or her shares and continues to hold the same number of shares following the Reorganization. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive cash for some of his or her shares while retaining ownership of the remaining shares following the Reorganization.

     The following sections describe the material effects that we expect to result from the Reorganization with respect to shares that are exchanged for cash and shares that are unaffected by the Reorganization. You may experience a combination of these effects if you receive cash for some of your shares while retaining ownership of other shares. The effects described below assume that 129,623 shares are exchanged for cash in the Reorganization.

     CASHED-OUT SHARES. As to shares of our common stock that are exchanged in the Reorganization for cash, shareholders will experience the following effects:

     -    Receipt  of Cash.  Shareholders will receive $17.50 in cash per share,
          ----------------
          without  interest.

     -    Loss  of  Ownership  Interest.    Shareholders will no longer have any
          -----------------------------
          equity or voting interest in Decatur First and will not participate in any future potential earnings or growth of the Company or in any shareholder votes.

     -    Taxes.  Shareholders  likely  will  be required to pay federal and, if
          -----
          applicable, state and local income taxes on cash received in the Reorganization. See "-Federal Income Tax Consequences of the Reorganization" on page 15.

     -    No  Trading  Costs.  Shareholders  will  be  able  to  liquidate their
          ------------------
          ownership  interests  without  incurring  brokerage  costs.

     REMAINING SHARES. As to shares of our common stock that are not exchanged for cash in the Reorganization, shareholders will experience the following effects:

     -    Continuing  Interest.  Shareholders  will  retain  an  ongoing  equity
          --------------------
          interest in Decatur First and the ability to participate in any future potential earnings or growth.

     -    Decreased  Liquidity.  We  anticipate that the liquidity of our common
          --------------------
          stock will decrease as a result of the reduction in the number of shareholders from approximately 809 to approximately 211. The absence of an established trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the Reorganization. See "-Effects of the Reorganization on Decatur First-Effect on Market for Shares" on page 13.

     -    Decreased  Access to Information.  If the Reorganization is completed,
          --------------------------------
          we intend to terminate the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the SEC. See "-Effects of the Reorganization on Decatur First-Elimination of Securities Exchange Act Registration" on page 12.

     -    Reduction  in  Book  Value Per Share.  Assuming the Reorganization had
          ------------------------------------
          been completed as of September 30, 2004, the book value per share of our common stock as of September 30, 2004 would have been reduced by 8.52%, from approximately $11.92 per share on a historical basis to approximately $10.91 per share on a pro forma basis.

     -    Earnings Per Share.  Assuming the Reorganization had been completed as
          ------------------
          of December 31, 2003, our diluted earnings per share would have increased from $0.82 per share on a historical basis for the year ended December 31, 2003 to approximately $0.85 per share on a pro forma basis. Had the Reorganization been completed as of September 30, 2004, the decrease would have been from approximately $0.43 per share on a historical basis to $0.42 per share on a pro forma basis, representing a 2.33% decrease.

     -    Slight  Increase in Percentage Interest.  Shareholders will experience
          ---------------------------------------
          a slight increase in their respective ownership percentages because there will be fewer shares outstanding.

FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  REORGANIZATION

     Presented below are the material federal income tax consequences of the Reorganization to: (1) shareholders (including any affiliated shareholders) who will receive cash in the Reorganization, (2) shareholders (including any affiliated shareholders) who will retain shares of Decatur First common stock after the Reorganization and (3) Decatur First itself.

     The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Decatur First shareholders in light of their particular circumstances. The discussion assumes that the Decatur First shareholders hold their shares of Decatur First common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     -    financial  institutions;

     -    insurance  companies;

     -    tax-exempt  organizations;

     -    dealers  in  securities  or  currencies;

     -    traders  in  securities  that  elect  to  mark-to-market;

     - persons that hold Decatur First common stock as part of a hedge, straddle or conversion transaction;

     - persons who are considered foreign persons for U.S. federal income tax purposes;

     - persons who acquired or acquire shares of Decatur First common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

     - persons who do not hold their shares of Decatur First common stock as a capital asset.

     ACCORDINGLY, WE RECOMMEND THAT DECATUR FIRST SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE REORGANIZATION IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS RECEIVING CASH IN THE REORGANIZATION. The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

     Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

     - the Reorganization results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reorganization;

     - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

     - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

     These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

     The receipt of cash by a shareholder in the Reorganization will result in a "complete redemption" of all of the shareholder's shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of common stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of common stock provided that (1) the shareholder constructively owns shares of common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Decatur First immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

     It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash in the Reorganization will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of common stock owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Decatur First's outstanding common stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be "not essentially equivalent to a dividend" if the Reorganization results in a "meaningful reduction" in the shareholder's proportionate interest in Decatur First.

     If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

     FEDERAL  INCOME TAX CONSEQUENCES TO SHAREHOLDERS WHO DO NOT RECEIVE CASH IN
                                                             ---
THE REORGANIZATION. Affiliated and unaffiliated shareholders who remain Decatur First shareholders following the Reorganization and do not receive any cash in the Reorganization will not recognize gain or loss as a result of the Reorganization. The Reorganization will not affect the adjusted tax basis or holding period of any shares of Decatur First common stock that a shareholder continues to own after the Reorganization.

     FEDERAL INCOME TAX CONSEQUENCES TO DECATUR FIRST AND DECATUR FIRST BANK. Neither Decatur First nor Decatur First Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reorganization.

     BACKUP WITHHOLDING. Non-corporate shareholders of Decatur First may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE REORGANIZATION. THUS, DECATUR FIRST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

PRO  FORMA  EFFECT  OF  THE  REORGANIZATION

     The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Decatur First's financial statements as of September 30, 2004, for the nine months ended September 30, 2004 and for the year ended December 31, 2003. Management has prepared this information based on its estimate that Decatur First will pay $2,268,403 to shareholders in the Reorganization. Please see "Pro Forma Consolidated Financial Information" beginning on page 59 for the complete pro forma financial information relating to this transaction.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

(In thousands except per share data)  As of and for the nine       As of and
                                           months ended        for the year ended
                                        September 30, 2004     December 31, 2003
                                      -----------------------  ------------------
Net interest income                   $                 2,937               3,477
Provision for loan losses                                 245                 185
Other income                                              578                 831
Other expense                                           2,796               3,256
Income tax expense                                        121                 175
Net income                            $                   352                 692

PER COMMON SHARE
Basic earnings per share              $                  0.44                0.87
Diluted earnings per share                               0.42                0.85
Book value                            $                 10.91               10.49

AT PERIOD END
Assets                                $               126,830             103,432
Shareholders' equity                  $                 8,676               8,337
Common shares outstanding                             795,369             794,834

Weighted average shares outstanding                   795,077             794,623

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION

     The board believes that the Plan is substantively and procedurally fair to Decatur First's unaffiliated shareholders who will receive cash in the Reorganization. The board also believes that the

Plan is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reorganization. The board of directors, including those directors who are not employees of Decatur First, has approved the Plan, and the board recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization.

     All of Decatur First's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Plan. The directors and executive officers of Decatur First beneficially owned approximately 44.2% of the shares outstanding as of December 31, 2004. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in "-Reasons for the Reorganization" on page 10, no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the Reorganization, including the effects described under "-Effects of the Reorganization on Decatur First" on page 12, "-Effects of the Reorganization on Affiliates" on page 13, and the relative advantages and disadvantages described under "-Reasons for the Reorganization" on page 10 and "-Effect of the Reorganization on Shareholders Generally" on page 14. The board also reviewed the tax and pro forma financial effects of the Reorganization on Decatur First and its shareholders.

     After the Reorganization, Decatur First's common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in Decatur First's stock. Decatur First's management determined that the Reorganization would result in cost savings of over $200,000 per year.

     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Decatur First has not had an organized trading market for its common stock and that Decatur First's shareholders derive little relative benefit from Decatur First's status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

     We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under "-Alternatives Considered" on page 8 for a description of these alternatives.

     SUBSTANTIVE FAIRNESS. The board considered numerous factors, discussed below, in reaching its conclusions that the Plan is substantively fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

     -    Opinion  of  Independent  Financial  Advisor.   Burke  Capital,  an
          --------------------------------------------
          independent financial advisor to the board of directors, has delivered its opinion to the board that the $17.50 per-share price to be paid in the Reorganization is fair, from a financial point of view, to Decatur First's shareholders, both those who will receive cash and those who will retain their shares in the

          Reorganization. The board reviewed and considered the financial analyses presented to it in connection with the opinion and adopted Burke Capital's conclusions and analyses as its own. The board considered the conclusions drawn in the fairness opinion as factors supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. A copy of the opinion is attached as Appendix C. See "-Opinion of
                                                    ----------
          Independent  Financial Advisor" on page 23 for additional information.

     -    Independent  Valuation.  According  to a report delivered to the board
          ----------------------
          by Burke Capital, the fair market value of Decatur First common stock as of December 15, 2004 was $17.38 per share. The board considered this report, as well as the underlying factors and methodologies, in support of its recommendation to approve the Plan and to arrive at its conclusion of fairness in relation to Decatur First's "going concern" value of the proposed cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. In determining the fairness of the transaction in relation to the "going concern" value, our board relied upon the factors, analyses and conclusions set forth by Burke Capital in its report and adopted these factors, analyses and conclusions as its own. The board did not consider the amount per share that might be realized in a sale of 100% of the stock of Decatur First because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control. The board determined specifically that a price of $17.50 per share, which exceeded the fair market value set forth in the independent valuation, was fair to both cashed-out and remaining shareholders in view of the involuntary nature of the transaction for those receiving cash, the relatively small incremental effect of the selected price on those retaining their shares, and Burke Capital's opinion as to the fairness of the consideration. See "-Opinion of Independent Financial Advisor" on page 23 for additional information.

     -    Premium  to  Book  Value.  The  price  per  share  to  be  paid in the
          ------------------------
          Reorganization reflects a 47% premium to Decatur First's September 30, 2004 book value per share. Although book value was a factor, among others, that the board considered in determining the cash consideration to be paid in the Reorganization, the board determined that it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities.

     -    Earnings  Multiple.  The  price  per  share  that  will be paid in the
          ------------------
          Reorganization reflects a multiple of 21 times Decatur First's earnings per share for the year ended December 31, 2003 and 31 times its annualized earnings per share for the nine months ended September 30, 2004. The board viewed these multiples as factors supporting its decision to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, both those receiving cash for their shares and those retaining their shares following the Reorganization.

     -    Historical  Market Prices of Decatur First Common Stock.  Our stock is
          -------------------------------------------------------
          not listed on an exchange, and there is not an organized trading market for our common stock. The range of trading prices for the common stock over the previous two years has been from $14.25 to $17.50 per share, with trades during the fourth quarter of 2004 ranging from $17.25 to $17.50 per share. In view of the limited amount of available data, the board principally considered the recent trading history of our common stock as a "base" or "benchmark" factor in its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash and those who would retain their shares following the Reorganization.

     -    Liquidity  Provided.  The  Reorganization  will  provide  liquidity,
          -------------------
          without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock. The board considered the opportunity to provide this liquidity as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders receiving cash in the Reorganization.

     -    Tax  Consequences.  The  board noted that the Reorganization would not
          -----------------
          result in a taxable event for shareholders retaining their shares in the Reorganization, as all of our directors and executive officers are entitled to do. The board also considered that, except with respect to shareholders who have acquired their shares within the prior 12 months, the cash consideration offered in the Reorganization would be taxed as a long-term capital gain for shareholders terminating their actual and constructive stock ownership in the Company. The facts that the transaction would not result in a taxable event to shareholders retaining their shares following the Reorganization contributed to the board's recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the Reorganization. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash in the Reorganization, the board determined that this negative factor was mitigated somewhat by the positive factor that the cash would be taxable to these shareholders only to the extent that the cash received exceeds the shareholders' basis, instead of fully taxable as a dividend.

     -    Absence  of Firm Offers.  The board considered the absence of any firm
          -----------------------
          offers for the acquisition of our company, the fact that the board has no plans to seek an acquisition of our company in the foreseeable future and its opinion that firm offers are not likely to be forthcoming as factors tending to support its recommendation to approve the Reorganization and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

     In connection with its fairness determination, and given its determination that the $17.50 per-share cash consideration represented a premium over book value, the board did not consider Decatur First's liquidation value for the following reasons. First, because the vast majority of a bank's assets and liabilities are monetary assets whose book values generally approximate their fair market values, the liquidation values of these assets and liabilities would generally command material discounts both to fair market value and, accordingly, book value. In addition to the liquidation discounts, because the liquidation of a financial institution is an extremely expensive and time-consuming process involving significant regulatory procedures and numerous regulatory approvals, the costs of the liquidation of a financial institution further reduce any net assets that would otherwise be available to shareholders following liquidation. In light of these factors, and because the Reorganization consideration was greater than Decatur First's book value, the board of directors concluded that the determination of a liquidation value was not material to the financial fairness of the transaction. However, it is not possible to predict with certainty the future value of our assets or liabilities or the intrinsic value that those assets or liabilities may have to a specific buyer that has not been identified. As a result, although we believe the possibility is remote, the liquidation of our assets and liabilities could conceivably produce a higher value than our value as a "going concern."

     After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $17.50 per share. The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reorganization as described in "-Background of the Reorganization" on page 9 and under "Proposal 2: Election of Directors-Director Nominees and Continuing Directors" on page 43, during the preceding two years for (1) the merger or consolidation of Decatur First into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Decatur First, (3) a tender offer for any outstanding shares of Decatur First common stock, or (4) the election of directors to our board.

     PROCEDURAL FAIRNESS. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of a majority of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of Decatur First's shares to consider and approve the Reorganization. The board also considered such a provision unnecessary in light of the fact that the Plan's provisions apply regardless of whether a shareholder is an affiliate and in view of a shareholder's right, whether affiliated or unaffiliated, to dissent from the merger and obtain the fair value of his or her shares under Georgia law.

     In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of Decatur First common stock from other shareholders prior to the effective time of the Reorganization. The Reorganization will also provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization.

     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Decatur First or by a majority of directors who are not employees of Decatur First. The board concluded that the Reorganization is fair regardless of whether certain other procedural safeguards were used, such as the retention of an unaffiliated shareholder representative, because the Plan treats affiliated and unaffiliated shareholders identically. In addition, because the board obtained a valuation and fairness opinion from an unaffiliated entity, it determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative would not provide any meaningful additional benefit. After consideration of the factors described above, the board believes that the Reorganization is procedurally fair notwithstanding the absence of such an unaffiliated shareholder approval requirement or unaffiliated representative.

     We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this proxy statement, together with Decatur First's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the Georgia Business Corporation Code, and subject to specified conditions set forth under Georgia law, shareholders have the right to review Decatur First's relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Decatur First's expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Decatur First's size and the cost of such procedures.

     After consideration of the factors described above, the board of directors has determined that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Decatur First's expense, to Decatur First's unaffiliated shareholders who will receive cash in the Reorganization. The board has also determined that the Plan is procedurally fair to unaffiliated shareholders who will retain their shares. Additionally, the board believes that the Plan is substantively fair to these constituencies. Finally, it has determined that the Plan is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Plan does not distinguish between these groups.

DETERMINATION  OF  FAIRNESS  BY  INTERIM  AND  OTHER  DECATUR  FIRST  AFFILIATES

     Interim was organized for the sole purpose of facilitating the Reorganization. Its sole shareholder is Decatur First, and its sole director and executive officer is Judy B. Turner, who is also Decatur First's President and Chief Executive Officer. Our affiliates consist of our directors and executive officers: John L. Adams, Jr., Merriell Autrey, Jr., Mary Bobbie Bailey, James A. Baskett, John Walter Drake, William F. Floyd, Robert E. Lanier, Carol G. Nickola, Lynn Pasqualetti, Roger K. Quillen, James T. Smith, III, Kirby
A. Thompson and Judy B. Turner. These affiliates, in addition to Interim, are deemed to be "filing persons" for purposes of this transaction.

     For Interim and each of Decatur First's affiliates, their purpose and reasons for engaging in the Reorganization, alternatives considered and analyses regarding financial and procedural fairness of the Reorganization to unaffiliated shareholders receiving cash in the Reorganization and to those retaining their shares were the same as those of the board of directors, and Interim and each of Decatur First's affiliates adopted the analyses of the board of directors and xx financial advisor with respect to these issues. Based on these factors and analyses, Interim and each of Decatur First's affiliates have concluded that the Reorganization is procedurally and substantively fair to Decatur First's unaffiliated shareholders who will receive cash in the Reorganization and to its unaffiliated shareholders who will retain their shares.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     Decatur First retained Burke Capital to act as its financial advisor in connection with the Reorganization, which is designed to enable Decatur First to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act. Burke Capital's financial advisory role included providing a valuation report detailing the fair market per share value of the shares to be cashed out ("cashed-out merger shares") as part of the Plan. Burke Capital also delivered a written opinion as to the fairness, from a financial point of view, to all Decatur First's shareholders, including the shareholders who will be cashed out as a result of the Plan and those shareholders remaining intact after the execution of the Plan. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

     Burke  Capital  prepared  its valuation report as of December 15, 2004 (the
"Valuation Date"), and determined that the fair market per share value of the cashed-out merger shares is $17.38 per share. The full text of Burke Capital's valuation report is attached as Appendix D. Decatur First's board, after an
                                    ----------
extensive evaluation of Burke Capital's valuation report, set and unanimously approved the cash-out price in the Plan at $17.50 per share. The ultimate decision and responsibility as to the pricing of the shares was made by the board of Decatur First.

     Burke Capital delivered its written opinion dated January 19, 2005 to the board of directors that the $17.50 per share price to be paid by Decatur First was fair, from a financial point of view, as of the date of the opinion, to all Decatur First shareholders, including those shareholders who will be cashed out as a result of the Plan and those shareholders remaining intact after the execution of the Plan. Burke Capital's opinion may not be quoted, used or circulated for any other purpose without its prior written consent, except for inclusion in this proxy statement.

     The  full text of Burke Capital's written opinion is attached as Appendix C
                                                                      ----------
to these materials. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. We urge you to read the entire opinion carefully in connection with the Plan.

     Burke Capital's opinion speaks only as of the date of the opinion. The opinion was directed to the Decatur First board of directors and relates only to the fairness of the Plan from a financial point of view. It does not address the underlying business decision of the proposed Plan, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Plan at the annual meeting or as to any other matter. Burke Capital's fairness opinion was among many factors taken into consideration by Decatur First's board of directors in making its determination of the cash-out price.

     In connection with rendering its January 19, 2005 opinion, Burke Capital reviewed and considered, among other things:

     - Certain publicly available financial statements and other historical financial information of Decatur First that it deemed relevant; and

     - Projected earnings, budgets and estimates for Decatur First prepared by and reviewed with senior management of Decatur First; and

     - The views of senior management of Decatur First, based on discussions with members of senior management, regarding Decatur First's business, financial condition, results of operations and future prospects; and

     - A comparison of certain financial information for Decatur First with similar publicly available information for certain other companies; and

     - The financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; and

     - The current market environment generally and the banking environment in particular; and

     - Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant; and

     - Reviewed the nature and terms of certain other "going private" transactions that it believed to be relevant; and

     - Reviewed the proxy statement with respect to the cash-out merger transaction's terms and conditions; and

     - The valuation of the voting shares of common stock of Decatur First prepared by Burke Capital; and

     - The historical record of reported arm's length transactions and trading activity of Decatur First's common stock; and

     - An analysis of the pro forma balance sheet and income statement changes as a result of the Plan.

     Decatur First's board of directors did not limit the investigations made or the procedures followed by Burke Capital in giving its opinion.

     In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Decatur First that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Decatur First or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Decatur First, nor did it review any individual credit files relating to Decatur First. With Decatur First's consent, Burke Capital assumed that the respective allowances for loan losses for Decatur First were adequate to cover such losses and will be adequate on a pro forma basis. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of Decatur First. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of Decatur First and the directors of Decatur First for the accuracy and completeness of the financial statements furnished to it.

     Burke Capital's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Plan and all related agreements are true and correct. Burke Capital also assumed that there has been no material change in Decatur First's assets, financial condition, and results of operations, business or prospects since the date of the last financial statements made available to them, that Decatur First will remain a "going concern" for all periods relevant to its analyses.

     In rendering its January 19, 2005 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital's comparative analyses is identical to Decatur First. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or change in control values, as the case may be, of Decatur First and the companies to which it is being compared.

     The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of Decatur First. With respect to all such financial projections and estimates, Decatur

First's management confirmed to Burke Capital that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Decatur First and Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by Decatur First were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Decatur First and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of preparing the valuation report and rendering its opinion. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital's analyses do not necessarily reflect the value of Decatur First's common stock or the prices at which Decatur First's common stock may be sold at any time.

     In addition, for the purposes of rendering its written opinion, Burke Capital assumed that (1) the Plan will be consummated in accordance with its terms, without any waiver of its material terms or conditions, and that obtaining the necessary shareholder approvals for the Plan will not have an adverse effect on Decatur First; and (2) the Plan is consummated in a manner that complies in all respects with applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Burke Capital expressed no opinion as to whether any alternative transaction might produce consideration for the holders of Decatur First's common stock in an amount in excess contemplated in the Plan.

     SUMMARY OF THE PLAN. Burke Capital reviewed the financial terms of the proposed transaction whereby shareholders that hold 500 or fewer shares of Decatur First common stock will receive $17.50 in cash in exchange for each share that they own. The estimated total cost to pay for shares exchanged for cash under the Plan will be $2,268,403. The shares cashed out in the Plan will be purchased through the issuance of $3,000,000 in trust preferred securities with a current rate of approximately 4.75%. For purposes of calculating the following valuation multiples, the expected cost savings during the first year after execution of the Plan are estimated at $150,000 (pre-tax and net of estimated expenses related to the Reorganization). All other shares will remain outstanding and be unaffected by the Plan. The table below summarizes the implied valuation multiples / premiums associated with the execution of the Plan.

PLAN OF REORGANIZATION HIGHLIGHTS:
--------------------------------------------------
Redemption Price / Common Share          $  17.50

Redemption Price / LTM Core EPS           29.15 x

Redemption Price / Book Value Per Share    1.47 x

Core Deposit Premium                         6.34%

     OVERVIEW  OF  ANALYSIS.     Burke  Capital's  analysis  included  (1)  a
comparison  of certain market multiples of similar publicly traded institutions,
(2) an analysis of selected premiums paid with respect to merger / change in control transactions and (3) a dividend discount and terminal value analysis. Burke Capital also considered the historical trading activity with respect to the marketability of Decatur First's common stock. Upon reconciliation of these separate items, Burke Capital presented a fair market per share value of the shares to be cashed out in the Plan.

     COMPARABLE PUBLIC COMPANIES ANALYSIS. Burke Capital used publicly available information to compare selected financial information for Decatur First and a group of selected financial institutions. The group consisted of Decatur First and nine bank holding companies, which we refer to as the Decatur First Peer Group. The Decatur First Peer Group consisted of selected Georgia banks with assets less than $350 million and having earned at least 25 basis points on average assets for the latest twelve months. While stocks trade principally on future earnings, Burke Capital believes there is a correlation between size and valuation; therefore, the comparables selected are similar in size and profitability to Decatur First. The public comparables approach utilized the multiples of price to the last twelve months' core earnings, price to current book value and core deposit premium (market value minus tangible book value to core deposits) to estimate value. The Decatur First Peer Group was comprised of the following institutions:

BANK HOLDING COMPANY                 CITY            Ticker
-----------------------------------  --------------  ------
CCF Holding Company                  Jonesboro        CCFH
Cherokee Banking Company             Canton           CHKJ
Community Capital Bancshares, Inc.   Albany           ALBY
Exchange Bancshares, Inc.            Milledgeville    EXCH
First Bank of Henry County           McDonough        FBHC
Georgia Bancshares, Inc.             Peachtree City   GABA
Georgia-Carolina Bancshares, Inc.    Augusta          GECR
Southern Community Bancshares, Inc.  Fayetteville     SNCB
Thomasville Bancshares, Inc.         Thomasville      THVB

     Burke Capital reviewed the trading multiples comparable to the Decatur First Peer Group and computed high, low, mean, and median multiples and premiums for the Peer Group. The median multiples and premiums were applied to Decatur First's financial information as of and for the period ended September 30, 2004 and were used to impute an average per share valuation. The table below reflects a range of the Peer Group's trading multiples as of the Valuation Date.

                  IMPLIED PEER GROUP TRADING MULTIPLES
                ---------------------------------------
                                Price/LTM       Core
                 Price/Book       Core        Deposit
                   Value        Earnings      Premium
                ------------  -------------  ----------
High                   2.63x         47.27x      23.25%
Mean                    1.86          25.74      13.07%
Median                  1.98          26.83      11.70%
Low                     1.26          16.11       3.72%

     The common stock of the Decatur First Peer Group is publicly traded and represents substantial shareholder liquidity. Decatur First is not currently trading on any established public exchange, the OTC Bulletin Board or the Pink Sheets; thus, Decatur First's common stock is not readily marketable. Decatur

First's management provided a record of trades, of which it is aware, that occurred during both 2003 and 2004. Decatur First recorded 22 stock transactions (34,390 shares) in 2003 at a weighted average price of $15.13 and 15 stock transactions (20,357 shares) in 2004 at a weighted average price of $17.10. Decatur First's lack of trading represents minimal liquidity for the current shareholders.

     Burke Capital analyzed the trading activity of the Peer Group and compared the results with those of Decatur First. The Peer Group's average daily trading volume is more than 1,000 shares, where as Decatur First's average daily trading volume is less than 100 shares. In order to reflect Decatur First's liquidity position, a valuation adjustment was applied to Decatur First's implied valuation from the companies in its Peer Group. As illustrated in the following table, Burke Capital derived an average valuation per share of Decatur First's common stock of $18.79.

                  IMPLIED VALUATION - PUBLIC MARKET COMPARABLES
--------------------------------------------------------------------------

                                          IMPLIED               WEIGHTED
METRIC                        MULTIPLES    VALUE    WEIGHTING   VALUATION
----------------------------  ----------  --------  ---------  -----------
Price / Book                      1.98x   $ 21,538     33.33%  $    7,179
Price / LTM Core Earnings        26.83x     15,581     33.33%       5,194
Core Deposit Premium              11.70%    20,996     33.33%       6,999
                                                               -----------
Implied Valuation                                              $   19,372
Valuation Adjustment                                               (1,168)
Adjusted Valuation                                             $   18,204
                                                               -----------
ADJUSTED PER SHARE VALUATION                                   $    18.79
                                                               ===========

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Burke Capital reviewed selected southeastern bank and thrift merger and acquisition transactions since January 1, 2003. A change in control merger transaction represents the strategic valuation of a company, which, in most instances, includes a change in control premium. Burke Capital is valuing Decatur First as a "going concern" entity, not under a change in control scenario. Burke Capital, after thoroughly studying the recent change in control premiums, is able to derive the financial or stand-alone valuation of a given entity. Specifically, Burke Capital selected bank and thrift merger and acquisition transactions according to the same criteria used in the comparable public companies analysis:

     -    Merger  and  acquisition  transactions announced after January 1, 2003

     -    Seller  located  in  the  Southeast  (AL,  GA,  NC,  SC,  TN)

     -    Seller  assets  between  $100  million  and  $200  million

     -    Seller  return  on  average  assets  greater  than  .25%

     Burke Capital selected ten transactions fitting the criteria listed above. The ten transactions selected included the following:

BUYER                                 STATE  SELLER                             STATE
------------------------------------  -----  ---------------------------------  -----
First Citizens Bancorporation         SC     People's Community Capital Corp.   SC
GB&T Bancshares, Inc.                 GA     FNBG Bancshares, Inc.              AL
BancorpSouth, Inc.                    MS     Premier Bancorp, Inc.              TN
United Community Banks, Inc.          GA     Liberty National Bancshares, Inc.  GA
First Community Bancshares, Inc.      VA     PCB Bancorp, Inc.                  TN
GB&T Bancshares, Inc.                 GA     Southern Heritage Bancorp, Inc.    GA
Greene County Bancshares, Inc.        TN     Independent Bankshares Corp.       TN
Yadkin Valley Bank and Trust Company  NC     High Country Financial Corp.       NC
GB&T Bancshares, Inc.                 GA     Baldwin Bancshares, Inc.           GA
United Community Banks, Inc.          GA     First Central Bancshares, Inc.     TN

     Burke Capital reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to book value, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These change in control multiples and premiums were applied to Decatur First's financial information as of and for the period ended September 30, 2004 and were used to impute Decatur First's strategic or change in control per-share valuation.

                 IMPLIED CHANGE IN CONTROL MULTIPLES
               ---------------------------------------
                               Price/LTM       Core
                Price/Book       Core        Deposit
                  Value        Earnings      Premium
               ------------  -------------  ----------
High                  3.29x         40.24x      33.28%
Mean                   2.66          28.96      20.62%
Median                 2.74          29.02      18.74%
Low                    1.97          19.29      12.50%

     The precedent transactions analysis represents change in control transactions since January 2003. In each transaction, the acquiring institution paid a substantial premium for the target institution, primarily for a control position in the acquired company. Control allows a buyer to make future decisions about the use of the acquired company's assets, decisions about business strategy and the opportunity for cost savings and revenue enhancements. To analyze the premiums paid in recent transactions, Burke Capital analyzed a peer group of precedent transactions since January 2003 that included selling institutions with a publicly traded security. On average, the financial value of the selling institution was 25% to 35% less than the change in control or strategic valuation.

     Burke Capital is valuing Decatur First on a "going concern" basis, not under a change in control scenario. The financial valuation of Decatur First excludes the premium paid in a change in control transaction. Thus, Burke Capital has adjusted Decatur First's implied strategic or change in control valuation to reflect Decatur First's financial valuation. As illustrated below, Decatur First's implied financial valuation per share is $17.82.

                     IMPLIED VALUATION - PUBLIC MARKET COMPARABLES
                     ---------------------------------------------

                                                     IMPLIED                WEIGHTED
METRIC                                   MULTIPLES    VALUE    WEIGHTING    VALUATION
---------------------------------------  ----------  --------  ----------  -----------
Price / Book                                 2.74x   $ 30,184      33.33%  $   10,061
Price / LTM Core Earnings                   29.02x     16,855      33.33%       5,618
Core Deposit Premium                         18.74%    26,993      33.33%       8,998
                                                                           -----------
Strategic / Change in Control Valuation                                    $   24,677
Valuation Adjustment                                                           (7,403)
Financial Valuation                                                        $   17,274
                                                                           -----------
ADJUSTED PER SHARE FINANCIAL VALUATION                                     $    17.82
                                                                           ===========

     DIVIDEND DISCOUNT AND TERMINAL VALUE ANALYSIS. Burke Capital performed a dividend discount and discounted terminal value analysis to determine the range of fair values of Decatur First's common stock in today's values. The range of per share values is based on the present value of the expected future dividends to be paid as well as the present value of Decatur First's 2008 terminal valuation. For its analysis, Burke Capital relied on the four-year financial projections developed by Decatur First's management. Burke Capital calculated a terminal value for Decatur First based on the five year average multiples of trailing earnings and book value derived from profitable Southeastern publicly traded bank holding companies with assets between $100 million and $200 million. The future dividends stream and calculated terminal value was discounted to the present time period using a range of discount rates. Burke Capital utilized a range of discount rates of 12.0% to 16.0%, which reflects the risk associated with the cash flows in question. The results of this analysis are summarized in the following table.

                                                           Discount Rates
                                                   ------------------------------
                             Terminal   Multiple
Metric                       Multiple  Weighting     12%        14%        16%
---------------------------  --------  ----------  --------  ----------  --------
Book Value                     16.00x         50%  $ 8,148   $   7,585   $ 7,069

LTM Earnings                    1.50x         50%  $ 7,808   $   7,268   $ 6,680
                                                   --------  ----------  --------

IMPLIED VALUATION                                  $15,956   $  14,853   $13,749
                                                   ========  ==========  ========

IMPLIED PER SHARE VALUATION                        $ 16.58   $   15.54   $ 14.51

     The analysis resulted in a range of present values of $14.51 per share to $16.58, with a median valuation per share of $15.54. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Burke Capital noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

     SUMMARY VALUATION ANALYSIS. Burke Capital, in its valuation report, provided the board of directors of Decatur First with a fair market per share valuation for the Plan was $17.38. The table below is a summary breakdown of the fair market per share valuation.

                                                Valuation    Weighted
                                                   Per      Valuation
Approach                Weighting   Valuation     Share     Per Share
----------------------  ----------  ----------  ----------  ----------
Public Comparables          33.33%  $   18,303  $    18.79  $     6.26
Precedent Transactions      33.33%  $   17,274  $    17.82  $     5.94
Discounted Cash Flow        33.33%  $   14,853  $    15.54  $     5.18
                                                            ----------
Valuation Per Share                                         $    17.38
                                                            ==========

     Burke Capital analyzed the Reorganization from the point of view of the shareholders who will remain after the transaction. In order to measure the impact of the cash-out merger transaction on Decatur First's operating results, financial condition and capital ratios, Burke Capital analyzed pro forma effects of the Reorganization on 2004 operating results (assuming the Reorganization was executed January 1, 2004). In performing this analysis, Burke Capital relied on certain assumptions provided by Decatur First management relating to earnings projections, as well as the structure of costs associated with the transaction.

     Based on management estimates, the Plan will result in approximately 129,623 shares being cashed out at $17.50 per share for a total cost of $2,268,403. The purchase of the shares will be financed through the issuance of $3,000,000 in trust preferred securities with a current rate of approximately 4.75%. For purposes of the following pro forma calculations, Decatur First's expected cost savings during the first year after execution of the Plan are estimated at $150,000 (pre-tax and net of estimated expenses related to the Reorganization). The following table highlights the 2004 projected pro forma impact on Decatur First.

($THOUSANDS)                             PRO FORMA      %
                                 2004E     2004E     CHANGE
                                -------  ----------  -------
Equity                          $11,237  $    8,974   -20.1%
Tier 1 Equity *                  11,237      11,974     6.6%
Net Income                          622         627     0.8%
Projected E.P.S. Accretion      $  0.64  $     0.75    16.4%
Projected Book Value Dilution   $ 12.15  $    11.28    -7.1%

* Pro forma Tier 1 equity includes the $3m in issued Trust Preferred Securities.

     As a result, it is anticipated that the shareholders who are not cashed out could see substantial earnings per share accretion as well as slight book value per share dilution. However, Decatur First anticipates financing the Plan through the issuance of trust preferred securities which will result in additional tier one capital for regulatory purposes and should not negatively impact future earnings and growth prospects.

     The common shares of Decatur First do not trade on any organized exchange and there is little liquidity in the shares. It is the opinion of Burke Capital that the Reorganization will have little effect on the liquidity of the shares.

     Based upon the forgoing analyses and other investigations and assumptions, without giving specific weightings to any one factor or comparison, it is the opinion of Burke Capital that the per share price of $17.50 in cash offered to the shareholders who will be cashed out is fair from a financial point of view. Furthermore, it is Burke Capital's opinion that the effect of the Plan on the shareholders who will remain intact is fair from a financial point of view.

     Decatur First has agreed to pay Burke Capital $10,000 for rendering the Valuation and the Fairness Opinion. Decatur First has also agreed to reimburse Burke Capital for its reasonable out-of-pocket expenses and to indemnify Burke Capital against certain liabilities, including liabilities under the federal securities laws.

YOU ARE ENCOURAGED TO READ THE BURKE CAPITAL OPINION AND VALUATION REPORT IN THEIR ENTIRETY. THE FULL TEXT OF THE BURKE CAPITAL OPINION IS ATTACHED AS APPENDIX C AND THE FULL TEXT OF THE BURKE CAPITAL VALUATION REPORT IS ATTACHED
-----------
AS  APPENDIX  D  TO  THIS  PROXY  STATEMENT.
    -----------

                            INFORMATION REGARDING THE
                         ANNUAL MEETING OF SHAREHOLDERS

TIME  AND  PLACE  OF  MEETING

     We are soliciting proxies through this proxy statement for use at the annual meeting of Decatur First shareholders. The annual meeting will be held at __:__ a.m./p.m. on ____________, 2005, at [LOCATION], Decatur, Georgia 30030.

RECORD  DATE  AND  MAILING  DATE

     The close of business on __________, 2005 is the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about ____________, 2005.

NUMBER  OF  SHARES  OUTSTANDING

     As of the close of business on the record date, Decatur First had 10,000,000 shares of common stock, $5.00 par value, authorized, of which ______ shares were issued and ______ shares were outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PROPOSALS  TO  BE  CONSIDERED

     THE REORGANIZATION. Shareholders will be asked to vote on the Plan, which provides for the merger of Decatur First Interim Corporation with and into Decatur First, with Decatur First surviving the merger and the holders of 500 or fewer shares of Decatur First common stock receiving $17.50 in cash in exchange for each of their shares of such stock. The terms of the Plan are described beginning  on  page 36.  The full text of the Plan is set forth in Appendix A to
                                                                   ----------
the enclosed proxy statement. The Reorganization is designed to take Decatur First private by reducing its number of shareholders of record below 300.

     ELECTION OF DIRECTORS. Shareholders will be asked to elect four persons to serve as Class I directors for a three-year term. The nominees for Class I directors, as well as the continuing directors, are described on page 43.

DISSENTERS' RIGHTS

     Shareholders are entitled to dissenters' rights in connection with the Plan. See "Proposal 1:
Approval  of  the  Plan-Dissenters'  Rights"  on  page  39.

PROCEDURES  FOR  VOTING  BY  PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan, FOR the election of the director nominees and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the annual meeting.

     You can revoke your proxy at any time before it is voted by delivering to Decatur First's Corporate Secretary, at 1120 Commerce Drive, Decatur, Georgia 30030, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the annual meeting and voting in person.

REQUIREMENTS  FOR  SHAREHOLDER  APPROVAL

     A quorum will be present at the meeting if a majority of the outstanding shares of Decatur First common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

     Approval of the Plan requires the affirmative vote of a majority of the votes entitled to be cast on the Plan. On December 31, 2004, Decatur First's directors and executive officers owned, directly or indirectly, 455,200 shares, representing approximately 44.2% of the outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he intends to vote his shares in favor of the Plan.

     To be elected, a director nominee must receive more votes than any other nominee for the same seat on the board of directors. Only those votes actually cast for the election of a director will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. At the present time, we do not know of any competing nominees.

     Any other matter that may properly come before the annual meeting requires that more shares be voted in favor of the matter than are voted against the matter.

     ABSTENTIONS. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the _____ shares outstanding as of the record date, a quorum will consist of _____ shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the annual meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. On the other hand, abstentions will not affect the outcome of the election of the director nominees because a director nominee must only receive more votes than any other competing nominee. Additionally, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

     BROKER NON-VOTES. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in the broker's own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in the
                                                                 ---
their  own  discretion with respect to the proposal to approve the Plan, but may
                                                                             ---
vote in their own discretion with respect to the election of the director nominees. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of the election of directors or of any other proposal properly brought before the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by our board of directors, and Decatur First will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                        PROPOSAL 1:  APPROVAL OF THE PLAN

DESCRIPTION OF THE PLAN

     PARTIES TO THE MERGER.

     Decatur  First  Bank Group, Inc.  Decatur First was incorporated in Georgia
     -------------------------------
on August 2, 1996 and became a bank holding company by acquiring all of the common stock of Decatur First Bank, a Georgia state bank headquartered in Decatur, DeKalb County, Georgia (the "Bank"). The Bank opened for business in the third quarter of 1997. As of September 30, 2004, Decatur First had $126 million in consolidated assets, $117 million in deposits and $11 million in shareholders' equity.

     Decatur  First  Interim  Corporation.  Interim  is  a  newly formed Georgia
     ------------------------------------
corporation, organized solely for the purpose of facilitating the Reorganization, and is a wholly-owned subsidiary of Decatur First. Interim will merge with and into Decatur First and will cease to exist after the Reorganization. Interim has no significant assets, liabilities or shareholders' equity, and has conducted no business activities other than those incidental to its formation, the execution of the merger agreement and assistance in preparing various Securities and Exchange Commission filings related to the Reorganization. The principal executive offices of Interim are located at 1120 Commerce Drive, Decatur, Georgia 30030.

     STRUCTURE OF THE REORGANIZATION. The Plan provides for the merger of Interim with and into Decatur First, with Decatur First surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 500 or fewer shares of Decatur First common stock will receive $17.50 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization. The directors and executive officers of Decatur First after the Reorganization will be the same as the directors and executive officers of Decatur First immediately prior to the Reorganization.

     EFFECT ON SHAREHOLDERS. A shareholder who owns 500 or fewer shares of Decatur First common stock "of record" will receive $17.50 per share in cash in the Reorganization, while a record holder of more than 500 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares.

     As a result, a single shareholder with more than 500 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 500 or fewer shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing more than 500 shares, or acquire additional shares in the market prior to the effective date of the Reorganization.

     EFFECT ON OUTSTANDING STOCK OPTIONS. The holders of outstanding stock options issued by Decatur First will continue to hold those securities. The terms of the options will not be affected by the Reorganization.

     LEGAL EFFECTIVENESS. As soon as practicable after shareholder approval of the Plan, we will file articles or a certificate of merger with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Decatur First common stock who are entitled to receive cash in the Reorganization. The Reorganization will be effective upon filing of the articles or certificate of merger with the Georgia Secretary of State. We anticipate that this will occur in the second quarter of 2005.

     On the effective date of the Reorganization, each shareholder who owns 500 or fewer shares of record immediately prior to the Reorganization will not have any rights as a Decatur First shareholder and will have only the right to receive cash as provided under the Plan.

     EXCHANGE OF STOCK CERTIFICATES FOR CASH. The Letter of Transmittal will provide the means by which shareholders will surrender their Decatur First stock certificates and obtain the cash to which they are entitled. If certificates evidencing Decatur First common stock have been lost or destroyed, Decatur First may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Decatur First in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Decatur First and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Decatur First. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Decatur
First  will  bear  these  costs.

     THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REORGANIZATION. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. ASSUMING YOU SUBMIT YOUR STOCK CERTIFICATE(S) PROMPTLY THEREAFTER, WE EXPECT THAT YOU WILL RECEIVE YOUR CASH PAYMENT WITHIN APPROXIMATELY FOUR WEEKS AFTER THE EFFECTIVE DATE OF THE REORGANIZATION.

     CONDITIONS AND REGULATORY APPROVALS. Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

     TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION. Decatur First's common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Decatur First has fewer than 300 shareholders of record. Upon the completion of the Reorganization, Decatur First will have approximately 211 shareholders of record. We intend to apply for termination of the registration of Decatur First's common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

     Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Decatur First to its shareholders and to the SEC and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to Decatur First. Furthermore, Decatur First's affiliates may be deprived of the ability to dispose of their Decatur First common stock under Rule 144 promulgated under the Securities Act of 1933.

     We estimate that termination of the registration of Decatur First common stock under the Securities Exchange Act will save Decatur First over $200,000 per year in legal, accounting, printing, management time and other expenses per year. See "Special Factors-Effects of the Reorganization on Decatur First" on page 12.

SOURCE OF FUNDS AND EXPENSES

     We estimate that approximately $2,268,403 will be required to pay for the shares of Decatur First common stock exchanged for cash in the Reorganization. Additionally, Decatur First will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

          SEC filing fees             $   267
          Legal fees                   50,000
          Financial advisory fees      17,000
          Printing and mailing costs   14,000
          Miscellaneous                 3,733
                                      -------
                  Total               $85,000
                                      =======

     Decatur First intends to finance the cash amount to be paid to shareholders and the expenses related to the Reorganization with the proceeds from an offering of up to $3.0 million in trust preferred securities. The offering of trust preferred securities is expected to be completed by May 1, 2005 and will be made through a private offering by a wholly-owned statutory trust subsidiary of Decatur First in a transaction that will not be registered under the Securities Act of 1933 in reliance on one or more exemptions from the registration requirements of the Securities Act. The trust preferred securities:

     -    will  have  a  term  of  30  years;

     - will be redeemable by Decatur First at any time after five years from the issuance date, subject to Federal Reserve approval if required;

     - will be redeemable by Decatur First upon the occurrence of various changes in laws or regulation that affect the capital, tax or regulatory treatment of the trust preferred securities, subject to Federal Reserve approval if required;

     - will pay cumulative quarterly preferred distributions at a floating rate equal to the three-month LIBOR plus 210 basis points;

     - may be subject to the deferral of distribution for a period of up to five years without resulting in a default; and

     -    will  be  issued  at  face  value.

     Although subordinated to any senior debt obligations of Decatur First, including other subordinated debt of the Company, the trust preferred securities (as unsecured debt) will have a preferential right to distributions ahead of holders of common stock. Accordingly, in the event of liquidation of Decatur First, holders of trust preferred securities would receive any liquidating distributions before holders of Decatur First common stock. Additionally, Decatur First will not be able to (1) make payments of principal and interest in connection with the trust preferred securities if Decatur First is in default with respect to any senior debt obligations, or (2) pay dividends to holders of its common stock if Decatur First is in default as to any payment obligations to holders of the trust preferred securities or at any time that the trust preferred securities are subject to a deferral of dividends payable. The trust preferred securities will not be convertible, nor will they be subject to any sinking fund.

     The issuance of the trust preferred securities is not expected to limit our ability to incur any additional indebtedness, including indebtedness that will rank superior in priority of payment to the trust preferred securities. Additionally, we expect there to be no requirement that Decatur First maintain any specific financial related ratio in connection with the issuance of the trust preferred securities.

     Decatur First anticipates that up to approximately $2.9 million of the trust preferred securities will qualify for Tier 1 capital treatment for bank regulatory purposes. Decatur First can give no assurance that the trust preferred securities offering will be successful.

     We also maintain a $2.0 million line of credit with Nexity Bank, which bears interest at a rate of prime minus 1.0%. Currently, approximately $2.0 million is available for us to draw on this line of credit. While this line of credit is available for financing the Reorganization, we do not plan to draw on this line of credit to finance the Reorganization and we do not have any other alternative source of financing for the Reorganization.

DISSENTERS' RIGHTS

     Pursuant to the provisions of the Georgia Business Corporation Code, Decatur First's shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. Holders of Decatur First common stock who fulfill the requirements described below will be entitled to assert dissenters' rights. Shareholders considering initiation of a dissenters' proceeding should review this section in its entirety. A dissenters' proceeding may involve litigation.

     PRELIMINARY PROCEDURAL STEPS. Pursuant to the provisions of Article 13 of the Georgia Business Corporation Code, if the Plan is consummated, you must:

     - give to Decatur First, prior to the vote at the annual meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of Decatur First common stock (hereinafter referred to as "shares");

     -    not  vote  in  favor  of  the  Plan;  and

     - comply with the statutory requirements summarized below. If you perfect your dissenters' rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

     You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Decatur First in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

     WRITTEN DISSENT DEMAND. Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters' rights.

     Any written objection to the Plan satisfying the requirements discussed above should be addressed to Decatur First Bank Group, Inc., 1120 Commerce Drive, Decatur, Georgia 30030, Attn: Corporate Secretary.

     If the shareholders of Decatur First approve the Plan at the annual meeting, Decatur First must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfy the foregoing requirements. The Dissenters' Notice must be sent within ten (10) days after the effective date of the Reorganization and must:

     - state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

     - inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

     - set a date by which Decatur First must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

     - be accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

     A record shareholder who receives the Dissenters' Notice must demand payment and deposit his or her certificates with Decatur First in accordance with the Dissenters' Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the Reorganization. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters' Notice, is not entitled to payment for his or her shares under Article 13 of the Georgia Business Corporation Code.

     Except as described below, Decatur First must, within ten (10) days of the later of the effective date of the Reorganization or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Decatur First estimates to be the fair value of the shares, plus accrued interest from the effective date of the Reorganization. Decatur First's offer of payment must be accompanied by:

     -    recent  financial  statements  of  Decatur  First;

     -    Decatur  First's  estimate  of  the  fair  value  of  the  shares;

     -    an  explanation  of  how  the  interest  was  calculated;

     - a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

     -    a  copy  of  Article  13  of  the  Georgia  Business Corporation Code.

     If the dissenting shareholder accepts Decatur First's offer by written notice to Decatur First within 30 days after Decatur First's offer, Decatur First must pay for the shares within 60 days after the later of the making of the offer or the effective date of the Reorganization.

     If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Decatur First must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Decatur First must send a new Dissenters' Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

     Section 14-2-1327 of the Georgia Business Corporation Code provides that a dissenting shareholder may notify Decatur First in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if:

     - He or she believes that the amount offered by Decatur First is less than the fair value of his or her shares or that Decatur First has calculated incorrectly the interest due; or

     - Decatur First, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A  dissenting  shareholder  waives his or her right to demand payment under
Section 14-2-1327 unless he or she notifies Decatur First of his or her demand in writing within 30 days after Decatur First makes or offers payment for the dissenting shareholder's shares. If Decatur First does not offer payment within ten (10) days of the later of the Reorganization's effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Decatur First's payment offer, and Decatur First must provide such information within ten (10) days after receipt of the written demand. The shareholder may notify Decatur First of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

     LITIGATION. If a demand for payment under Section 14-2-1327 remains unsettled, Decatur First must commence a nonjury equity valuation proceeding in the Superior Court of DeKalb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Decatur First does not commence the proceeding within those 60 days, the Georgia Business Corporation Code requires Decatur First to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Decatur First is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Decatur First, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Decatur First if the court finds Decatur First did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Business Corporation Code, or against either Decatur First or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Business Corporation Code.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Decatur First, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the effective date of the Reorganization, regardless of whether notice of the Plan and of the right to dissent were given by Decatur First in compliance with the Dissenters' Notice and payment offer requirements.

     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the Georgia Business Corporation Code, included as Appendix B to this proxy statement. If you intend
                              ----------
to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any
----------
further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

     We have not made any provision to grant you access to any of the corporate files of Decatur First, except as may be required by the Georgia Business
Corporation Code, or to obtain legal counsel or appraisal services at the expense of Decatur First.

     Any dissenting shareholder who perfects his or her right to be paid the "fair value" of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors-Federal Income Tax Consequences of the Reorganization" on page 15.

                       PROPOSAL 2:  ELECTION OF DIRECTORS

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

     The board of directors consists of 12 members and is divided into three classes, which are as nearly equal in number as possible. The directors in each class serve for staggered terms of three years each. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of their successors. The board of directors unanimously recommends that the shareholders elect the persons identified below as director nominees to serve as Class I directors for a three-year term expiring in 2008. The following table sets forth for each nominee and each continuing director:
(a) his or her name; (b) his or her age at December 31, 2004; (c) how long he or she has been a director of the Company; (d) his or her position(s) with the Company, other than as a director; and (e) his or her principal occupation and business experience for the past five years. Each of the directors listed below is also a director of Decatur First Bank and a United States citizen. The address for each of the directors listed below is c/o Decatur First Bank, 1120 Commerce Drive, Decatur, Georgia 30030.

                                                         POSITION WITH DECATUR FIRST
NAME (AGE)                              DIRECTOR SINCE   AND BUSINESS EXPERIENCE
-------------------------------------  ----------------  ----------------------------------------------

CLASS I DIRECTOR NOMINEES
(For Three-Year Term Expiring 2008):

John L. Adams, Jr. (50)                        1996        Real Estate Broker; President and Managing
                                                           Broker, Columbia Asset Management
                                                           Corporation

Mary Bobbie Bailey (76)                        1996        Chairman of Decatur First; Business Owner;
                                                           President, Entertainment Resource Services,
                                                           Inc.; President, Bailey Design Company

Lynn Pasqualetti (49)                          1996        Accountant; President and Co-Owner, HLM
                                                           Accounting & Tax, Inc.

Kirby A. Thompson (50)                         1997        Vice President, Legislative Affairs, Equifax
                                                           (since April 2001); Business Owner, KAT
                                                           Consulting (from 1996 to 2001)

CLASS II CONTINUING DIRECTORS
(Term Expires 2006):

Merriell Autrey, Jr. (79)                      1996        Retired Banker

John Walter Drake (60)                         1997        Attorney; McCurdy & Candler LLC

William F. Floyd (58)                          1996        Construction; President, William F. Floyd
                                                           Construction, Inc., (since 2003); Mayor, City
                                                           of Decatur; Treasurer, Champion
                                                           Construction Co. (1996-2003)

Robert E. Lanier (65)                          1996        Secretary of Decatur First; Real Estate
                                                           Development; President, REL Properties,
                                                           Inc.

Roger K. Quillen (51)                          1996        Attorney; Chairman and Managing Partner,
                                                           Fisher & Phillips LLP


                                       43

                                                         POSITION WITH DECATUR FIRST
NAME (AGE)                              DIRECTOR SINCE   AND BUSINESS EXPERIENCE
-------------------------------------  ----------------  ----------------------------------------------


CLASS III CONTINUING DIRECTORS
(Term Expires 2007):

James A. Baskett (57)                          1996        Business Owner; Prolific Impressions, Inc., a
                                                           publishing company; City of Decatur
                                                           Commissioner.

Carol G. Nickola (53)                          1996        Chief Nursing Officer of Atlanta Medical
                                                           Center, TenetHealth

James T. Smith, III (64)                       1998        Business Owner; Three S Company and
                                                           Rutland Contracting Company, grading and
                                                           utility contractors

Judy B. Turner (58)                            1996        President and Chief Executive Officer of
                                                           Decatur First

     During the past five years, none of the above-named persons have been convicted in a criminal proceeding or have been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MEETINGS AND COMMITTEES OF THE BOARD

     During the year ended December 31, 2004, the board of directors of Decatur First held 15 meetings and the board of directors of the Bank held 15 meetings. All incumbent directors attended at least 75% of the total number of meetings of the Company's board of directors and committees of the board on which they serve.

     NOMINATING COMMITTEE. Decatur First does not have a standing nominating committee for director nominees and has not adopted a nominating committee charter. Rather, the full board of directors participates in the consideration of director nominees. Each of the Company's directors, except for Ms. Turner, is an independent director under the National Association of Securities Dealers' definition of "independent director." Since Decatur First is a small business issuer and only one of its directors is not independent, the Company believes a standing nominating committee for director nominees is not necessary. See "Information about Decatur First and Its Affiliates-Director Nominations and Shareholder Communications" on page 54.

     The board of directors has established, however, a Nominating Committee, which is responsible for nominating individuals to serve as officers of Decatur First and to serve on the Executive Committee of Decatur First. The members of the Nominating Committee are John Walter Drake (chairperson), John L. Adams, Jr. and Kirby A. Thompson. During the fiscal year ended December 31, 2004, the Nominating Committee held one meeting.

     AUDIT AND COMPLIANCE COMMITTEE. The board of directors has established an Audit and Compliance Committee, which recommends to the board of directors the independent public accountants to be selected to audit Decatur First's annual financial statements, evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and plan, and determines that all audits and exams required by law are performed fully, properly, and in a timely fashion. The Audit and Compliance

Committee is also responsible for overseeing compliance with the Community Reinvestment Act. The board of directors has not adopted a written charter for the Audit Committee. During the fiscal year ended December 31, 2004, the Audit and Compliance Committee held four meetings.

     The Audit and Compliance Committee members are Lynn Pasqualetti (chairperson), John L. Adams, Jr. and Kirby A. Thompson. Each of these members is an independent director under the National Association of Securities Dealers' listing definition of "independent director." Although none of the Audit and Compliance Committee members meets the criteria specified under applicable SEC regulations for an "audit committee financial expert," the board believes that each has the financial knowledge, business experience and independent judgment necessary for service on the Audit and Compliance Committee.

     PERSONNEL COMMITTEE. The board of directors has established a Personnel Committee, which is responsible for establishing targets and awards under the Management Compensation Plan, reviewing salary ranges and fringe benefits, reviewing and approving remuneration of the President and Chief Executive Officer and recommending the amount of director fees. The Personnel Committee members are William F. Floyd (chairperson), Mary Bobbie Bailey, Carol G. Nickola, Roger B. Quillen and Judy B. Turner. During the fiscal year ended December 31, 2004, the Personnel Committee held one meeting.

     STOCK OPTION COMMITTEE. The board of directors has also established a Stock Option Committee, which is responsible for administering Decatur First's 1998 Stock Incentive Plan, including granting awards of stock-based compensation pursuant to the plan. The members of the Stock Option Committee are James T. Smith, III (chairperson), James A. Baskett and Lynn Pasqualetti. During the year ended December 31, 2004, the Stock Option Committee held no meetings.

AUDIT COMMITTEE REPORT

     The Audit Committee reports as follows with respect to the audit of Decatur First's 2004 audited consolidated financial statements.

     - The Audit Committee has reviewed and discussed Decatur First's 2004 audited consolidated financial statements with the Company's management;

     - The Audit Committee has discussed with the independent auditors Porter, Keadle, Moore, LLP the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Decatur First's consolidated financial statements;

     - The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor's independence from the corporation and its related entities) and has discussed with the auditors the auditors' independence from the Company; and

     - Based on review and discussions of Decatur First's 2004 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the board of directors that the Company's 2004 audited consolidated financial statements be included in Decatur First's Annual Report on Form 10-KSB.

     __________, 2005                   Audit Committee:   Lynn Pasqualetti
                                                           (Chairperson)
                                                           John L. Adams, Jr.
                                                           Kirby A. Thompson

               INFORMATION ABOUT DECATUR FIRST AND ITS AFFILIATES

EXECUTIVE OFFICERS

     Judy B. Turner is the only executive officer of Decatur First. Ms. Turner has served as the President and Chief Executive Officer of the Company and the Bank since 1996. Prior to assuming these positions, Ms. Turner served as a regional sales manager for Bank South.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth information concerning the annual and long-term compensation for services in all capacities to for the fiscal years 2004, 2003 and 2002 of our President and Chief Executive Officer, who is the only executive officer of the Company.

                                  Annual Compensation           Long-Term Compensation
                           -------------------------------  ------------------------------
                                                               Shares         All Other
                             Salary      Bonus    Other(3)   Underlying    Compensation(4)
Name and Position    Year     ($)         ($)       ($)     Stock Options        ($)
----------------------------------------------------------  ------------------------------

Judy B. Turner       2004    160,167   43,641(2)     5,059             --           17,149
President and Chief  2003    153,750   43,641        3,039          4,254           13,911
Executive Officer    2002  147,400(1)  37,242        3,040             --            7,248

______________________
(1)  Includes director fees of $1,400.
(2) Estimate based on the Company's preliminary results of operations for the fiscal year ended December 31, 2004.
(3)  Represents reimbursements for the payment of taxes.
(4)  Represents amounts paid for the following:

         Premiums on Term             Premiums on
      Life Insurance for the   Disability Insurance for              401(k) Plan
       Benefit of the Named    the Benefit of the Named   Deferred     Matching
         Executive Officer         Executive Officer      Director  Contributions
Year            ($)                       ($)               Fees         ($)
----------------------------------------------------------------------------------
2004                    3,996                      3,217     6,707       3,229 (1)
2003                      965                      3,217     6,500          3,229
2002                      965                      3,217        --          3,066

_____________________________
(1) Estimate based on the Company's preliminary results of operations for the fiscal year ended December 31, 2004.

     We have omitted information on "perks" and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under the Securities and Exchange Commission regulations.

     OPTION GRANTS IN FISCAL YEAR 2004. The Company did not grant any stock options to the named executive officer during fiscal year 2004. The Company has no outstanding stock appreciation rights and granted no stock appreciation rights during fiscal year 2004.

     FISCAL YEAR-END OPTION VALUES. The following table presents information regarding the value of Ms. Turner's unexercised options held at December 31, 2004.

                                                                        Value of Unexercised
                                           Number of Unexercised            In-the-Money
                   Shares                        Options at                  Options at
                  Acquired      Value         Fiscal Year End              Fiscal Year End
                On Exercise   Realized              (#)                          ($)
Name                (#)          ($)     Exercisable/Unexercisable    Exercisable/Unexercisable
--------------  ------------  ---------  --------------------------  ---------------------------
Judy B. Turner             0          0                  51,331 / 0  $          350,880 / $0 (1)

_____________________
(1) Because no public market exists for our common stock, we calculated the in-the-money value of unexercised options at fiscal year end based on the per-share sales price of our common stock as of the date closest to December 31, 2004 as possible. Based on information known to us, this sale occurred on December 23, 2004 at a sales price of $17.25 per share.

     EMPLOYMENT AGREEMENT. On June 1, 2001, the Company and the Bank entered into an employment agreement with Ms. Turner regarding Ms. Turner's employment as the Company's President and Chief Executive Officer. The initial term of the agreement is three years. The three-year term automatically renews each day after the effective date so that the term remains a three-year term until any party notifies the other parties that the automatic renewals should discontinue. After notice is provided, the term will expire on the third anniversary of the date on which the notice is provided.

     The agreement provides for a base salary, which is set by the board of directors annually, and for an annual cash bonus equal to a percentage of Decatur First's consolidated pre-tax net income. Ms. Turner's base salary for 2004 was $160,167. The percentage for the bonus is determined each year by the board of directors, provided that the percentage for 2002 and 2003 may not be less than 3% of the Company's audited pre-tax net income. The agreement also provides that Ms. Turner may participate in any other bonus, incentive or other executive compensation programs as are made available to senior management of Decatur First. Additionally, the agreement provides that Ms. Turner is entitled to the use of an automobile, reimbursement of club fees and dues, four weeks annual vacation, term life insurance coverage with a death benefit of $500,000 payable to a beneficiary designated by Ms. Turner and participation in group employee benefit plans.

     The agreement states that in the event Decatur First terminates Ms. Turner's employment without "cause" (as defined in the Employment Agreement) or due to Ms. Turner's disability or Ms. Turner terminates her employment for "cause," Ms. Turner is entitled to receive a monthly severance payment for twelve months following termination equal to her monthly base salary in effect as of the effective date of termination plus one-twelfth of the annual bonus paid to Ms. Turner during the preceding calendar year. If Ms. Turner terminates her employment with Decatur First within six months following a change in control, she is entitled to receive a severance payment in an amount equal to three times her then current annual salary plus the annual bonus amount paid to Ms. Turner in the previous calendar year. In addition to the severance benefits described above, for twelve months following termination Ms. Turner is also entitled to receive reimbursement for premiums paid for COBRA continuation health insurance, her existing individual life insurance policy, and her existing individual long-term disability insurance policy.

     Pursuant to the terms of the agreement, during the term of the agreement and for twelve months following the termination of the agreement, Ms. Turner agrees not to compete with Decatur First or solicit any of its customers or employees. The agreements not to compete and not to solicit customers or employees only apply if (1) Decatur First terminates Ms. Turner for "cause," or
(2) Ms. Turner terminates employment for any reason other than due to a "change in control" (as defined in the Employment Agreement).

     DIRECTOR COMPENSATION. The Bank pays its directors a monthly director fee of $533. The directors are not separately compensated for their services as directors of the Company or as members of committees of the Company's or the Bank's boards of directors. The Bank has also entered into a Director Deferred Compensation Agreement with each director that allows the directors to defer fees that they receive for services they provide as a director of the Bank. These deferred fees accumulate interest annually at the prime interest rate as of January 1 of each year less three quarters of one percent. Deferral of these fees is at the discretion of each director and will accumulate until retirement of the director at which time the deferred fees plus interest will be paid out over a period of ten years. The Bank accrued approximately $52,000 and $60,000 in deferred fees under this plan during the year ended December 31, 2004 and 2003, respectively.

     The Bank is also the owner and beneficiary of life insurance policies on the lives of its directors. The Bank intends to use these policies to fund the director deferred retirement benefits described above. The carrying value of the policies was approximately $1,424,000 and $1,370,000 at December 31, 2004 and 2003, respectively. The Bank accrued income of approximately $54,000 and $69,000 for the years ended December 31, 2004 and 2003, respectively, for the increase in the cash surrender value of these policies.

STOCK OWNERSHIP BY AFFILIATES

     The following table sets forth the number and the percentage ownership of shares of Decatur First common stock beneficially owned by each director, executive officer, and 5% shareholder of Decatur First and by all directors and executive officers as a group as of December 31, 2004.

     The table also sets forth the number and approximate percentage of shares of Decatur First common stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming 129,623 shares are cashed out in the Reorganization and there are no changes in the named person's ownership between December 31, 2004 and the effective date of the Reorganization.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power" which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days (in this case, pursuant to the exercise of options). Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

                                                              Percent Beneficial Ownership
                                                             ------------------------------
                                       Amount and Nature of    Before the      After the
Name                                   Beneficial Ownership  Reorganization  Reorganization
-------------------------------------  --------------------  --------------  --------------
John L. Adams, Jr. (1)                               13,737             1.5             2.0
Merriell Autrey (2)                                  17,092             1.8             2.1
Mary Bobbie Bailey (3)                              116,925            12.5            14.5
James A. Baskett (4)                                 21,945             2.4             2.7
John Walter Drake (5)                                18,273             2.0             2.3
William F. Floyd (6)                                 18,945             2.0             2.4
Robert E. Lanier (7)                                 44,320             4.8             5.5
Carol G. Nickola (8)                                 24,254             2.6             3.0
Lynn Pasqualetti (9)                                 18,595             2.0             2.3
Roger K. Quillen (10)                                13,647             1.5             1.7
James T. Smith, III (11)                             60,280             6.5             7.5
Kirby A. Thompson (12)                               15,856             1.7             2.0
Judy B. Turner  (13)                                 71,331             7.3             8.4

All directors and executive officers                455,200            44.2            50.5
as a group (13 persons)

_______________________________________
*   Represents less than 1 percent.

-   Ms. Turner is the only executive officer of Decatur First.

(1) Consists of (a) 10,000 shares held in a Roth IRA for the benefit of Mr. Adams; (b) 100 shares owned by Mr. Adams' spouse as to which voting and investment power is shared; and (c) 3,637 shares subject to immediately exercisable options.

(2) Consists of (a) 10,762 shares held by Mr. Autrey; (b) 2,500 shares held by Mr. Autrey as trustee for J&M Autrey Family Living Trust as to which voting and investment power is shared with his spouse; and (c) 3,830 shares subject to immediately exercisable options.

(3) Consists of (a) 82,561 shares held by Ms. Bailey; (b) 5,000 shares owned by Bailey Design Company, Inc.; (c) 20,000 shares owned by Entertainment Resource Services, Inc.; (d) 1,000 shares owned by First American Wholesale, Inc; and (e) 8,364 shares subject to immediately exercisable options.

(4) Consists of (a) 18,000 shares held by Mr. Baskett as trustee for Prolific Impressions, Inc. Profit Sharing Plan and (b) 3,945 shares subject to immediately exercisable options.

(5) Consists of (a) 13,275 shares held by Mr. Drake; (b) 1,200 shares owned by Mr. Drake's spouse as to which voting and investment power is shared; (c) 200 shares held by Mr. Drake as trustee for Louise C. McCurdy Testamentary Trust; and (d) 3,598 shares subject to immediately exercisable options.

(6) Consists of (a) 10,800 shares held by Mr. Floyd; (b) 4,200 shares held in an IRA for the benefit of Sydney Floyd as to which voting and investment power is shared; and (c) 3,945 shares subject to immediately exercisable options.

(7) Consists of (a) 29,140 shares held by Mr. Lanier; (b) 3,000 shares held by an IRA for the benefit of Mr. Lanier; (c) 7,000 shares held by Mr. Lanier as trustee for REL Properties, Inc. Profit Sharing and Retirement Plan; and
     (d)  5,180  shares  subject  to  immediately  exercisable  options.

(8) Consists of (a) 20,000 shares owned by DeKalb Anesthesia Associates Profit Sharing Plan for the benefit of Ms. Nickola's spouse as to which voting and investment power is shared and (b) 4,254 shares subject to immediately exercisable options.

(9) Consists of (a) 2,700 shares held by Ms. Pasqualetti; (b) 2,444 shares held by an IRA for the benefit of Ms. Pasqualetti; (c) 200 shares held by Ms. Pasqualetti as custodian for Daniel Bevins as to which voting and investment powers is shared; (d) 2,026 shares owned by Laura Bevins as to which voting and investment power is shared; (e) 7,530 shares owned jointly with Laura Bevins as to which voting and investment power is shared; and
     (f)  3,695  shares  subject  to  immediately  exercisable  options.

(10) Consists of (a) 10,000 shares held by a Profit Sharing Plan for the benefit of Roger K. Quillen; (b) 10 shares owned by Mr. Quillen's spouse as to which voting and investment power is shared; and (c) 3,637 shares subject to immediately exercisable options.

(11) Consists of (a) 54,000 shares owned by Three S Company and (b) 6,280 shares subject to immediately exercisable options.

(12) Consists of (a) 1,800 shares held by Mr. Thompson; (b) 10,000 shares held by an IRA for the benefit of Mr. Thompson; (c) 100 shares held by Mr. Thompson's spouse as to which voting and investment power is shared; (d) 300 shares held by Mr. Thompson's children as to which voting and investment power is shared; and (e) 3,656 shares subject to immediately exercisable options.

(13) Consists of (a) 20,000 shares held by an IRA for the benefit of Ms. Turner and (b) 51,331 shares subject to immediately exercisable options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act requires the Company's officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to their beneficial ownership of Decatur First securities. Based on the Company's review of the
Section 16 Reports furnished by its Reporting Persons, all of our directors and executive officers, who are listed above, complied with all applicable Section 16(a) filing requirements, with the exception of Messrs. Autrey and Drake, who each filed a late Form 4 reporting one transaction in the Company's common stock.

RECENT AFFILIATE TRANSACTIONS IN DECATUR FIRST STOCK

     The following table shows all transactions in Decatur First common stock for which consideration was paid involving Decatur First and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. Unless otherwise indicated, each transaction listed was a private purchase from an unaffiliated shareholder.

Name                  Date    No. of Shares    Price per Share   Purchase / Sale
------------------  --------  -------------    ----------------  ---------------

Autrey, Merriell    10/17/03            200    $          15.30         Purchase

Bailey, M. Bobbie     3/5/03            200    $          14.25         Purchase
Bailey, M. Bobbie    3/21/03            500    $          14.50         Purchase
Bailey, M. Bobbie    5/20/03         19,300    $          15.00         Purchase
Bailey, M. Bobbie    7/14/03            200    $          15.00         Purchase
Bailey, M. Bobbie    7/15/04          2,000    $          17.00         Purchase
Bailey, M. Bobbie    8/30/04          2,000    $          17.00         Purchase

Baskett,  James A.   8/30/04          3,000    $          17.00         Purchase

Drake, John Walter   6/11/03            400    $          15.00         Purchase
Drake, John Walter   8/26/03            150    $          15.00         Purchase
Drake, John Walter  10/17/03          1,500    $          15.30         Purchase
Drake, John Walter   1/23/04          2,000    $          17.00         Purchase
Drake, John Walter   8/30/04          1,000    $          17.00         Purchase

Lanier, Robert E.    6/20/03            500    $          15.30         Purchase
Lanier, Robert E.   10/17/03          1,600    $          15.30         Purchase
Lanier, Robert E.    3/25/04            100    $          15.00         Purchase
Lanier, Robert E.    4/02/04            200    $          17.00         Purchase
Lanier, Robert E.    5/04/04            100    $          17.00         Purchase
Lanier, Robert E.    5/12/04            100    $          17.50         Purchase
Lanier, Robert E.    5/20/04            500    $          17.00         Purchase
Lanier, Robert E.    6/10/04            500    $          17.00         Purchase
Lanier, Robert E.    8/30/04          2,000    $          17.00         Purchase

Pasqualetti, Lynn    3/21/03            500    $          14.50         Purchase
Pasqualetti, Lynn    4/16/03            300/1  $          15.00         Purchase
Pasqualetti, Lynn    5/02/03            100    $          15.00         Purchase
Pasqualetti, Lynn    5/02/03            134    $          15.00         Purchase
Pasqualetti, Lynn    6/05/03            400    $          15.00         Purchase
Pasqualetti, Lynn    8/04/03          1,000    $          15.00         Purchase
Pasqualetti, Lynn    8/30/04          2,000    $          17.00         Purchase

Thompson, Kirby      4/25/03          1,700    $          14.50         Purchase

Three S Company      1/29/03          1,000    $          14.50         Purchase
Three S Company      7/01/03          1,000    $          15.30         Purchase
Three S Company      1/06/04          1,000    $          17.00         Purchase

________________________
/1 Includes 150 shares purchased by Laura Bevins as to which Ms. Pasqualetti shares voting and investment power.

STOCK PURCHASES BY DECATUR FIRST

     During the past two years, Decatur First has repurchased the following shares of its common stock.

         Quarter                  No. of Shares        Price
         -------                  -------------        ------

         First Quarter 2003            100             $14.50

RELATED PARTY TRANSACTIONS

     From time to time our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, may have banking transactions in the ordinary course of business with the Bank. The Bank's policy is that any loans or other transactions with those persons or entities (a) are made in accordance with applicable law and the Bank's lending policies, (b) are made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and
(c) do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

MARKET  FOR  COMMON  STOCK  AND  DIVIDENDS

     The following table shows the quarterly high and low trading prices for Decatur First common stock for the periods indicated based on trades known to management. There is not an organized trading market for Decatur First's common stock, and we do not expect that an active market for Decatur First common stock will develop after the Reorganization. The common stock has never been listed on an exchange or quotation system. We will not take any steps to cause the shares of Decatur First common stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Decatur First will not be required to file reports under the Securities Exchange Act.

               QUARTER                         HIGH    LOW
               ------------------------------  -----  -----

                  2005
                  ----
                      First (through 2/15/05)     --     --

                  2004
                  ----
                      Fourth. . . . . . . . .  17.50  17.25
                      Third . . . . . . . . .  17.50  17.00
                      Second. . . . . . . . .  17.50  17.00
                      First . . . . . . . . .  17.00  15.00

                  2003
                 ----
                      Fourth. . . . . . . . .  17.00  15.30
                      Third . . . . . . . . .  17.00  15.00
                      Second. . . . . . . . .  15.30  14.50
                      First . . . . . . . . .  14.50  14.25

     Since its organization in 1996, Decatur First has not declared or paid any cash dividends and we have no current plans to initiate payment of cash dividends. Our ability to pay cash dividends and other distributions is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends and other distributions, if any, will depend upon, among other things, future earnings, the financial condition of Decatur First and the Bank, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends under any debt obligations, and the requirements imposed by regulatory authorities.

DESCRIPTION OF CAPITAL STOCK

     Pursuant to the Plan, the articles of incorporation of Decatur First will be the articles of incorporation of the surviving corporation. The surviving corporation's authorized capital will consist of 10,000,000 shares of voting common stock, $5.00 par value, and 2,000,000 shares of preferred stock.

     As of the record date, _____ shares of Decatur First common stock were issued and ______ shares were outstanding and were held of record by approximately ____ shareholders. We estimate that the number of shares of Decatur First common stock outstanding after the Reorganization will be approximately 795,393. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash. As of the record date, no shares of Decatur First preferred stock were issued or outstanding.

     The rights of Decatur First shareholders are governed by the Georgia Business Corporation Code and Decatur First's articles of incorporation and bylaws. Decatur First's articles of incorporation provide specific approval requirements for certain business combinations and reorganizations. These requirements provide that if two-thirds (2/3) of the directors approve a specified transaction, then the transaction requires approval by the holders of a majority of the outstanding shares entitled to vote on the transaction. If less than two-thirds (2/3) of the directors approve a specified transaction, then the transaction requires approval by the holders of two-thirds (2/3) of the outstanding shares entitled to vote on the transaction.

     All holders of Decatur First common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the board of directors, and upon liquidation or dissolution of Decatur First, whether voluntary or involuntary, to share equally in all assets of Decatur First available for distribution to the shareholders. Decatur First may pay dividends in cash, property or shares of common stock, unless Decatur First is insolvent or the dividend payment would render it insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire authorized but unissued capital stock of Decatur First. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of Decatur First common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.

     Decatur First's bylaws contain certain indemnification provisions that provide that directors and officers of Decatur First (collectively, the "insiders") will be indemnified against reasonable expenses that they incur in connection with the proceeding if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that Decatur First will advance to its insiders reasonable expenses of any claim or proceeding so long as the insider furnishes Decatur First with (1) a written affirmation of his or her good-faith belief that he or she has met the applicable standard of conduct and
(2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     When an insider is not successful on the merits of a claim or proceeding, or a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Decatur First will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to Decatur First's best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Decatur First's board of directors, its shareholders, or its independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Decatur First's bylaws also provide that it may indemnify and advance expenses to an employee or agent who is not a director to the same extent as its directors, consistent with public policy, and as provided by specific action by the board or by contract. Decatur First can also provide for greater indemnification than is provided for in the bylaws if it chooses to do so, subject to approval by its shareholders. Decatur First may not, however, indemnify an insider for liability arising out of the following:

     - a breach of duty involving appropriation of a business opportunity of Decatur First;

     - an act or omission involving intentional misconduct or a knowing violation of law;

     - a transaction from which the director derives an improper material tangible personal benefit; or

     - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     The indemnification provisions of the bylaws specifically provide that Decatur First may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against and incurred by him or her in such capacity, whether or not Decatur First would have had the power to indemnify against such liability.

     Decatur First is not aware of any pending or threatened action, suit or proceeding involving any of ifs insiders for which indemnification from Decatur First may be sought.

     Decatur First's articles of incorporation limit the liability of a director to Decatur First or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Business Corporation Code prohibits such limitation of liability. This provision does not limit the right of Decatur First or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

INDEPENDENT  PUBLIC  ACCOUNTANTS

     Decatur First has selected the accounting firm of Porter Keadle Moore, LLP ("PKM") to serve as independent accountants of the Company for the fiscal year ending December 31, 2005. PKM has served as the Company's independent accountant since 1996. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

     The following table sets forth the fees billed to Decatur First for the years ended December 31, 2004 and 2003 by PKM:

                                          2004         2003
                                       -----------  -----------
           Audit fees                  $    43,924       39,618
           Audit-related fees                    -            -
           Tax fees                          7,250        7,450
           All other fees                        -            -
                                       -----------  -----------
                Total Fees             $    51,174       47,068
                                       ===========  ===========

     AUDIT FEES. Audit fees represent fees billed by PKM for professional services rendered in connection with the (1) audit of the Company's annual financial statements for 2004 and 2003, and (2) review of the financial statements included in the Company's quarterly filings on Form 10-QSB and annual filings on Form 10-KSB.

     AUDIT-RELATED FEES. PKM billed no fees for audit related services during 2004 or 2003.

     TAX FEES. Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PKM for tax compliance, tax advice and tax planning.

     ALL  OTHER  FEES.  PKM  billed  no  other  fees  during  2004  or  2003.

     The fees billed by PKM are pre-approved by the Audit and Compliance Committee of the Company in accordance with the policies and procedures for the Audit and Compliance Committee. The Audit and Compliance Committee pre-approves all audit and non-audit services provided by the Company's independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2004, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

     DIRECTOR NOMINATIONS. The full board of directors of Decatur First participates in the consideration of director nominees. The board has not adopted a formal policy or process for identifying or evaluating nominees and does not prescribe any specific qualifications or skills that a director nominee must possess. The board does, however, consider the potential nominee's business experience; knowledge of the Company and the financial services industry; experience in serving as a director of Decatur First or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the board deems relevant.

     In accordance with Decatur First's bylaws, a shareholder may nominate persons for election as directors if written notice to the Secretary of the Company of the nomination is received at the principal executive offices of Decatur First no less than 30 days prior to the date of the annual meeting; provided, however, if less than 40 days' notice or prior public disclosure of the meeting date is given, the notice must be received no later than the close of business on the tenth day following the date on which the notice was mailed or such public disclosure was made. The notice must set forth:

     (1) with respect to the nominee(s), all information regarding the nominee(s) required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act (including each nominee's written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

     (2) the name and address of the shareholder making the nomination, as they appear on the books of the Company; and

     (3) the class and number of shares of Decatur First capital stock beneficially owned by the shareholder making the nomination.

     The officer presiding at meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing requirements and therefore will be disregarded.

     SHAREHOLDER PROPOSALS. In accordance with the Company's bylaws, a shareholder may bring business (other than the nomination of directors) before the Company's annual meeting of shareholders if notice to the Secretary of the Company of the proposal is received at the principal executive offices of Decatur First no less than 30 days prior to the date of the annual meeting; provided, however, if less than 40 days' notice or prior public disclosure of the meeting date is given, the notice must be received no later than the close of business on the tenth day following the date on which the notice was mailed or such public disclosure was made. The notice must set forth for each matter the shareholder proposes to bring before the annual meeting:

     (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     (2) the name and address, as they appear on the books of the Company, of the shareholder proposing such business;

     (3) the class and number of shares of Decatur First capital stock beneficially owned by the shareholder making the proposal; and

     (4)  any  material  interest  of  the  shareholder  in  such  business.

     In accordance with the Company's bylaws, the presiding officer of the annual meeting may, if the facts warrant, determine and declare to the meeting that a proposed matter of business was not properly brought before the meeting in accordance with the foregoing requirements and therefore will not be transacted.

     In order for a shareholder proposal to be considered at the 2005 annual meeting, notice of the proposal is required to be delivered to the Secretary of the Company on or before ________, 2005. The Company had not received notice of any shareholder proposals to be presented at the 2005 meeting prior to the printing of this proxy statement.

     To be included in the Company's 2006 proxy statement, shareholder proposals submitted for consideration at the 2006 annual meeting of shareholders must be received by Decatur First no later than November __, 2005. Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any proposal contained in a notice received after February __, 2006 but before the shareholder proposal notice deadline provided in the Company's bylaws. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company's 2006 proxy statement. However, if the Reorganization is completed and we terminate the registration of our common stock, we will no longer be subject to these SEC regulations.

     SHAREHOLDER COMMUNICATIONS. Shareholders wishing to communicate with the board of directors or with a particular director may do so in writing addressed to the board, or to the particular director, and by sending it to the Secretary of the Company at Decatur First's principal office at 1120 Commerce Drive, Decatur, Georgia 30030. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

     The board of directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors, or matters incidental to the election of directors, should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following historical financial data is derived from, and qualified by reference to, Decatur First's Consolidated Financial Statements and the Notes thereto included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the annual and quarterly reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices E and F to this proxy statement.
---------------------

                                         -----------------
                                            December 31,
                                         -----------------
(In thousands except per share data)       2003      2002
                                         --------  -------

Net interest income                      $  3,611    3,362
Provision for loan losses                     185      400
Other income                                  831      706
Other expense                               3,256    2,789
Income taxes                                  226      246
Net earnings                             $    775      633

PER COMMON SHARE
Basic earnings per share                 $   0.84     0.68
Diluted earnings per share                   0.82     0.66
Cash dividends declared                        --       --
Book value                               $  11.56    11.01

AT YEAR END
Loans, net                               $ 71,012   62,395
Earning assets                             96,526   88,287
Assets                                    102,785   95,284
Deposits                                   83,748   74,445
Shareholders' equity                     $ 10,690   10,177
Common shares outstanding                     924      924

AVERAGE BALANCES
Loans                                    $ 68,704   49,293
Earning assets                             94,094   81,304
Assets                                    100,518   86,446
Deposits                                   81,600   66,455
Shareholders' equity                     $ 10,598    9,626
Weighted average shares outstanding           924      932

KEY PERFORMANCE RATIOS
Return on average assets                     0.77%    0.73%
Return on average shareholders' equity       7.31%    6.58%
Dividend payout ratio                          --       --
Average equity to average assets            10.54%   11.14%

                                           For the Nine Months
                                           Ended September 30,
                                         ----------------------
(In thousands except per share data)        2004        2003
                                         ----------  ----------

Net interest income                      $    3,038       2,663
Provision for loan losses                       245         170
Other income                                    577         638
Other expense                                 2,796       2,368
Income taxes                                    160         186
Net earnings (loss)                      $      415         577

PER COMMON SHARE
Basic earnings per share                 $     0.45        0.62
Diluted earnings per share                     0.43        0.61
Cash dividends declared                          --          --
Book value                               $    11.92       11.39

AT PERIOD END
Loans, net                               $   93,857      66,097
Earning assets                              118,450      95,426
Assets                                      126,183     102,494
Deposits                                    106,720      83,693
Shareholders' equity                     $   11,030      18,526
Common shares outstanding                       925         924

AVERAGE BALANCES
Loans                                    $   83,460      65,094
Earning assets                              107,269      95,355
Assets                                      114,484      98,889
Deposits                                     95,234      79,069
Shareholders' equity                     $   10,860      10,352
Weighted average shares outstanding             925         924

KEY PERFORMANCE RATIOS
Return on average assets (annualized)          0.48%       0.78%
Return on average shareholders' equity         5.10%       7.43%
  (annualized)
Dividend payout ratio                            --          --
Average equity to average assets               9.49%      10.47%

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of September 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2004, and for the year ended December 31, 2003 (collectively, the "Pro Forma Statements of Income"), show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at September 30, 2004, while the pro forma adjustments to the Pro Forma Statements of Income are computed as if the Reorganization were consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Decatur First after consummation of the Reorganization.

     The pro forma information does not purport to represent what Decatur First's results of operations actually would have been if the Reorganization had occurred on January 1, 2003.


                                      DECATUR FIRST BANK GROUP, INC.
                                               AND SUBSIDIARY

                                     PRO FORMA CONDENSED BALANCE SHEET
                                            SEPTEMBER 30, 2004
                                                (UNAUDITED)


                                                                   PRO FORMA ADJUSTMENTS
                                                  DECATUR FIRST
                    ASSETS                         BANK GROUP,      DEBIT      CREDIT            PRO FORMA
-----------------------------------------------        INC.       ---------  -----------       -------------
Cash and due from banks                          $    3,133,202                                $  3,133,202
Interest-bearing deposits in banks                    2,816,608                                   2,816,608
Federal funds sold                                    3,749,000     646,597               (2)     4,395,597
Securities available-for-sale                        16,437,232                                  16,437,232
Other investments                                       437,964                                     437,964
Loans, net of unearned income                        95,009,538                                  95,009,538
Less allowance for loan losses                        1,152,775                                   1,152,775
                                                 ---------------                               -------------
    Loans, net                                       93,856,763                                  93,856,763
Premises and equipment                                3,384,204                                   3,384,204
Other assets                                          2,368,071                                   2,368,071
                                                 ---------------                               -------------
    TOTAL ASSETS                                 $  126,183,044                                $126,829,641
                                                 ===============                               =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits
  Noninterest-bearing                            $   18,581,529                                $ 18,581,529
  Interest-bearing demand                            88,138,336                                  88,138,336
                                                 ---------------                               -------------
    Total deposits                                  106,719,865                                 106,719,865
Other borrowings                                      7,980,000                3,000,000  (2)    10,980,000
Other liabilities                                       453,486                                     453,486
                                                 ---------------                               -------------
    TOTAL LIABILITIES                               115,153,351                                 118,153,351
                                                 ---------------                               -------------

Commitments

Shareholders' equity
  Common stock                                        4,727,960     648,115               (1)     4,079,845
  Additional paid in capital                          4,702,518   1,705,288               (1)     2,997,230
  Retained earnings                                   1,882,177                                   1,882,177
  Accumulated other comprehensive income (loss)         (23,012)                                    (23,012)
  Less treasury stock                                  (259,950)                                   (259,950)
                                                 ---------------                               -------------
    TOTAL STOCKHOLDERS' EQUITY                       11,029,693                                   8,676,290
                                                 ---------------                               -------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  126,183,044                                $126,829,641
                                                 ===============                               =============

(1) REPRESENTS USE OF CASH TO REPURCHASE 129,623 SHARES AT $17.50 PER SHARE AND EXPENSES RELATED TO THE REORGANIZATION OF $85,000.

(2) REPRESENTS ANTICIPATED PROCEEDS FROM A $3.0 MILLION TRUST PREFERRED ISSUE TO BE USED TO REPURCHASE SHARES.

                                 DECATUR FIRST BANK GROUP, INC.
                                        AND SUBSIDIARY

                              PRO FORMA CONDENSED STATEMENT OF INCOME
                                 NINE MONTHS SEPTEMBER 30, 2004
                                           (UNAUDITED)

                                                         PRO FORMA  ADJUSTMENTS
                                         DECATUR FIRST
                                          BANK GROUP,      DEBIT      CREDIT          PRO FORMA
                                              INC.       ---------  -----------       ----------
INTEREST INCOME
  Loans, including fees                  $    3,853,456                               $3,853,456
  Taxable securities                            353,457                                  353,457
  Nontaxable securities                          93,647                                   93,647
  Other interest income                          74,981                  12,124  (1)      87,105
                                         --------------                               ----------
    TOTAL INTEREST INCOME                     4,375,541                                4,387,665
                                         --------------                               ----------

INTEREST EXPENSE
  Deposits                                    1,067,511                                1,067,511
  Other borrowings                              270,166    112,500               (1)     382,666
                                         --------------                               ----------
    TOTAL INTEREST EXPENSE                    1,337,677                                1,450,177
                                         --------------                               ----------

    NET INTEREST INCOME                       3,037,864                                2,937,488
PROVISION FOR LOAN LOSSES                       245,000                                  245,000
                                         --------------                               ----------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES               2,792,864                                2,692,488
                                         --------------                               ----------

OTHER INCOME
  Service charges on deposit accounts           420,839                                  420,839
  Security-gains, net                            22,466                                   22,466
  Other operating income                        134,285                                  134,285
                                         --------------                               ----------
    TOTAL OTHER INCOME                          577,590                                  577,590
                                         --------------                               ----------
OTHER EXPENSES
  Salaries and employee benefits              1,551,587                                1,551,587
  Equipment and occupancy expenses              238,106                                  238,106
  Other operating expenses                    1,006,622                                1,006,622
                                         --------------                               ----------
    TOTAL OTHER EXPENSES                      2,796,315                                2,796,315
                                         --------------                               ----------

    INCOME BEFORE INCOME TAXES                  574,139    100,376                       473,763

INCOME TAX EXPENSE                              159,542                  38,143  (2)     121,399
                                         --------------                               ----------

    NET INCOME                           $      414,597     62,233                    $  352,364
                                         ==============                               ==========

NET EARRINGS PER SHARE OF COMMON STOCK:
  Basic                                  $         0.45                               $     0.44
                                         ==============                               ==========

  Fully Diluted                          $         0.43                               $     0.42
                                         ==============                               ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                       924,700                                  795,077
                                         ==============                               ==========

    Fully Diluted                               964,657                                  835,034
                                         ==============                               ==========

(1) REPRESENTS INCOME EFFECT OF BORROWED FUNDS USED TO PURCHASE SHARES AT 5% AND EARNINGS ON FEDERAL FUNDS AT 2.5%

(2) REPRESENTS ESTIMATED TAX EFFECT, AT 38%, OF NET COST OF BORROWED FUNDS USED TO REPURCHASE SHARES.

                                   DECATUR FIRST BANK GROUP, INC.
                                          AND SUBSIDIARY

                               PROFORMA CONDENSED STATEMENT OF INCOME
                                    YEAR ENDED DECEMBER31. 2003
                                            (UNAUDITED)

                                                            PRO FORMA  ADJUSTMENTS
                                            DECATUR FIRST
                                             BANK GROUP,      DEBIT      CREDIT          PRO FORMA
                                                 INC.       ---------  -----------       ----------
INTEREST INCOME
  Loans, including fees                     $    4,402,324                               $4,402,324
  Taxable securities                               471,491                                  471,491
  Nontaxable securities                            247,237                                  247,237
  Interest-bearing deposits in other banks               -                                        -
  Federal funds sold                                83,153                  16,165  (1)      99,318
                                            --------------                               ----------
    TOTAL INTEREST INCOME                        5,204,205                                5,220,370
                                            --------------                               ----------
INTEREST EXPENSE
  Deposits                                       1,193,480                                1,193,480
  Other borrowings                                 399,972    150,000               (1)     549,972
                                            --------------                               ----------
    TOTAL INTEREST EXPENSE                       1,593,452                                1,743,452
                                            --------------                               ----------

    NET INTEREST INCOME                          3,610,753                                3,476,918
PROVISION FOR LOAN LOSSES                          185,000                                  185,000
                                            --------------                               ----------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES                  3,425,753                                3,291,918
                                            --------------                               ----------
OTHER INCOME
  Service charges on deposit accounts              400,002                                  400,002
  Security gains, net                              130,934                                  130,934
  Other operating income                           300,130                                  300,130
                                            --------------                               ----------
    TOTAL OTHER INCOME                             831,066                                  831,066
                                            --------------                               ----------

OTHER EXPENSES
  Salaries and employee benefits                 1,732,193                                1,732,193
  Equipment and occupancy expenses                 291,252                                  291,252
  Other operating expenses                       1,232,884                                1,232,884
                                            --------------                               ----------
    TOTAL OTHER EXPENSES                         3,256,329                                3,256,329
                                            --------------                               ----------

    INCOME BEFORE INCOME TAXES                   1,000,490    133,835                       866,655

INCOME TAX EXPENSE                                 225,603                  50,857  (2)     174,746
                                            --------------                               ----------

    NET INCOME                              $      774,887     82,978                    $  691,909
                                            ==============                               ==========

NET EARNINGS PER SHARE OF COMMON STOCK:
    Basic                                   $         0.84                               $     0.87
                                            ==============                               ==========

    Fully Diluted                           $         0.32                               $     0.85
                                            ==============                               ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                          924,246                                  794,623
                                            ==============                               ==========

    Fully Diluted                                  942,753                                  813,130
                                            ==============                               ==========

(1) Represents income effect of borrowed funds used to repurchase shares at 5% and earnings on Federal Funds at 2.5%.

(2) Represents estimated tax effect of net cost, at 38%, of borrowed funds used to repurchase shares.

                         DECATUR FIRST BANK GROUP, INC.
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS



(1) The unaudited pro forma consolidated balance sheet as of September 30, 2004 has been prepared based on the historical consolidated balance sheet, which gives effect to the Reorganization as if it had occurred on September 30, 2004. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 2004 and for the year ended December 31, 2003 have been prepared based on the historical consolidated statements of income, which give effect to the Reorganization as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the periods presented have been included. Adjustments, if any, are normal and recurring nature.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330 or via the SEC's website at www.sec.gov.

     We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

                                   APPENDIX A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan of Reorganization") is made and entered into as of the 11th day of February, 2005, by and between Decatur First Bank Group, Inc. ("Decatur First"), a bank holding company organized under the laws of the State of Georgia, and Decatur First Interim Corporation ("Interim"), a Georgia corporation.


                                   WITNESSETH
                                   ----------

     WHEREAS, Decatur First and Interim have determined that in order to effect a recapitalization of Decatur First resulting in the suspension of its duties to file reports with the Securities and Exchange Commission, Decatur First should cause Interim to be organized as a Georgia corporation for the sole purpose of merging with and into Decatur First, with Decatur First being the surviving corporation;

     WHEREAS, the authorized capital stock of Decatur First consists of: (a) 10,000,000 shares of common stock ("Decatur First Common Stock"), $5.00 par value, of which 945,616 shares are issued and 925,016 shares are outstanding, and (b) 2,000,000 shares of preferred stock of which no shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock ("Interim Common Stock"), $0.01 par value, of which 100 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Decatur First and Interim deem it advisable and in the best interests of Decatur First and Interim and their respective shareholders that Interim be merged with and into Decatur First;

     WHEREAS, the respective Boards of Directors of Decatur First and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Decatur First and Interim for their approval; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Decatur First Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:


                                    SECTION 1
                                 REORGANIZATION
                                 --------------

     Pursuant to the applicable provisions of Georgia law, Interim shall be merged with and into Decatur First (the "Reorganization"). Decatur First shall be the survivor of the merger (the "Surviving Corporation").

                                    SECTION 2
                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

     The merger of Interim with and into Decatur First shall be effective as of the date (the "Effective Date") specified in the certificate of merger relating to the Reorganization that is filed with the Georgia Secretary of State.


                                    SECTION 3
                  LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT
                  ---------------------------------------------

     On the Effective Date:

     (a) The principal office of the Surviving Corporation shall be located at 1120 Commerce Drive, Decatur, Georgia 30030, or such other location where Decatur First is located on the Effective Date of the Reorganization.

     (b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Decatur First as are in effect on the Effective Date of the Reorganization.

     (c) The directors and officers of the Surviving Corporation shall be the directors and officers of Decatur First on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Surviving Corporation.


                                    SECTION 4
               EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES
               --------------------------------------------------

     (a) As of the Effective Date of the Reorganization, the existence of Decatur First shall continue in the Surviving Corporation.

     (b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Decatur First and Interim.

     (c) As of the Effective Date of the Reorganization, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Decatur First or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

     (d) No liability of Decatur First or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Decatur First or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against

Decatur First or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Decatur First or Interim.


                                    SECTION 5
                    EFFECT OF MERGER ON INTERIM SHAREHOLDERS
                    ----------------------------------------

     Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.


                                    SECTION 6
        MANNER AND BASIS OF CONVERTING SHARES OFDECATUR FIRSTCOMMON STOCK
        -----------------------------------------------------------------

     (a)  Conversion of Shares.  The shares of Decatur First Common Stock that
          --------------------
are outstanding on the Effective Date of the Reorganization, excluding those shares of Decatur First Common Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of the Georgia Business Corporation Code, O.C.G.A. Sec. 14-2-1301 et seq. (the "Dissenters' Rights Provisions"), shall be converted or retained as follows:

          (1) Each share of Decatur First Common Stock held by a shareholder who is the record holder of 500 or fewer shares of Decatur First Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $17.50 per share of Decatur First Common Stock.

          (2) Each share of Decatur First Common Stock held of record by a shareholder who is the holder of more than 500 shares of Decatur First
          Common Stock shall remain outstanding and held by such shareholder.

          (3) All treasury stock held by the Company shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

     (b)  Decatur First Stock Options.  The Decatur First Bank Group, Inc. 1998
          ---------------------------
 Stock Incentive Plan (the "Option Plan") and the options issued thereunder that are outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the existing written documents reflecting the Option Plan and such options.

     (c)  Failure to Surrender Decatur First Common Stock Certificates.  Until a
          ------------------------------------------------------------
Decatur First shareholder receiving cash in the Reorganization surrenders his or her Decatur First Common Stock certificate or certificates to Decatur First (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Decatur First's usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Decatur First Common Stock certificate entitles the shareholder to receive.

                                    SECTION 7
                        ACQUISITION OF DISSENTERS' STOCK
                        --------------------------------

     Decatur First shall pay to any shareholder of Decatur First who complies fully with the Dissenters' Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Decatur First Common Stock. The shares of Decatur First Common Stock so acquired shall be cancelled.


                                    SECTION 8
                                 FURTHER ACTIONS
                                 ---------------

     From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Decatur First shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.


                                    SECTION 9
           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan of Reorganization by the shareholders of each of Decatur First and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent's articles of incorporation, bylaws and other governing instruments;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the Board of Directors to make consummation of this Plan of Reorganization inadvisable;

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Decatur First and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Decatur First prior to the Reorganization.

                                   SECTION 10
                                   TERMINATION
                                   -----------

     In the event that:

     (a) The number of shares of Interim Common Stock or Decatur First Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Decatur First or Interim;

     (b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

     (c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Decatur First or Interim;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Decatur First, Interim, or their directors, officers, employees, agents or shareholders.


                                   SECTION 11
                                AMENDMENT; WAIVER
                                -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of Decatur First and Interim, this Plan of Reorganization may be amended by written agreement by Decatur First and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Decatur First and Interim, no amendment reducing the consideration payable to Decatur First shareholders shall be valid without having been approved by the Decatur First shareholders in the manner required for approval of this Plan of Reorganization. In particular, in the event that the consummation of the Plan of Reorganization would yield more than 300 shareholders of record, the Board may amend the Plan of Reorganization to increase the [NUMBER]-share threshold described in Section 6(a) to the minimum threshold necessary to ensure that the Company will have fewer than 300 shareholders of record as a result of the transactions contemplated by this Plan of Reorganization.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

                                   SECTION 12
              BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
              -----------------------------------------------------

     This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS PLAN OF REORGANIZATION TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS AND THEIR CORPORATE SEALS TO BE AFFIXED HERETO ALL AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.


                                   DECATUR FIRST BANK GROUP, INC.



                                    By:    /s/ Judy B. Turner
                                       -----------------------------------------

                                    Name:  Judy B. Turner
                                         ---------------------------------------

                                    Title: President and Chief Executive Officer
                                          --------------------------------------

ATTEST:


/s/ Ann Randall
------------------------------------

Name:  Ann Randall
     -------------------------------

Title: Assistant Corporate Secretary
      ------------------------------


                                    DECATUR FIRST INTERIM CORPORATION


                                    By:    /s/ Judy B. Turner
                                       -----------------------------------------

                                    Name:  Judy B. Turner
                                         ---------------------------------------

                                    Title: President and Chief Executive Officer
                                          --------------------------------------


ATTEST:


/s/ Ann Randall
------------------------------------

Name:  Ann Randall
     -------------------------------

Title: Assistant Corporate Secretary
      ------------------------------

                                   APPENDIX B
                                   ----------

                                ARTICLE 13 OF THE
                        GEORGIA BUSINESS CORPORATION CODE

14-2-1301.     DEFINITIONS.

As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

                    (i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

                    (ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

                    (iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters' rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.  DISSENTERS' NOTICE.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article.

14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a)  A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under Code
Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                   APPENDIX C
                                   ----------

                             OPINION OF INDEPENDENT
                                FINANCIAL ADVISOR

(BURKE CAPITAL GROUP, L.L.C. Letterhead)

                                                      January 19, 2005


Board of Directors
Decatur First Bank Group, Inc.
1120 Commerce Drive
Decatur, Georgia  30030



Members of the Board of Directors:

     Decatur First Bank Group, Inc. ("Decatur First") has engaged Burke Capital Group to review the Agreement and Plan of Reorganization (the "Plan") wherein shareholders owning 500 or fewer shares of Decatur First common stock will receive $17.50 in cash in exchange for each of their shares. All other shares will remain outstanding and be unaffected by the plan. You have requested our opinion as to the fairness, from a financial point of view, of the consideration being paid to the shareholders who will be cashed out as well as the effect of the plan on the shareholders who will not be cashed out.

     Burke Capital Group, L.L.C. ("Burke Capital") is an investment banking firm which specializes in financial institutions in the United States. Decatur First has retained us to render our opinion to its Board of Directors.

In  connection  with  this  opinion,  we  have  reviewed,  among  other  things:

(i) certain publicly available financial statements and other historical financial information of Decatur First that we deemed relevant;

(ii) projected earnings, budgets and estimates for Decatur First prepared by management of Decatur First;

(iii) the views of senior management of Decatur First, based on discussions with members of senior management, regarding Decatur First's business, financial condition, results of operations and future prospects;

(iv) a comparison of certain financial information for Decatur First with similar publicly available information for certain other companies;

(v) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(vi) the current market environment generally and the banking environment in particular; and

(vii) such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant; and

(viii) reviewed the nature and terms of certain other "going private" transactions that it believed to be relevant; and

(ix) the valuation of the voting shares of common stock of Decatur First prepared by Burke Capital; and

(x) an analysis of the pro forma balance sheet and income statement changes as a result of the plan.

     In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Decatur First or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of Decatur First that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Decatur First or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Decatur First, nor have we reviewed any individual credit files relating to Decatur First. We have assumed, with your consent, that the respective allowances for loan losses for Decatur First are adequate to cover such losses. With respect to the earnings estimates for Decatur First, Burke Capital assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective future financial performances of Decatur First and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Decatur First's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is September 30, 2004. We have assumed in all respects material to our analysis that Decatur First will remain a going concern for all periods relevant to our analyses.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Decatur First's common stock may trade at any time.

     We will receive a fee for our services as financial advisor to Decatur First and for rendering this opinion.

     This opinion is directed to the Board of Directors of Decatur First and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, that the consideration being paid to the shareholders who will be cashed out is fair from a financial point of view. Furthermore, it is our opinion that the effect of the plan on the shareholders who will remain intact is fair from a financial point of view.


Very Truly Yours,


/S/ BURKE CAPITAL GROUP, L.L.C.

Burke Capital Group, L.L.C.

                                   APPENDIX D
                                   ----------

                VALUATION REPORT OF INDEPENDENT FINANCIAL ADVISOR

Burke Capital Group, L.L.C.
--------------------------------------------------------------------------------


===========================================================================


                         DECATUR FIRST BANK GROUP, INC.




                                [GRAPHIC OMITTED]
                               Decatur First Bank




---------------------------------------------------------------------------

                     DETERMINATION OF THE FAIR MARKET VALUE
              of the Common Stock of Decatur First Bank Group, Inc.


                                December 15, 2004

---------------------------------------------------------------------------





                               [GRAPHIC OMITTED]
                              BURKE CAPITAL GROUP
                              INVESTMENT PARTNERS



RESURGENS PLAZA, SUITE 1400 - 945 EAST PACES FERRY ROAD - ATLANTA, GEORGIA 30326
                    TEL. (404) 495-5920 - FAX (404) 495-5921


===========================================================================


Confidential
-----------------------------------------------------------------------------

                              INDEPENDENT VALUATION

                   DECATUR FIRST BANK GROUP, INC. COMMON STOCK

                                [GRAPHIC OMITTED]
                               Decatur First Bank

================================================================================


Burke Capital Group, L.L.C. ("BCG") is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its business, BCG is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. BCG specializes in providing advice on issues of business and financial strategies, mergers & acquisitions, fairness opinions, evaluation of capital adequacy and efficiency, finance, capitalization structure, dividend policies, and valuations based on fair value and fair market value valuations. BCG regularly prepares valuations of banks and bank holding companies and is considered an expert in this field. As a recognized expert in the valuation and analysis of banks, BCG has relied upon its knowledge and expertise in applying accepted analytical and investment banking procedures in the following review and analysis.

BCG does not have any relationship involving Decatur First Bank Group, Inc. or its subsidiary, Decatur First Bank that compromises its objectivity in preparing this valuation.

In reaching its valuation BCG has reviewed the consolidated financial statements as audited by Porter Keadle Moore, LLP for the years ended December 31, 2002 and December 31, 2003. In addition, BCG reviewed internal proprietary information and has utilized general information concerning the banking industry. BCG assumed, without independent verification, the accuracy and completeness of information management of Decatur First Bank Group, Inc. and Decatur First Bank has provided. BCG has not performed or considered any independent appraisal or evaluation of assets.

The following is a discussion of the facts and methods considered relevant to this valuation.




      Jim Stokes                 Blake Jones                Jason Trembley
       Principal                  Associate                     Analyst
   (404) 495-5921 (o)         (404) 495-5926 (o)          (404) 495-5940 (o)
jstokes@burkecapital.com   bjones@burkecapital.com    jtrembley@burkecapital.com

                      -------------------------------------
                           BURKE CAPITAL GROUP, L.L.C.
                      -------------------------------------

                                TABLE OF CONTENTS



SECTION                                                                     PAGE
--------------------------------------------------------------------------------

I.     SUMMARY  VALUATION . . . . . . . . . . . . . . . . . . . . . . . . .   1

II.     VALUATION  ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . .   3
           A.  Valuation  Methodologies . . . . . . . . . . . . . . . . . .   3
           B.  Market  Approach . . . . . . . . . . . . . . . . . . . . . .   3
           C.  Income  Approach . . . . . . . . . . . . . . . . . . . . . .   8
           D.  Valuation  Summary . . . . . . . . . . . . . . . . . . . . .  10

III.     APPENDIX . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           A.  Items  Reviewed. . . . . . . . . . . . . . . . . . . . . . .  12
           B.  Statement  of  Limiting  Conditions. . . . . . . . . . . . .  13

SUMMARY  VALUATION

Decatur First Bank Group, Inc. (the "Company") has engaged Burke Capital Group ("BCG") for its opinion regarding the fair market per share value of the common stock of the Company (as consolidated with its wholly-owned subsidiary, Decatur First Bank). The Valuation is used for the sole purpose to assist the Board of Directors to determine the fair market per share value of the shares to be cashed out for a corporate reorganization. BCG's evaluation of the estimated fair market value of the aggregate equity interests of the Company will be based on the financial period ended September 30, 2004, and will not give effect to the impact on the value for minority voting status of individual equity interests or change in control. This report provides BCG's detailed valuation analysis and support for its valuation conclusion.

The definition of fair market value used in our study is the price which a willing buyer and willing seller, both able, reasonably well-informed about the property and its market, and under no compulsion to act, agree upon as a basis for the property's exchange. This exchange is commonly referred to as an "arm's length" transaction.

In order to arrive at a valuation of the voting Common Stock of the Company as of December 15, 2004, consideration was given to the following items:

     1.   The  history  of  the  Company  and  the  nature  of  its  business.

     2.   The  outlook  with  regard  to  the  banking  industry.

     3. The financial condition of the Company and the nature of its assets and net worth as indicated by recent financial statements.

     4. The record of past operations and the Company's earnings prospects as indicated by current, projected, and historical financial statements.

     5. The market price of publicly traded stocks of companies with similar operations.

     6.   The  price  paid  for  the  acquisition  of  similar  companies.

To obtain the information necessary to complete its analysis, BCG reviewed financial statements and other pertinent documents supplied by the Company, assuming such information to be complete and accurate in all material respects. BCG also held discussions with management concerning the Company's recent financial performance and its prospects. In addition, BCG reviewed certain other sources of financial and economic information deemed relevant to the valuation. All information has been derived from sources believed to be credible, but its accuracy and completeness cannot be guaranteed. Any statements, opinions, recommendations, charts, formulas, theories, or methods of analysis set forth herein are subject to limitations and a degree of uncertainty inherent in any market analysis.

In arriving at its opinion, BCG has considered the Company's present business, primary service area, its prospects, and its industry as a whole. BCG also performed certain financial analyses and comparisons and have made various studies which are pertinent to this valuation.

Based on BCG's analysis, it is its opinion that the fair market value the common stock of the Company at December 15, 2004 is $17.38 per share of voting common stock based on 924,922 shares of common stock and 138,806 options and warrants outstanding.

Burke Capital Group, L.L.C. has no interest or bias with respect to the parties involved. Further, its compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of this report.

                                   Burke Capital Group, L.L.C.



                                   by:   /s/ W. James Stokes
                                      --------------------------------
                                      W. James Stokes
                                      Principal

VALUATION  ANALYSIS

VALUATION METHODOLOGIES

The value of minority ownership of common stock in a financial institution is not a matter of applying exact formulas. The Internal Revenue Service in Revenue Ruling 59-60 states, "A determination of fair market value, being a question of fact, will depend upon the circumstances in each case. No one formula can be devised that will be generally applicable to the multitude of different valuation issues arising The value is the price at which a willing buyer and seller would complete a transaction." Since that price has not been determined by the market, we must then look to proxies for that price. It is unlikely that a buyer of the stock in question would have greater knowledge of the Company than that disclosed in the publicly available information on stocks of companies traded in the over-the-counter (OTC) market, on NASDAQ or on other stock exchanges. Therefore, BCG believes the values of these stocks are valid proxies for the price investors would be willing to pay for the Company. Bank stock investments, like all investments, are made with the expectation of profit. Since BCG is valuing the Company as an ongoing business, profitability must be used as a criteria. But given the regulatory environment with emphasis on required minimum capital levels, book value of assets and the balance sheet are also useful to explain past, present and projected earnings patterns or to determine liquidation value, and are, therefore, also considered in determining value.

BCG has relied upon the examination of publicly traded comparable companies, the prices paid for similar companies in acquisitions (together the "Market Approach"), as well as an examination of future cash flows (the "Income
Approach")  to  derive  a  value  for  the  Company's  shares.

MARKET APPROACH

BCG has selected as proxies of the Company's value, the stocks of publicly traded financial institutions listed in Table I on the following page. These stocks include a representative universe of financial institutions comparable to the Company. Each one individually may vary in terms of certain characteristics; however, in the aggregate BCG believes they are representative and comparable. Book value, earnings, deposits and market values of the comparable financial institutions are based upon reported September 30, 2004 financial data and the price per common share as of the close of trading on December 15, 2004.

A.     Comparable  Public  Companies  Analysis

The public comparables that BCG has selected include nine banks that are located near, in or have significant operations in Georgia markets which are similar in structure and growth to Decatur (DeKalb County). Given the Company's current asset size ($126 million) and profitability levels, BCG has limited the group of comparables to include banks with assets less than $350 million and having earned at least 25 bps on average assets for the latest twelve months. While the stocks of banks trade principally upon future earnings, BCG believes there is a correlation between size and valuation; therefore the comparables selected are similar in size and profitability to the Company. The public comparables approach utilizes the multiples of price / LTM earnings, price / current book value and the core deposit premium (market value - tangible book value/core deposits) as to estimate value.

                                                            Table I
                                               Decatur First Bank Group, Inc.
                                             Comparable Public Companies Analysis

----------------------------------------------------------------------------------------------------------------------------------
                                                    Current Pricing        Financial Statistics           Valuation Statistics
                                                   ----------------  ---------------------------------  --------------------------
                                                             Mkt.     Total     Total     Core                              Core
                                                    Stock    Value    Assets    Equity    EPS    ROAA     P/E    Price/   Deposit
Company Name        Ticker       City       State   Price    ($M)      ($M)      ($M)     LTM     LTM     LTM     Book    Premium
------------------  ------  --------------  -----  -------  -------  --------  --------  ------  -----  -------  -------  --------
CCF Holding Co.     CCFH    Jonesboro       GA     $ 19.15  $    43  $    340  $     22    1.19  0.87%  16.11 x   1.98 x     8.50%
Cherokee
Banking Co.         CHKJ    Canton          GA       16.00       20       150        14    0.34  0.31%  42.27 x   1.43 x     5.25%
Community Capital
Bancshares          ALBY    Albany          GA       12.73       37       185        26    0.44  0.53%  28.77 x   1.41 x   10.04 %
Exchange
Bankshares Inc.     EXCH    Milledgeville   GA       32.00       22       172        17    1.67  0.70%  19.15 x   1.26 x     3.72%
First Bank of
Henry Cnty          FBHC    McDonough       GA       15.90       34       158        22    0.59  0.85%  26.83 x   1.53 x    21.94%
Georgia
Bancshares Inc.     GABA    Peachtree City  GA       15.00       44       251        20    0.50  0.78%  29.98 x   2.16 x    18.03%
Georgia-Carolina
Bancshares          GECR    Augusta         GA       20.50       54       305        24    1.21  1.25%  16.90 x   2.23 x    15.21%
Southern Community
Bcshs Inc           SNCB    Fayetteville    GA       20.50       53       250        20    0.67  0.83%  30.42 x   2.63 x    23.25%
Thomasville
Bancshares Inc.     THVB    Thomasville     GA       13.25       39       230        19    0.82  1.14%   2.07 x   2.07 x    11.70%
----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------
High      47.27 x    2.63 x    23.25%
Mean      25.74 x    1.86 x    13.07%
Median    26.83 x    1.98 x    11.70%
Low       16.11 x    1.26 x     3.72%
-------------------------------------

Pricing Data as of December 15, 2004.
--------------------------------------------------------------------------------


The public comparables have a median price/LTM core earnings multiple of 26.83x. In addition, the comparables group has a median price/book value multiple of 1.98x. The comparables group yields a median core deposit premium of 11.70% (Market value - tangible equity/core deposits).

The common stock of the public comparables in Table I is publicly traded and represents substantial shareholder liquidity. The Company is not currently trading on any established public exchange, the OTC Bulletin Board or the Pink Sheets; thus, the Company's common stock is not readily marketable. The Company provided a record of trades, of which it is aware, that occurred during both 2003 and 2004. The Company recorded 22 stock transactions (34,390 shares) in 2003 at a weighted average price of $15.13 and 15 stock transactions (20,357 shares) in 2004 at a weighted average price of $17.10. The Company's lack of trading represents minimal liquidity for the current shareholders.

BCG analyzed the trading activity of the public comparables group and compared the results with those of the Company. As illustrated in Table II on the following page, the public comparables group's average daily trading volume is more than 1,000 shares, where as the Company's average daily trading volume is less than 100 shares. In order to reflect the Company's liquidity position, a valuation adjustment of 5% to 10% is applied the implied valuation from the Comparable Public Companies in Table V.

                                    Table II
                         Decatur First Bank Group, Inc.
                 Comparable Public Companies Liquidity Analysis


--------------------------------------------------------------------------------
                                               Avg. Daily      Weekly Volume /
                                  Shares     Trading Volume  Shares Outstanding
Company Name                    Outstanding     One Year          One Year
------------------------------  -----------  --------------  -------------------
Comparables Group Analysis
  High                            2,868,795           2,742                0.50%
  Median                          1,771,857             832                0.29%
  Average                         1,855,948           1,054                0.27%
  Low                             1,010,379             103                0.05%
--------------------------------------------------------------------------------
Decatur First Bank Group, Inc.      924,922              79                0.04%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The public comparables operate in markets which are similar in size and structure to the Company's market (DeKalb County). Specifically, the comparables serve economically sound Georgia markets with above average growth projected. The comparables are located in or near Georgia metropolitan markets. Table III below lists county demographic information for each comparable company selected.

                                               Table III
                                     Decatur First Bank Group, Inc.
                                  Comparable Public Companies Analysis


--------------------------------------------------------------------------------------------------------
                                                       2004 Median                             5-Year
                                                        Household      2004A       2009E     Population
          Company Name                County    State     Income     Population  Population    Growth
-----------------------------------  ---------  -----  ------------  ----------  ----------  -----------
CCF Holding Co.                      Clayton    GA     $     44,958     261,784     292,623       11.78%
                                     Fayette                 79,102      99,852     110,308       10.47%
                                     Henry                   64,686     156,675     196,094       25.16%
Cherokee Banking Company             Cherokee   GA           68,449     171,019     206,888       20.97%
Community Capital Bancshares         Houston    GA           47,678     121,393     134,336       10.66%
                                     Dougherty               32,751      95,736      95,084       -0.68%
                                     Lee                     54,188      28,705      33,555       16.90%
Exchange Bancshare, Inc.             Baldwin    GA           37,585      44,806      44,824        0.04%
                                     Jones                   46,747      25,135      26,936        7.17%
                                     Greene                  37,735      15,578      17,000        9.13%
First Bank of Henry County           Henry      GA           64,686     153,675     196,094       27.60%
Georgia Bancshares, Inc.             Fayette    GA           79,102      99,852     110,308       10.47%
                                     Coweta                  60,133     103,416     120,860       16.87%
Georgia-Carolina Bancshares, Inc.    McDuffie   GA           34,802      21,525      21,837        1.45%
                                     Columbia                61,630      99,119     111,125       12.11%
                                     Richmond                34,585     196,167     191,265       -2.50%
Southern Community Bancshares, Inc.  Fayette    GA           79,102      99,852     110,308       10.47%
                                     Henry                   64,686     156,675     196,094       25.16%
                                     Clayton                 44,958     261,784     292,623       11.78%
                                     Coweta                  60,133     103,416     120,860       16.87%
Thomasville Bancshares, Inc.         Thomas                  34,056      43,072      43,380        0.72%
                                                       ------------  ----------  ----------  -----------
--------------------------------------------------------------------------------------------------------
Median of Comparables                                  $     54,188      99,852     111,125       10.66%
--------------------------------------------------------------------------------------------------------
State of Georgia                                       $     46,983   8,794,398   9,530,422        8.37%
--------------------------------------------------------------------------------------------------------
Decatur First Bank Group, Inc.       DeKalb            $     54,945     697,867     750,776        7.58%
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

B.     Precedent  Transactions  Analysis

BCG has also utilized the acquisition comparables approach and has selected nine acquisitions announced since January 1, 2003 as proxies of the Company's change in control value. Each acquired bank individually may vary in terms of certain characteristics. However, in the aggregate BCG believes they are representative and comparable.

The target banks are located near, in or have significant operations in southeastern markets comparable to Decatur (DeKalb County). Additionally, BCG has limited the group of acquisition comparables to include target banks with assets greater than $100 million and less than $200 million and having earned at least 25 bps for the twelve months preceding the announcement of the transaction. The acquisition comparables approach utilizes the multiples of price/latest twelve months earnings, price/book value and core deposit premium (market value-tangible equity/core deposits) as provided by the acquisition comparables group to estimate value.

                                                           Table IV
                                                Decatur First Bank Group, Inc.
                                               Precedent Transactions Analysis

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Deal
                                                               Amount       Target              Value    Assets     Equity   ROAA
                     Buyer/Target                               Date         City       State   ($M)     ($000)     ($000)    (%)
-----------------------------------------------------------  ----------  -------------  -----  -------  ---------  --------  -----

First Citizens Bancorp./ People's Cmnty Capital Corp         10/18/2004  Aiken          SC     $  39.9  $121,460   $12,722   1.17%
GB&T Bancshares Inc./ FNBG Bancshares, Inc.                  10/01/2004  Duluth         GA        26.5   103,327     8,045   0.65%
BancorpSouth Inc./ Premier Bancorp Inc.                      09/17/2004  Brentwood      TN        37.1   149,375    12,034   0.80%
United Community Banks Inc./ Liberty National Bancshares     08/24/2003  Conyers        GA        36.7   179,088    12,233   1.18%
First Community Bancshares Inc/ PCB Bancorp Inc.             12/31/2003  Johnson City   TN        36.1   166,802    13,434   1.12%
GB&T Bancshares Inc./ Southern Heritage Bancorp Inc.         08/29/2003  Oakwood        GA        25.4   117,763    12,526   0.77%
Greene County Bancshares Inc./ Independent Bankshares Corp.  06/18/2003  Gallatin       TN        29.7   168,596    15,084   0.65%
Yadkin Valley Bank and Trust/ High Country Financial Corp    05/28/2003  Boone          NC        36.7   177,710    15,957   0.58%
GB&T Bancshares Inc./ Baldwin Bancshares, Inc.               04/28/2003  Milledgeville  GA        31.6   131,021    11,341   1.16%
United Community Banks Inc./ First Central Bancshares, Inc.  01/08/2003  Lenoir City    TN        29.4   149,926    12,759   0.74%


                                                                     Price/     P/E     Core Deposit
                                                              ROAE    Book      LTM        Premium
                     Buyer/Target                             (%)      (x)      (x)          (%)
-----------------------------------------------------------  ------  -------  --------  -------------

First Citizens Bancorp./ People's Cmnty Capital Corp         10.65%   3.14 x   31.03 x         33.28%
GB&T Bancshares Inc./ FNBG Bancshares, Inc.                   7.96%   3.29 x   34.15 x         22.73%
BancorpSouth Inc./ Premier Bancorp Inc.                       9.73%   3.08 x   32.72 x         30.31%
United Community Banks Inc./ Liberty National Bancshares     14.17%   3.00 x   22.10 x         17.27%
First Community Bancshares Inc/ PCB Bancorp Inc.             13.93%   2.69 x   19.29 x         16.42%
GB&T Bancshares Inc./ Southern Heritage Bancorp Inc.          8.19%   2.03 x   35.13 x         20.21%
Greene County Bancshares Inc./ Independent Bankshares Corp.  10.61%   1.97 x   25.78 x         12.50%
Yadkin Valley Bank and Trust/ High Country Financial Corp     6.39%   2.30 x   40.24 x         16.66%
GB&T Bancshares Inc./ Baldwin Bancshares, Inc.               13.44%   2.79 x   22.14 x         22.27%
United Community Banks Inc./ First Central Bancshares, Inc.   8.87%   2.30 x   27.02 x         14.51%

High    3.29 x  40.24 x  33.28%
Mean    2.66 x  28.96 x  20.62%
Median  2.74 x  29.02 x  18.74%
Low     1.97 x  19.29 x  12.50%

--------------------------------------------------------------------------------


The acquisition comparables group has a median price/latest twelve months (LTM) earnings of 29.02x. In addition, the comparables group has a median price/book value multiple of 2.74x. The comparables group yields a median core deposit premium of 18.74%.

The precedent transactions analysis in table IV above represents change in control transactions since January 2003. In each transaction, the acquiring institution paid a substantial premium for the target institution, primarily for a control position in the acquired company. Control allows a buyer to make future decisions about the use of the acquired company's assets, decisions about business strategy and the opportunity for cost savings and revenue enhancements. To analyze the premiums paid in recent transactions, BCG analyzed a peer group of precedent transactions since January 2003 that included selling institutions with a publicly traded security. On average, the financial value of the selling institution was 25% to 35% less than the change in control or strategic valuation.

BCG is valuing Company on a going concern basis, not under a change in control scenario. The financial valuation of the Company excludes the premium paid in a change in control transaction. Thus, in Table V below, BCG has adjusted the implied valuation from the precedent transactions to reflect the financial valuation of the Company.

Market  Approach  Summary

Table V below applies median valuation statistics of the public comparables and the acquisition comparables to the Company's individual performance. The public comparables group yields an average valuation of $18.30 million ($18.79/share). The acquisition comparables group yields an average valuation of $17.27 million ($17.82/share), which reflects the valuation of the Company upon the likelihood of a change in control.

                                     Table V
                         Decatur First Bank Group, Inc.
                            Market Approach Analysis


--------------------------------------------------------------------------------
                            Market Approach Valuation
                            -------------------------

--------------------------------------------------------------------------------
Decatur First Bank Group, Inc. Summary Financials - 9/30/2004 ($ In Thousands)
--------------------------------------------------------------------------------

    Total Equity                        $11,029
    LTM Core Net Income                 $   581
    Core Deposits                       $85,184

--------------------------------------------------------------------------------
Summary Valuation - Market Approach ($ In Thousands)
--------------------------------------------------------------------------------

    Comparable Public Companies
    ---------------------------

                Comparative          Comparable
                  Metric              Multiples     Value
         --------------------------  -----------  ---------
         Price / Book                    1.98 x   $ 21,838
         Price / LTM Core Earnings      26.83 x   $ 15,581
         Core Deposit Premium             11.70%  $ 20,996
         --------------------------------------------------
         Average Valuation                        $ 19,471
         --------------------------------------------------
         Valuation Adjustment                      ($1,168)
         --------------------------------------------------
         Average Adjusted Valuation               $ 18,303
         --------------------------------------------------
         Average Per Share Value                  $  18.79
         --------------------------------------------------

Precedent Transactions
----------------------

                Comparative           Comparable
                   Metric              Multiples     Value
         ---------------------------  -----------  ---------
         Price / Book                     2.74 x   $ 30,184
         Price / LTM Core Earnings       29.02 x   $ 16,855
         Core Deposit Premium              18.74%  $ 26,993
         ---------------------------------------------------
         Average Strategic Valuation               $ 24,677
         ---------------------------------------------------
         Valuation Adjustment                       ($7,403)
         ---------------------------------------------------
         Average Financial Valuation               $ 17,274
         ---------------------------------------------------
         Per Share Value                           $  17.82
         ---------------------------------------------------

--------------------------------------------------------------------------------

INCOME APPROACH

The income approach quantifies the present value of future economic benefits by discounting the cash flow ("DCF") of a business. This approach considers projected dividends, dividend paying capacity, earnings, and future residual value. Typically, an appraiser will determine a terminal value based upon the expected price/earnings multiples at the end of the period and discount to present value. The forecast was compiled using management projections, which included financial goals / estimates from 2004 to 2008. The forecast is shown on the following page and provides the basis of the cash flows used in the following DCF analysis.

                                               Table VI
                                     Decatur First Bank Group, Inc.
                                    Projected Financial Information

--------------------------------------------------------------------------------------------------------
                                                       Projected
                                             For the year ending December 31,                   CAGR
                            ----------------------------------------------------------------  ----------
($thousands)                  2003A      2004E      2005E      2006E      2007E      2008E    2004-2008
--------------------------------------------------------------------------------------------------------

Assets                      $102,785   $131,000   $154,200   $169,250   $184,718   $200,243        11.2%
Asset Growth Rate (annual)       7.9%      27.4%      17.7%       9.8%       9.1%       8.4%
Average Assets              $ 99,035   $116,893   $142,600   $161,725   $176,984   $192,481
Stated Equity               $ 10,690   $ 11,312   $ 12,298   $ 13,481   $ 14,857   $ 16,468         9.8%
Equity / Assets                 10.4%       8.6%       8.0%       8.0%       8.0%       8.2%
Dividends                   $    0.0   $    0.0   $    0.0   $    0.0   $    0.0   $    0.0
Net Income                  $    775   $    622   $    986   $  1,183   $  1,376   $  1.611        26.9%
Earnings Growth Rate              NM     (28.7%)      58.6%      20.0%      16.3%      17.1%
Fully Diluted E.P.S.(1)     $   0.82   $   0.64   $   1.02   $   1.23   $   1.43   $   1.67        26.9%
ROAA                            0.78%      0.53%      0.69%      0.73%      0.78%      0.84%
ROAE                            7.43%      5.65%      8.35%      9.18%      9.71%     10.29%

* 2004 to 2008 projections are consistent with Management's strategic plan.

(1) Assumes current shares outstanding and options remain constant.
--------------------------------------------------------------------------------


The projections shown above reflect Management's projected financial highlights. Projections do not assume the addition of new equity. Assets are expected to grow from $133 million (2004E) to $200 million in 2008, representing a CAGR of 11% over the next four years Net income is expected to grow at a CAGR of 27%, reaching $1.6 million in 2008. Projections assume the Company's ROAA and ROAE will approach .85% and 10%, respectively, by 2008. Projections assume the Company remains well capitalized in the future years. The Company is not expected to pay a dividend in order to optimize a well capitalized balance sheet.

Discount rates are generally estimated by three methods: (1) the capital asset pricing model; (2) build-up methods; and (3) comparative yields on similar investments. Discounted cash flow analyses are subjective, and a range of discount rates and terminal values can be used to arrive at a value. BCG has chosen a discount rate that ranges from 12% to 16%. BCG believes this adequately reflects the risk associated with the cash flows in question. Secondly, BCG has chosen a terminal value multiple of 16.0x trailing earnings and 1.50x book value to each respective valuation in Table VII and Table VIII as described below. BCG believes these multiples accurately reflect the average trading multiples of comparable public comparables over the last five years. The Company's market value based upon these ranges is summarized below.

                        Table VII
              Decatur First Bank Group, Inc.
         Discounted Cash Flow Analysis (Earnings)

---------------------------------------------------------
LTM Earnings                Discount Rate
               ----------------------------------------
Public Market      12.0%         14.0%          16.0%
Terminal
               ----------------------------------------
    15.0x      $       15,276   $14,221        $13,254
    16.0x      $       16,295   $15,169        $14,138
    17.0x      $       17,313   $16,117        $15,021
               ---------------------------------------
               Implied Range    $13,254   <=>  $17,313
               Per Share        $ 14.04        $ 17.86
               ---------------------------------------
($ in thousands)
---------------------------------------------------------


                      Table VIII
             Decatur First Bank Group, Inc.
        Discounted Cash Flow Analysis (Book Value)

---------------------------------------------------------
Book Value                  Discount  Rate
               ---------------------------------------
Public Market      12.0%        14.0%           16.0%
Terminal
               ---------------------------------------
    1.40x             14,575    13,567         12,645
    1.50x             15,616    14,536         13,549
    1.60x             16,657    15,506         14,452
               ---------------------------------------
               Implied Range   $12,645   <=>   16,657
               Per Share       $ 13.47        $ 17.24
               ---------------------------------------
($ in thousands)
---------------------------------------------------------

VALUATION  SUMMARY
                                    Table IX
                         Decatur First Bank Group, Inc.
                                Valuation Summary

                                Summary Valuation
--------------------------------------------------------------------------------------

Decatur  First  Bank Group, Inc. Summary Financials - 9/30/2004 ($ In Thousands)
--------------------------------------------------------------------------------------
Total Equity                      $   11,029  Core Deposits                    $85,184
LTM Core Net Income               $      581  Book Value / Share               $ 11.92

Common Shares Outstanding            924,922
Options Outstanding                  138,806
                                  ----------
Fully Diluted Shares Outstanding   1,063,728  Option Strike                    $ 12.11

--------------------------------------------------------------------------------------
Decatur  First  Bank  Group,  Inc.  Valuation - Market Approach ($ In Thousands)
--------------------------------------------------------------------------------------

Public  Market  Comparables
---------------------------
          Metric           Multiples    Value         Weighing         Weighted Value
-------------------------  ----------  -------  ---------------------  ---------------
Price / Book                   1.98x   $21,838                 33.33%  $        7,279
Price / LTM Core Earnings     26.83x    15,581                 33.33%           5,194
Core Deposit Premium           11.70%   20,996                 33.33%           6,999

                                                Implied Valuation      $       19,471
                                                                       ---------------
                                                Valuation Adjustment           (1,168)
                                                Adjusted Valuation     $       18,303
                                                                       ---------------
                                                Per Share Value        $        18.79
                                                                       ---------------

Acquisition  Comparables
------------------------

          Metric           Multiples    Value         Weighing         Weighted Value
-------------------------  ----------  -------  ---------------------  ---------------
Price / Book                   2.74x   $30,184                 33.33%  $       10,061
Price / LTM Core Earnings     29.02x    16,855                 33.33%           5,618
Core Deposit Premium           18.74%   26,993                 33.33%           8,998

                                                Strategic Valuation    $       24,677
                                                                       ---------------
                                                Valuation Adjustment           (7,403)
                                                Financial Valuation    $       17,274
                                                                       ---------------
                                                Per Share Value        $        17.82
                                                                       ---------------

--------------------------------------------------------------------------------------
Decatur  First  Bank  Group,  Inc.  Valuation - Income Approach ($ In Thousands)
--------------------------------------------------------------------------------------
Discount Rate   Terminal Multiple   Value        Weighing       Weighted Value
--------------  -----------------  -------  ------------------  ---------------
           14%            16.00 x  $15,169               50.0%  $         7,584
           14%             1.50 x  $14,536               50.0%  $         7,268

                                            Implied Valuation   $        14,853
                                                                ---------------

                                            Per Share Value     $         15.54
                                                                ---------------

--------------------------------------------------------------------------------------
Estimated Per Share Value of Decatur First Bank Group, Inc. ($ Thousands, Except
--------------------------------------------------------------------------------------
Per Share Values
----------------

                                                                   Weighted Value
       Approach         Weighting   Valuation   Valuation /Share      Per Share
----------------------  ----------  ----------  -----------------  ---------------

Public Comparables          33.33%  $   18,303  $           18.79  $          6.26
Precedent Transactions      33.33%  $   17,274  $           17.82  $          5.94
Discounted Cash Flow        33.33%  $   14,853  $           15.54  $          5.18

                                                Value / Share      $         17.38
                                                                   ---------------

Per share values calculated using the Treasury Share Method (Market Value + (Options * Options Strike Price)) / (Fully Diluted Shares Outstanding).

BCG has arrived at a value of $17.38 per share based upon its expertise and the analyses presented herein. BCG's Valuation is not a recommendation with respect to the purchase or sale of any shares of the Company. BCG's Valuation is solely of the fair market value of the Company's shares at the valuation date, which is as of December 15, 2004 and may be materially different at any date other than the valuation date. The Valuation is provided to assist the Board of Directors to determine a cash price to be paid for fractional shares resulting from a corporate reorganization.

APPENDIX  A

ITEMS REVIEWED BY BCG

For the purposes of the analysis, BCG reviewed the following items:

1. 2002, 2003 year-end audited financial statements as prepared Porter Keadle Moore, LLP.

2.   The  composition  of  the  Company's  loan  portfolio.

3. Explanation of any significant non-recurring charges over the last three years.

4. Five-year financial projections for the Company that Company management reviewed.

5. The capital structure of the Company and the level of concentration of ownership in the Company's voting stock.

6.   Transactions  in  the  stock  of  the  Company over the last twelve months.

7. Economic and demographic information for the primary markets in which the Company operates.

APPENDIX B

STATEMENT OF LIMITING CONDITIONS

BCG's Valuation is subject to certain conditions, limitations and assumptions as stated in its agreement with Decatur First Bank Group, Inc., including but not limited to, the following:

BCG's Valuation is limited to an analysis of (a) publicly available information with respect to the Company, the Company's outstanding securities, and such other matters as BCG deems appropriate, and (b) such other information as the Company supplies to BCG. The Valuation may be in such form as BCG shall determine, including by stating therein that BCG has relied upon the information furnished to it and BCG has assumed the accuracy and completeness of such information and has not attempted independently to verify any of such information.

                                   APPENDIX E
                                   ----------

                FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION
            AND ANALYSIS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

                         DECATUR FIRST BANK GROUP, INC.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         For the Three and Nine Months Ended September 30, 2004 and 2003

The following is our discussion and analysis of certain significant factors that have affected our financial position and operating results and those of our subsidiary, Decatur First Bank, during the periods included in the accompanying financial statements. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included in this report.

This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

     - Significant increases in competitive pressure in the banking and financial services industries;
     - changes in the interest rate environment which could reduce anticipated or actual margins;
     - changes in political conditions or the legislative or regulatory environment;
     - general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;
     -    changes  occurring  in  business  conditions  and  inflation;
     -    changes  in  technology;
     -    the  level  of  allowance  for  loan  loss;
     -    the  rate  of  delinquencies  and  amounts  of  charge-offs;
     -    the  rates  of  loan  growth;
     - adverse changes in asset quality and resulting credit risk-related losses and expenses;
     -    changes  in  monetary  and  tax  policies;
     -    changes  in  the  securities  markets;  and
     - other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

RESULTS OF OPERATIONS
---------------------

NET INTEREST INCOME
-------------------

For  the  nine  months  ended  September  30,  2004, net interest income totaled
$3,037,864 as compared to $2,663,591 for the same period in 2003. Interest income from loans, including fees, increased $582,023 or 18% to $3,853,456 for the nine months ended September 30, 2004, while income from investment securities decreased by $92,499 or 17% to $447,104. Interest expense totaled $1,337,677 for the nine months ended September 30, 2004, compared to $1,213,123 in 2003. The increase in net interest income is due to the Bank having a higher percentage of its earning assets in loans and a lesser percentage of its earning assets in investment securities and an increase in average interest earning assets resulting in an overall increase in net interest income. The net interest margin realized on earning assets and the interest rate spread were 3.79% and 3.31%, respectively, for the nine months ended September 30, 2004. For the nine months ended September 30, 2003, the net interest margin was 3.85% and the interest rate spread was 3.35%.

For the quarter ended September 30, 2004, interest income totaled $1,560,383 as compared to $1,287,198 for the same period in 2003. Interest expense totaled $534,381 for the quarter ended September 30, 2004 compared to $401,629 for the same period in 2003. The increase in net interest income is due to the Bank having a higher percentage of its earning assets in loans and a lesser percentage of its earning assets in investment securities and an increase in average interest earning assets resulting in an overall increase in net interest income.

INTEREST RATE SENSITIVITY AND ASSET LIABILITY MANAGEMENT
--------------------------------------------------------

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Bank's net interest income in general terms during periods of movement in interest rates. In general, if the Bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At September 30, 2004, the Bank, as measured by Gap, is in an asset sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities. For more information on asset-liability management, see the annual report of Form 10-KSB filed with the Securities and Exchange Commission.

                         DECATUR FIRST BANK GROUP, INC.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF
--------------------------------------------------------------------------------
OPERATIONS, -- continued
----------

PROVISION AND ALLOWANCE FOR LOAN LOSSES
---------------------------------------

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for possible loan losses at an adequate level. The provision charged to expense was $245,000 for the nine months ended September 30, 2004 as compared to $170,000 for the nine months ended September 30, 2003. The provision for the quarter ended September 30, 2004 was $90,000 compared to no provision for the same period in 2003. The changes in the provision have been a result of management's efforts to increase the allowance to match the growth in the loan portfolio. The allowance for loan losses was 1.21% of gross loans at September 30, 2004. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

NONINTEREST INCOME
------------------

Noninterest income for the nine months ended September 30, 2004 totaled $577,590 as compared to $637,864 for the nine months ended September 30, 2003. The decrease in noninterest income was due to a decrease in income earned from mortgage origination of approximately $120,599 and a decrease in the gain on sale of investment securities available-for-sale of approximately $79,993, partially offset by an increase in service charges on deposit accounts of approximately $137,253 during the nine months ended September 30, 2004 as compared to the same period in 2003.

Noninterest income for the quarter ended September 30, 2004 totaled $218,244 as compared to $190,328 for the quarter ended September 30, 2003. The increase in noninterest income was due to an increase in service charges on deposit accounts of approximately $83,648, partially offset by a decrease in the income earned from mortgage origination of approximately $73,963, during the quarter ended September 30, 2004.

NONINTEREST EXPENSE
-------------------

Total noninterest expense for the nine months ended September 30, 2004 was $2,796,315 as compared to $2,367,988 for the same period in 2003. Total noninterest expense for the three months ended September 30, 2004 was $989,105 as compared to $828,942 for the same period in 2003. Salaries and benefits, the largest component of noninterest expense, totaled $1,551,587 for the nine months ended September 30, 2004, compared to $1,217,686 for the same period a year ago and totaled $558,064 for the quarter ended September 30, 2004, compared to $446,024 for the same period in 2003. These increases were due to the addition of staff to operate the loan production office ("LPO") in Greene County, Georgia which opened in the third quarter of 2003, the addition of staff to operate our new branch in WalMart on Panola Road, as well as normal salary increases for existing bank staff. Other operating expenses were $1,006,622 for the nine months ended September 30, 2004 as compared to $936,354 for the nine months ended September 30, 2003 and totaled $354,006 for the quarter ended September 30, 2004, compared to $299,364 for the same period in 2003. These increases in noninterest expenses are due to the continued growth of the Bank as well as expenses associated with the Greene County LPO and our WalMart branch.

                         DECATUR FIRST BANK GROUP, INC.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF
--------------------------------------------------------------------------------
OPERATIONS, -- continued
----------

INCOME TAXES
------------

Income tax expense for the three and nine months ended September 30, 2004 was $47,020 and $159,542, respectively. Income tax expense for the three and nine months ended September 30, 2003 was $54,482 and $186,286, respectively. The effective tax rate for the three and nine months ended September 30, 2004 was approximately 28% and for the three and nine months ended September 30, 2003 was 22% and 24%, respectively. The bank's tax rate increased during 2004 compared to 2003 due to a lesser percentage of its income being earned on tax exempt investment securities.

NET EARNINGS
------------

The combination of the above factors resulted in net earnings of $414,597 for the nine months ended September 30, 2004 compared to net earnings for the nine months ended September 30, 2003 of $577,181. Net earnings for the quarters ended September 30, 2004 and 2003 were $118,121 and $192,473, respectively. Basic earnings per share were $.45 for the nine months ended September 30, 2004 compared to basic earnings per share of $.62 for the same period in 2003. Basic earnings per share were $.13 for the quarter ended September 30, 2004 compared to basic earnings per share of $.21 for the quarter ended September 30, 2003.

ASSETS AND LIABILITIES
----------------------

During the first nine months of 2004, total assets increased $23,397,635 or 23%, when compared to December 31, 2003. The primary source of growth in assets was net loans, which increased $22,845,239 or 32%, during the first nine months of 2004. Investment securities available-for-sale decreased $581,309 from December 31, 2003 to $16,437,232 at September 30, 2004. Total deposits increased $22,971,873 or 27%, from the December 31, 2003 amount of $83,747,992.

INVESTMENT SECURITIES
---------------------

Investment securities available-for-sale decreased $581,309 from $17,018,541 at December 31, 2003 to $16,437,232 at September 30, 2004. The decrease is due to the Bank having a higher percentage of its earning assets in loans. All of the Bank's marketable investment securities were designated as available-for-sale at September 30, 2004.

PREMISES AND EQUIPMENT
----------------------

Premises and equipment, net of depreciation, totaled $3,384,204 at September 30, 2004. The increase of $1,015,940 from the December 31, 2003 amount of $2,368,264 was due to the purchase of fixed assets to support the Bank's branching efforts partially offset by normal depreciation of the Bank's premises and equipment.

LOANS
-----

Gross loans totaled $95,009,539 at September 30, 2004, an increase of $23,098,864 or 32% since December 31, 2003. The largest increase in loans was in real estate mortgage, which increased $16,808,211 or 36% to $63,212,282 at September 30, 2004. Balances within the major loans receivable categories as of September 30, 2004 and December 31, 2003 are as follows:

                                              September 30, 2004   December 31, 2003
                                             -------------------  ------------------
     Commercial, financial and agricultural  $        10,303,710  $       10,957,599

     Real estate - construction                       18,492,256          11,905,865

     Real estate - mortgage                           63,212,282          46,404,071

     Consumer                                          3,001,291           2,643,140
                                             -------------------  ------------------

                                             $        95,009,539  $       71,910,675
                                             ===================  ==================

                         DECATUR FIRST BANK GROUP, INC.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF
--------------------------------------------------------------------------------
OPERATIONS, -- continued
----------

ALLOWANCE FOR LOAN LOSSES
-------------------------

Activity in the Allowance for Loan Losses is as follows:

                                                               September 30,

                                                           2004          2003
                                                       -------------  -----------
Balance, January 1,                                    $    899,151      812,507

Provision for loan losses for the period                    245,000      170,000

Net loans (charged off) recovered for the period              8,624      (98,244)
                                                       -------------  -----------

Balance, end of period                                 $  1,152,775      884,263
                                                       =============  ===========

Gross loans outstanding, end of period                 $ 95,009,539   66,980,849
                                                       =============  ===========

Allowance for loan losses to gross loans outstanding           1.21%        1.32%
                                                       =============  ===========

DEPOSITS
--------

At September 30, 2004 total deposits increased by $22,971,873 or 27% from December 31, 2003. Noninterest-bearing demand deposits decreased $1,507,265 or 8% and interest-bearing deposits increased $24,479,138 or 38%. Balances within the major deposit categories as of September 30, 2004 and December 31, 2003 are as follows:

                                           September 30, 2004   December 31, 2003
                                           -------------------  -----------------
Noninterest-bearing demand deposits        $        18,581,529         20,088,794
Interest-bearing demand deposits                    24,798,643         25,941,961
Savings deposits                                     2,372,610          2,962,890
Certificates of deposit $100,000 and over           21,945,203         14,538,706
Other time deposits                                 39,021,880         20,215,641
                                           -------------------  -----------------

                                           $       106,719,865         83,747,992
                                           ===================  =================

LIQUIDITY
---------

The Company's liquidity needs include the funding of loans and purchases of operating assets. Liquidity needs are met by us through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts. The level of liquidity is measured by the loan-to-total borrowed funds ratio, which was 82.83% at September 30, 2004 and 78.40% at December 31, 2003.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of September 30, 2004:


     Commitments to extend credit                          $      1,416,000
     Standby letters of credit                             $     19,976,000


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in DeKalb County and surrounding areas.

We also have obtained lines of credit available with correspondent banks to purchase federal funds for periods from one to fourteen days.

CAPITAL RESOURCES
-----------------

Total shareholders' equity increased from $10,690,294 at December 31, 2003 to $11,029,693 at September 30, 2004. This increase was attributable to net earnings for the period partially offset by a decrease in accumulated other comprehensive income.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%.

Banks and bank holding companies are required to maintain a minimum leverage ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes our consolidated capital ratios at September 30, 2004:


Tier 1 capital (to total average assets)                                   8.78%
Tier 1 capital (to risk-weighted assets)                                  10.72%
Total capital (to risk-weighted assets)                                   11.84%

                         DECATUR FIRST BANK GROUP, INC.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION AND RESULTS OF
--------------------------------------------------------------------------------
OPERATIONS, -- continued
----------

REGULATORY MATTERS
------------------

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

ITEM 3. CONTROLS AND PROCEDURES
-------------------------------

At the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Principal Financial and Accounting Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Company's Chief Executive Officer and Principal Financial and Accounting Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) that is required to be included in the Company's periodic filings with the Securities and Exchange Commission. There have been no changes in the Company's internal controls over financial reporting during the quarter ended September 30, 2004 that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

                         DECATUR FIRST BANK GROUP, INC.

                           Consolidated Balance Sheet

                               September 30, 2004
                                   (Unaudited)

                                     Assets
                                     ------

Cash and due from banks                                $ 3,133,202
Federal funds sold                                       3,749,000
                                                     --------------

    Cash and cash equivalents                            6,882,202

Interest-bearing deposits in banks                       2,816,608
Investment securities available-for-sale                16,437,232
Loans, net                                              93,856,763
Premises and equipment, net                              3,384,204
Accrued interest receivable and other assets             2,806,035
                                                     --------------

                                                     $ 126,183,044
                                                     ==============

                  Liabilities and Stockholders' Equity
                  ------------------------------------

Liabilities:
    Deposits:
      Noninterest-bearing                            $  18,581,529
      Interest-bearing                                  88,138,336
                                                     --------------

      Total deposits                                   106,719,865

    FHLB Advances                                        7,980,000
    Accrued interest payable and other liabilities         453,486
                                                     --------------

      Total liabilities                                115,153,351
                                                     --------------

Commitments

Stockholders' equity
    Preferred stock, no par value; authorized
      2,000,000 shares; no issued shares                         -
    Common stock, $5 par value; authorized
      10,000,000 shares; issued  945,592 shares          4,727,960
    Additional paid-in capital                           4,702,518
    Retained earnings                                    1,882,177
    Accumulated other comprehensive income (loss)          (23,012)
    Treasury stock (20,600 shares), at cost               (259,950)
                                                     --------------

      Total stockholders' equity                        11,029,693
                                                     --------------

                                                     $ 126,183,044
                                                     ==============


See accompanying notes to unaudited consolidated financial statements.

                                          DECATUR FIRST BANK GROUP, INC.

                                        Consolidated Statements of Earnings

                    For the Three Months and the Nine Months Ended September 30, 2004 and 2003
                                                    (Unaudited)

                                                    Three Months Ended                  Nine Months Ended
                                                       September 30,                       September 30,
                                            ----------------------------------------------------------------------
                                                  2004              2003              2004              2003
                                            ----------------  ----------------  ----------------  ----------------
Interest income:
    Interest and fees on loans              $     1,380,454          1,093,842         3,853,456         3,271,433
    Interest on investment securities               144,868            169,194           447,104           539,603
    Other interest income                            35,061             24,162            74,981            65,678
                                            ----------------  ----------------  ----------------  ----------------

      Total interest income                       1,560,383          1,287,198         4,375,541         3,876,714
                                            ----------------  ----------------  ----------------  ----------------

Interest expense on deposits                        443,141            300,407         1,067,511           903,149
Interest expense on borrowings                       91,240            101,222           270,166           309,974
                                            ----------------  ----------------  ----------------  ----------------

      Total interest expense                        534,381            401,629         1,337,677         1,213,123
                                            ----------------  ----------------  ----------------  ----------------

      Net interest income                         1,026,002            885,569         3,037,864         2,663,591

Provision for loan losses                            90,000                  -           245,000           170,000
                                            ----------------  ----------------  ----------------  ----------------

      Net interest income after provision
        for loan losses                             936,002            885,569         2,792,864         2,493,591
                                            ----------------  ----------------  ----------------  ----------------

Other income:
    Service charges on deposit accounts             179,545             95,897           420,839           283,586
    Securities gains (losses)                        (1,903)                 -            22,466           102,459
    Other operating income                           40,602             94,431           134,285           251,819
                                            ----------------  ----------------  ----------------  ----------------

      Total other income                            218,244            190,328           577,590           637,864
                                            ----------------  ----------------  ----------------  ----------------

Other expense:
    Salaries and other personnel expense            558,064            446,024         1,551,587         1,217,686
    Net occupancy and equipment expense              77,035             83,554           238,106           213,948
    Other operating expense                         354,006            299,364         1,006,622           936,354
                                            ----------------  ----------------  ----------------  ----------------

      Total other expense                           989,105            828,942         2,796,315         2,367,988
                                            ----------------  ----------------  ----------------  ----------------

      Earnings before income taxes                  165,141            246,955           574,139           763,467

Income tax expense                                   47,020             54,482           159,542           186,286
                                            ----------------  ----------------  ----------------  ----------------

      Net earnings                          $       118,121            192,473           414,597           577,181
                                            ================  ================  ================  ================

Earnings per common share:
    Basic earnings per share                $           .13                .21               .45               .62
                                            ================  ================  ================  ================
    Diluted earnings per share              $           .12                .20               .43               .61
                                            ================  ================  ================  ================


See accompanying notes to unaudited consolidated financial statements.

                                 DECATUR FIRST BANK GROUP, INC.

                        Consolidated Statements of Comprehensive Income

                     For the Nine Months Ended September 30, 2004 and 2003

                                                                             2004       2003
                                                                          ----------  ---------
Net earnings                                                              $ 414,597    577,181
                                                                          ----------  ---------

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on investment securities available-for-sale arising during the period, net of taxes of $43,127 and
    $103,315, respectively                                                  (70,365)  (168,566)
  Realized gains on sales of investment securities available-for-sale, net of income tax expense of $8,537 and $38,935,
    respectively                                                            (13,929)   (63,525)
                                                                          ----------  ---------

Other comprehensive income (loss)                                           (84,294)  (232,091)
                                                                          ----------  ---------

Comprehensive income                                                      $ 330,303    345,090
                                                                          ==========  =========


See accompanying notes to unaudited consolidated financial statements.

                                   DECATUR FIRST BANK GROUP, INC.
                               Consolidated Statements of Cash Flows
                       For the Nine Months Ended September 30, 2004 and 2003
                                            (Unaudited)


                                                                            2004           2003
                                                                        -------------  ------------
Cash flows from operating activities:
    Net earnings                                                        $    414,597       577,181
    Adjustments to reconcile net earnings to net
      cash provided by operating activities:
        Provision for loan losses                                            245,000       170,000
        Depreciation, amortization and accretion                             215,304       287,364
        Securities gains                                                     (22,466)     (102,459)
        Provision for stock awards                                             9,096         5,090
        Change in other                                                      (17,111)     (134,748)
                                                                        -------------  ------------

          Net cash provided by operating activities                          844,420       802,428
                                                                        -------------  ------------

Cash flows from investing activities:
    Net change in interest-bearing deposits in banks                      (1,061,514)   (1,102,427)
    Proceeds from maturities and paydowns
      of investment securities available-for-sale                          2,966,905     4,727,848
    Proceeds from sales of investment securities available-for-sale        3,022,642     6,351,478
    Purchases of investment securities available-for-sale                 (5,584,034)  (11,457,779)
    Change in loans                                                      (23,090,239)   (3,871,140)
    Purchases of premises and equipment                                   (1,168,940)     (127,973)
                                                                        -------------  ------------

          Net cash used by investing activities                          (24,915,180)   (5,479,993)
                                                                        -------------  ------------

Cash flows from financing activities:
    Net change in deposits                                                22,971,873     9,247,900
    Repayment of borrowings                                                        -    (2,000,000)
    Purchase of treasury shares                                                    -        (1,450)
                                                                        -------------  ------------

          Net cash provided by financing activities                       22,971,873     7,246,450
                                                                        -------------  ------------

Net change in cash and cash equivalents                                   (1,098,887)   (2,568,885)

Cash and cash equivalents at beginning of the period                       7,981,089     5,393,343
                                                                        -------------  ------------

Cash and cash equivalents at end of the period                          $  6,882,202     7,962,228
                                                                        =============  ============

Noncash investing activities:
    Change in unrealized gain/loss on securities available-for-sale,
      net of tax                                                        $    (84,294)     (232,091)


See accompanying notes to unaudited consolidated financial statements.

                         DECATUR FIRST BANK GROUP, INC.

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

(1)  ORGANIZATION AND BASIS OF PRESENTATION

Decatur First Bank Group, Inc. (the Company), a bank holding company, owns 100% of the outstanding common stock of Decatur First Bank (the Bank), which operates primarily in the Decatur, Georgia area. The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders on Form 10-KSB. The financial statements as of September 30, 2004 and for the interim periods ended September 30, 2004 and 2003 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 2003 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in the Company's 2003 Form 10-KSB.

(2)  CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. The Company's significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2003 as filed in its annual report on Form 10-KSB.

Certain accounting policies involve significant estimates and assumptions by the Company, which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the estimates and assumptions made, actual results could differ from these estimates and assumptions which could have a material impact on carrying values of assets and liabilities and results of operations.

The Company believes that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of the Company's processes and methodology for determining the allowance for loan losses.

(3)  EARNINGS PER SHARE

Net earnings per common share are based on the weighted average number of common shares outstanding during each period. The calculation of basic and diluted earnings per share is as follows:

                                                      Three Months                Nine months
                                                   Ended September 30,        Ended September 30,
                                               --------------------------  --------------------------

                                                   2004          2003          2004          2003
                                               ------------  ------------  ------------  ------------
Basic earnings per share:
Net earnings                                   $    118,121       192,473       414,597       577,181
Weighted average common shares outstanding          924,969       924,002       924,700       924,254
Per share amount                               $        .13           .21           .45           .62
                                               ============  ============  ============  ============

Diluted earnings per share:
Net earnings                                   $    118,121       192,473       414,597       577,181
Effect of dilutive securities - stock options        39,957        26,777        39,957        26,777
Diluted earnings per share                     $        .12           .20           .43           .61
                                               ============  ============  ============  ============

                         DECATUR FIRST BANK GROUP, INC.

                                   (Unaudited)


(4)  STOCK-BASED COMPENSATION
     ------------------------
     The Company sponsors a stock-based compensation plan. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net earnings and earnings per share would not be material if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                   APPENDIX F
                                   ----------

                FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION
                AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2003

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                     GENERAL

Decatur First Bank Group, Inc. is a bank holding company headquartered in Decatur, Georgia organized to own all of the common stock of its bank subsidiary, Decatur First Bank. The principal activity of the bank is to provide banking services to domestic markets, principally in DeKalb County, Georgia. The bank is primarily regulated by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. Our bank holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations.

The following discussion describes our results of operations for 2003 as compared to 2002 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2003 and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

                           FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

     -    the effects of future economic conditions;
     - governmental monetary and fiscal policies, as well as legislative and regulatory changes;
     - changes in interest rates and their effect on the level and composition of deposits, loan demand, and the values of loan collateral, securities and other interest-sensitive assets and liabilities;
     -    our ability to control costs, expenses, and loan delinquency rates;
          and
     - the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet.

                              RESULTS OF OPERATIONS

Net income for 2003 was $775,000 compared to $633,000 in 2002. The increase in net income in 2003 compared to 2002 was primarily due to the increase in net interest income. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received on investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense, which is paid on deposit liabilities. Net interest income was $3,611,000 for the year ended December 31, 2003 compared to $3,362,000 in 2002.

The provision for loan losses in 2003 was $185,000 compared to $400,000 in 2002. The provision for loan losses reflects management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2003 totaled $831,000 compared to $706,000 in 2002. Other operating income includes services charges on deposit accounts, income from our mortgage origination affiliate and investment security gains. Declining interest rates during 2003 and 2002 provided us with an opportunity to derive significant income from the origination of mortgage loans. Other operating expenses in 2003 were $3,256,000 compared to $2,789,000 in 2002. The largest component of other operating expenses is salaries and benefits, which totaled $1,732,000 for the year ended December 31, 2003 compared to $1,470,000 in 2002.

NET  INTEREST  INCOME

For the years ended December 31, 2003 and 2002, net interest income totaled $3,611,000 and $3,362,000, respectively. Interest income from loans, including fees was $4,402,000 representing a yield of 6.41% in 2003 compared to a yield of 7.20% in 2002. Significant decreases in the prime lending rate in 2002 resulted in the decrease in yield on loans. Interest expense totaled $1,593,000 for the year ended December 31, 2003 compared to $1,451,000 in 2002. The net interest margin realized on earning assets and the interest rate spread were 3.84% and 3.29%, respectively, for the year ended December 31, 2003 compared to an interest rate margin of 4.14% and interest rate spread of 3.55% in 2002.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

AVERAGE BALANCES AND INTEREST RATES

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2003 and 2002 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

                                           For the Year Ended December 31, 2003          For the Year Ended Dec  ember 31, 2002
                                        ---------------------------------------------  ------------------------------------------
                                               (Amounts presented in thousands)             (Amounts presented in thousands)

                                          Average                          Yield/         Average                      Yield/
                                          Balance        Interest           Rate          Balance      Interest         Rate
                                        ------------  --------------  ----------------  -----------  ------------  ---------------
Assets:
  Interest earning assets:
    Loans (including loan fees)         $    68,704           4,402              6.41%  $    49,293         3,548            7.20%
    Investment securities                    19,924             719              3.61%       25,519         1,131            4.43%
    Interest-bearing deposits                 2,597              45              1.73%        2,164            63            2.91%
    Federal funds sold                        2,869              38              1.32%        4,328            71            1.64%
                                        ------------  --------------                    -----------  ------------
  Total interest earning assets              94,094           5,204              5.53%       81,304         4,813            5.92%
  Other non-interest earnings assets          6,424                                           5,142
                                        ------------                                    -----------

        Total assets                    $   100,518                                     $    86,446
                                        ============                                    ===========

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Deposits:
      Interest-bearing demand and
        savings                         $    26,733             125              0.47%  $    24,397           160            0.66%
      Time                                   36,283           1,068              2.94%       27,088           880            3.25%
    Other borrowings                          7,978             400              5.01%        9,805           411            4.19%
                                        ------------  --------------                    -----------  ------------
  Total interest-bearing liabilities         70,994           1,593              2.24%       61,290         1,451            2.37%
                                                      --------------                                 ------------
  Other non-interest bearing
    liabilities                              18,926          15,530
  Stockholders' equity                       10,598           9,626
                                        ------------  --------------

        Total liabilities and
          stockholders' equity          $   100,518                                     $    86,446
                                        ============                                    ===========

Excess of interest-earning assets
  over interest bearing liabilities     $    23,100                                     $    20,014
                                        ============                                    ===========

Ratio of interest-earning assets
  to interest-bearing liabilities               133%                                            133%

Net interest income                                           3,611                                         3,362
                                                      ==============                                  ============

Net interest spread                                                              3.29%                                       3.55%
                                                                          ============                                ============

Net interest margin                                                              3.84%                                       4.14%
                                                                          ============                                ============

Non-accrual loans are included in average loan balances during the periods presented as the balances were not significant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

VOLUME/RATE  ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

                                          2003 COMPARED TO 2002
                                INCREASE (DECREASE) DUE TO CHANGES IN NET

                                         VOLUME   RATE   CHANGE
                                        --------  -----  -------
Interest income on:
  Loans (including loan fees)           $ 1,277   (423)     854
  Investment securities                    (223)  (189)    (412)
  Interest-bearing deposits                  11    (29)     (18)
  Federal funds sold                        (21)   (12)     (33)
                                        --------  -----  -------
                                          1,044   (653)     391
                                        --------  -----  -------

Interest expense on:
  Interest-bearing demand and savings        14    (49)     (35)
  Time                                      277    (89)     188
  Other borrowings                         (84)    73      (11)
                                        --------  -----  -------
                                            207    (65)     142
                                        --------  -----  -------

                                        $   837   (588)     249
                                        ========  =====  =======

INTEREST RATE SENSITIVITY AND ASSET LIABILITY MANAGEMENT

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2003, the bank, as measured by Gap, is in an asset sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

We also measure the actual effects that repricing opportunities have on earnings through simulation modeling, referred to as earnings at risk. For short-term interest rate risk, the bank's model simulates the impact of balance sheet strategies on net interest income, pre-tax income, and net income. The model includes interest rate ramps to test the impact of rising and falling interest rates on projected earnings. Rates are ramped over a one-year period and include a level rate scenario as the benchmark with rising and falling 200 basis point scenarios for comparison. The bank determines the assumptions that are used in the model. The December 31, 2003 model reflects an increase of 2.94% in net interest income in a 200 basis point increase in interest rates and a 2.11% decrease in net interest income in a 200 basis point decrease in interest rates.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                                                          At December 31, 2003
                                                        Maturing or Repricing in
                                                        ------------------------
                                                         (dollars in thousands)

                                           Three Months    Four Months   1 to 5   Over 5
                                              or Less      to 12 Months    Years    Years   Total
                                          --------------  -------------  -------  -------  ------
Interest-earning assets:
    Federal funds sold                    $       5,268              -                 -    5,268
    Investment securities                             -              -    7,441   10,152   17,593
    Interest-bearing deposits                     1,755              -        -        -    1,755
    Loans                                        39,372          6,819   24,727      992   71,910
                                          --------------  -------------  -------  -------  ------

Total interest-earning assets                    46,395          6,819   32,168   11,144   96,526
                                          --------------  -------------  -------  -------  ------

Interest-bearing liabilities:
  Deposits:
    Savings and demand                           28,905              -        -        -   28,905
    Time deposits                                 7,932         13,644   13,178        -   34,754
  Federal Home Loan Bank advances                 2,500              -      480    5,000    7,980
                                          --------------  -------------  -------  -------  ------

Total interest-bearing liabilities               39,337         13,644   13,658    5,000   71,639
                                          --------------  -------------  -------  -------  ------

Interest sensitive difference per period          7,058         (6,825)  18,510    6,144   24,887
Cumulative interest sensitivity
    difference                            $       7,058            233   18,743   24,887
                                          ==============  =============  =======  =======
Cumulative difference to total
    assets                                            7%             -%      18%      25%
                                          ==============  =============  =======  =======

At December 31, 2003, the difference between the bank's liabilities and assets repricing or maturing within one year was $233,000.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $185,000 for the year ended December 31, 2003 as compared to $400,000 for the year ended December 31, 2002. The decrease in the provision was due to slower growth in loans during 2003 compared with 2002 as well as less in net charge offs during 2003 compared with 2002. The loan portfolio increased by approximately $8.8 million during the year ended December 31, 2003. The allowance for loan losses was 1.25% of gross loans at December 31, 2003. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

The following table summarizes information concerning the allowance for loan losses:


                                                             December 31,
                                                             ------------
                                                   2003          2002           2001
                                               ------------  -------------  -------------
                                                  (Amounts are presented in thousands)

Balance at beginning of year                   $       812            595            535
Charge-offs:
  Commercial                                            11             26            375
  Real estate - construction                             -            157              -
  Real estate - mortgage                                89              -             76
  Consumer                                              16              -              -
                                               ------------  -------------  -------------

    Total charge-offs                                  116            183            451

Recoveries:
  Commercial                                            14              -              -
  Real estate - construction                             -              -              -
  Real estate - mortgage                                 -              -              -
  Consumer                                               4              -              1
                                               ------------  -------------  -------------

    Total recoveries                                    18              -              1
                                               ------------  -------------  -------------

Net charge-offs                                         98            183            450

Additions charged to operations                        185            400            510
                                               ------------  -------------  -------------

Balance at end of year                         $       899            812            595
                                               ============  =============  =============
Ratio of net charge-offs during the period to
  average loans outstanding during the period          .14%           .37%          1.15%
                                               ============  =============  =============

The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2003 and 2002 (amounts are presented in thousands):

                                        December 31,
                                        ------------
                                         2003   2002
                                         -----  ----
Other real estate and repossessions      $   -    45
Accruing loans 90 days or more past due      -     -
Non-accrual loans                           35   121
Interest on non-accrual loans which
 would have been reported                    1    12

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

NONINTEREST  INCOME  AND  EXPENSE

Noninterest income for the year ended December 31, 2003 totaled $831,000 as compared to $706,000 for the year ended December 31, 2002. This increase in noninterest income was primarily due to an increase in gains on the sale of securities as well as an increase in mortgage origination income. The increase in gains on sale of securities was due to the bank needing liquidity to fund loan demand and a repositioning of the securities portfolio. Mortgage origination income increased in 2003 compared to 2002 due to the increase in refinancing of mortgage loans because of the low long term rates offered by the permanent mortgage brokers. The bank expects less in both gains of sale of securities and mortgage origination income in 2004.

Total noninterest expense for the year ended December 31, 2003 was $3,256,000 as compared to $2,789,000 for the same period in 2002. Salaries and benefits, the largest component of noninterest expense, totaled $1,732,000 for the year ended December 31, 2003, compared to $1,470,000 for the same period a year ago. Salary and benefits expense primarily increased due to the addition of employees in 2003 and normal salary increases. Other operating expenses were $1,233,000 for the year ended December 31, 2003 as compared to $1,040,000 for the year ended December 31, 2002. This increase in noninterest expense was due to the continued growth of the bank.

INCOME  TAXES

For the year ended December 31, 2003, we recognized income tax expense of $226,000 compared to income tax expense of $246,000 in 2002. Our effective income tax rate was approximately 23% in 2003 and 28% in 2002. Our effective tax rate decreased in 2003 due to the addition of non-taxable investments added to the investment portfolio.

                               FINANCIAL CONDITION

Total assets increased $7,501,000, or 8% from December 31, 2002 to December 31, 2003. The primary source of growth in assets was net loans, which increased $8,617,000 or 14%, during the year ended December 31, 2003. Investment securities available-for-sale decreased $3,563,000 from December 31, 2002 to $17,019,000 at December 31, 2003. This decrease in investment securities available-for-sale was the result of the loan growth. Total deposits increased $9,302,000, or 12% during 2003.

INTEREST-EARNING  ASSETS

LOANS

Gross loans totaled $71,911,000 at December 31, 2003, an increase of $8,703,000 or 14% since December 31, 2002. The largest increase in loans was in real estate-mortgage loans, which increased $5,499,000 or 13% to $46,404,000 at December 31, 2003. The majority of these loans are owner occupied commercial buildings. Real estate-construction loans increased $3,159,000 during 2003. Balances within the major loans receivable categories as of December 31, 2003 and December 31, 2002 are as follows:

                               2003                2002
                            -----------         ----------
Commercial and financial    $10,957,599    15%  10,914,521   17%
Real estate - mortgage       46,404,071    64%  40,905,257   65%
Real estate - construction   11,905,865    17%   8,746,849   14%
Consumer                      2,643,140     4%   2,641,326    4%
                            -----------  -----  ----------  ----

                            $71,910,675   100%  63,207,953  100%
                            ===========  =====  ==========  ====

As of December 31, 2003, maturities of loans in the indicated classifications were as follows:

                            Real Estate
               Commercial   Construction    Total
               -----------  ------------  ----------
Maturity
--------
Within 1 year  $ 6,965,763     9,963,432  16,929,195
1 to 5 years     3,488,973     1,942,433   5,431,406
Over 5 years       502,863             -     502,863
               -----------  ------------  ----------

  Totals       $10,957,599    11,905,865  22,863,464
               ===========  ============  ==========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

As of December 31, 2003, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows:

                            Fixed Interest   Variable Interest
                                 Rates             Rates          Total
                            ---------------  -----------------  ---------
Commercial
  1 to 5 years              $     2,593,305            895,668  3,488,973
  Over 5 years                      162,095            340,768    502,863

Real estate - construction
  1 to 5 years                    1,892,083             50,350  1,942,433
                            ---------------  -----------------  ---------

                            $     4,647,483          1,286,786  5,934,269
                            ===============  =================  =========


INVESTMENT SECURITIES

Investment securities available-for-sale decreased to $17,019,000 at December 31, 2003 from $20,582,000 at December 31, 2002. This decrease was the result of sales of investments during 2003 to fund loan growth. All of the bank's marketable investment securities were designated as available-for-sale at December 31, 2003.

The following table presents the investments by category at December 31, 2003 and 2002 (Amounts are presented in thousands):


                                                2003                        2002
                                                ----                        ----

                                                     Estimated                   Estimated
                                   Amortized Cost   Fair Value  Amortized Cost  Fair Value
                                   ---------------  ----------  --------------  ----------
United States government agencies  $         5,870       5,948           7,037       7,296
Mortgage-backed                              6,540       6,436           6,168       6,256
State, county and municipals                 4,510       4,635           6,849       7,030
                                   ---------------  ----------  --------------  ----------

                                   $        16,920      17,019          20,054      20,582
                                   ===============  ==========  ==============  ==========

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented (Amounts are presented in thousands):

                                     US        Weighted      State      Weighted     Mortgage    Weighted
                                 Government    Average     County and    Average      Backed      Average
                                  Agencies      Yields     Municipals    Yields     Securities    Yields
                                 -----------  ----------  ------------  ---------  ------------  ---------
Maturities at December 31, 2003
-------------------------------

Within 1 year                    $         -          -   $         -          -   $         -          -
After 1 through 5 years                5,483       3.61%        1,391       2.93%          844       3.83%
After 5 through 10 years                 387       3.18%        2,717       4.34%        5,323       3.53%
After 10 years                             -                      402       4.47%          373       2.70%
                                 -----------              ------------             -----------

Totals                           $     5,870              $     4,510              $     6,540
                                 ===========              ============             ============

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

DEPOSITS

At  December  31,  2003  total  deposits  increased  by  $9,303,000, or 12% from
December 31, 2002.   Noninterest-bearing demand deposits increased $3,642,000 or
22%  and  interest-bearing  deposits  increased  $5,660,000  or  10%.

Balances within the major deposit categories as of December 31, 2003 and December 31, 2002 as follows:

                                        2003         2002
                                     -----------  ----------
Noninterest-bearing demand deposits  $20,088,794  16,446,422
Interest-bearing demand deposits      25,941,961  24,825,981
Savings deposits                       2,962,890   1,888,421
Time                                  20,215,641  17,855,247
Time over $100,000                    14,538,706  13,429,247
                                     -----------  ----------

                                     $83,747,992  74,445,318
                                     ===========  ==========

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

                                              December 31,
                                              ------------
                                          2003             2002
                                          ----             ----
                                  (Amounts are presented in thousands)

                                     Amount    Rate    Amount  Rate
                                     -------  -------  ------  -----
Noninterest-bearing demand           $18,584       -   14,970     -
Interest-bearing demand and savings   26,733    0.47%  24,397  0.66%
Time deposits                         36,283    2.94%  27,088  3.25%
                                     -------           ------

Totals                               $81,600           66,455
                                     =======           =======

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003, are summarized as follows:


                Within 3 months             $2,469,605
                After 3 through 6 months       736,085
                After 6 through 12 months    4,094,453
                After 12 months              7,238,563
                                           -----------

                                   Total   $14,538,706
                                           ===========


CAPITAL  RESOURCES

Total shareholders' equity increased from $10,177,000 at December 31, 2002 to $10,690,000 at December 31, 2003. This increase was attributable to net earnings for the period partially offset by a decrease of $266,000 in the fair value of securities available-for-sale, net of tax, and by purchases of treasury stock totaling $1,450.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank's risk-based capital ratios at December 31, 2003:

      Tier 1 capital (to risk-weighted assets)              10.36%
      Total capital (to risk-weighted assets)               11.42%
      Tier 1 capital (to total average assets)               9.57%

LIQUIDITY

The bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

Cash and cash equivalents as of December 31, 2003 increased $2,588,000 from December 31, 2002. Cash provided by operating activities totaled $1,074,000 in 2003, while inflows from financing activities totaled $7,301,000, which were attributable to net deposit increases partially offset by repayment of Federal Home Loan Bank Advances.

During 2003, investing activities used $5,787,000. Investing activities included net loans made to customers of approximately $8,801,000, purchases of investment securities available-for-sale of $13,133,000 and purchases of premises and equipment of $130,000, partially offset by maturities and sales of investment securities available-for-sale of approximately $16,216,000.

OFF  BALANCE  SHEET  ARRANGEMENTS

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2003:

      Commitments to extend credit         $  18,795,000
      Standby letters of credit            $      61,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in DeKalb County and surrounding areas.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, CONTINUED

The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with commercial banks for short term unsecured advances up to $7,000,000.

INFLATION

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting our pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

SELECTED RATIOS

The following table sets out certain ratios of the Company for the years indicated.

                                    2003    2002
                                   ------  ------
Net income to:
  Average stockholders' equity     7.31%   6.58%
  Average assets                    .77%    .73%
Dividends to net income               -       -
Average equity to average assets  10.54%  11.14%

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting  standards  that  have  been  issued  or  proposed  by  the Financial
Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

                            Porter Keadle Moore, LLP


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Decatur First Bank Group, Inc.

We have audited the accompanying consolidated balance sheets of Decatur First Bank Group, Inc. and subsidiary as of December 31, 2003 and 2002, and the related statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Decatur First Bank Group, Inc. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



                                                  /s/  Porter Keadle Moore, LLP


Atlanta, Georgia
February 13, 2004


                          Certified Public Accountants
--------------------------------------------------------------------------------
Suite 1800  235 Peachtree Street NE   Atlanta, Georgia 30303  Phone 404-588-4200
                         Fax 404-588-4222   www.pkm.com

                                  DECATUR FIRST BANK GROUP, INC.

                                   CONSOLIDATED BALANCE SHEETS

                                    DECEMBER 31, 2003 AND 2002


                                                                           2003          2002
                                                                       -------------  -----------
                                          Assets
                                          ------

Cash and due from banks, including reserve requirements of
     $564,000 and $508,000                                             $  2,713,089    2,427,343
Federal funds sold                                                        5,268,000    2,966,000
                                                                       -------------  -----------

               Cash and cash equivalents                                  7,981,089    5,393,343

Interest-bearing deposits                                                 1,755,094    1,750,318
Investment securities available-for-sale                                 17,018,541   20,582,054
Other investments                                                           573,512      593,509
Loans, net                                                               71,011,524   62,395,446
Premises and equipment, net                                               2,368,264    2,423,991
Accrued interest receivable and other assets                              2,077,385    2,145,027
                                                                       -------------  -----------

                                                                       $102,785,409   95,283,688
                                                                       =============  ===========

                    Liabilities and Shareholders' Equity
                    -------------------------------------

Deposits:
    Demand                                                             $ 20,088,794   16,446,422
    Money market and NOW accounts                                        25,941,961   24,825,981
    Savings                                                               2,962,890    1,888,421
    Time                                                                 20,215,641   17,855,247
    Time over $100,000                                                   14,538,706   13,429,247
                                                                       -------------  -----------

              Total deposits                                             83,747,992   74,445,318

Federal Home Loan Bank advances                                           7,980,000    9,980,000
Accrued interest payable and other liabilities                              367,123      680,901
                                                                       -------------  -----------

              Total liabilities                                          92,095,115   85,106,219
                                                                       -------------  -----------

Commitments

Shareholders' equity:
  Preferred stock, no par value; 2,000,000 shares
     authorized; no shares issued and outstanding                                 -            -
   Common stock, par value $5; 10,000,000 shares authorized;
     945,057 and 944,687 shares issued in 2003 and 2002, respectively     4,725,285    4,723,435
   Additional paid-in capital                                             4,696,097    4,692,452
   Retained earnings                                                      1,467,580      692,693
  Treasury stock, at cost; 20,600 and 20,500 shares in 2003 and
     2002, respectively                                                    (259,950)    (258,500)
  Accumulated other comprehensive income                                     61,282      327,389
                                                                       -------------  -----------

              Total shareholders' equity                                 10,690,294   10,177,469
                                                                       -------------  -----------

                                                                       $102,785,409   95,283,688
                                                                       =============  ===========


See  accompanying  notes  to  consolidated  financial  statements.

                                 DECATUR FIRST BANK GROUP, INC.

                               CONSOLIDATED STATEMENTS OF EARNINGS

                      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



                                                                2003          2002       2001
                                                           ---------------  ---------  ---------
Interest income:
  Interest and fees on loans                               $     4,402,324  3,547,850  3,428,035
  Interest on investment securities:
    Taxable                                                        471,491    900,455  1,570,546
    Nontaxable                                                     247,237    230,967    147,256
  Other interest                                                    83,153    134,294    286,969
                                                           ---------------  ---------  ---------

      Total interest income                                      5,204,205  4,813,566  5,432,806
                                                           ---------------  ---------  ---------

Interest expense:
  Interest on money market and NOW accounts                        113,969    146,472    299,245
  Interest on savings and time deposits                          1,079,511    894,282  1,735,073
  Other                                                            399,972    410,717    421,398
                                                           ---------------  ---------  ---------

      Total interest expense                                     1,593,452  1,451,471  2,455,716
                                                           ---------------  ---------  ---------

      Net interest income                                        3,610,753  3,362,095  2,977,090

Provision for loan losses                                          185,000    400,000    510,000
                                                           ---------------  ---------  ---------

      Net interest income after provision for loan losses        3,425,753  2,962,095  2,467,090
                                                           ---------------  ---------  ---------

Other income:
  Service charges on deposit accounts                              400,002    390,254    312,013
  Gain on sale of securities                                       130,934    119,349    184,536
  Other income                                                     300,130    196,789    201,662
                                                           ---------------  ---------  ---------

      Total other income                                           831,066    706,392    698,211
                                                           ---------------  ---------  ---------

Other expenses:
  Salaries and employee benefits                                 1,732,193  1,469,693  1,293,331
  Occupancy and equipment                                          291,252    279,142    338,251
  Other operating                                                1,232,884  1,040,194    956,948
                                                           ---------------  ---------  ---------

      Total other expenses                                       3,256,329  2,789,029  2,588,530
                                                           ---------------  ---------  ---------

      Earnings before income taxes                               1,000,490    879,458    576,771

Income tax expense                                                 225,603    246,194    219,551
                                                           ---------------  ---------  ---------

      Net earnings                                         $       774,887    633,264    357,220
                                                           ===============  =========  =========

      Basic earnings per share                             $           .84        .68        .38
                                                           ===============  =========  =========

      Diluted earnings per share                           $           .82        .66        .38
                                                           ===============  =========  =========


See  accompanying  notes  to  consolidated  financial  statements.

                                  DECATUR FIRST BANK GROUP, INC.

                         CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                       FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



                                                                   2003        2002       2001
                                                                ----------  ----------  ---------
Net earnings                                                    $ 774,887     633,264    357,220
                                                                ----------  ----------  ---------

Other comprehensive income (loss), net of tax:
  Unrealized gains on investment securities
    available-for-sale:
      Unrealized gains arising during the period, net of
        tax of $113,344, $276,682and $89,606, respectively       (184,928)    451,429    146,199
      Reclassification adjustment for gains included in net
        earnings, net of tax of $49,755, $45,353 and $70,124,
        respectively                                              (81,179)    (73,996)  (114,412)
                                                                ----------  ----------  ---------

            Total other comprehensive income (loss) net of tax   (266,107)    377,433     31,787
                                                                ----------  ----------  ---------

            Total comprehensive income                          $ 508,780   1,010,697    389,007
                                                                ==========  ==========  =========


See  accompanying  notes  to  consolidated  financial  statements.

                                       DECATUR FIRST BANK GROUP, INC.

                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                        Retained                 Accumulated
                                           Additional   Earnings                    Other
                                 Common     Paid-in   (Accumulated   Treasury   Comprehensive
                                 Stock      Capital     Deficit)       Stock    Income (Loss)      Total
                               ----------  ---------  -------------  ---------  --------------  -----------

Balance, December 31, 2000     $4,715,010  4,678,378      (297,791)  (125,000)        (81,831)   8,888,766

Issuance of common stock            4,790      7,716             -          -               -       12,506
Purchase of treasury stock,
     2,000 shares                       -          -             -    (26,000)              -      (26,000)
Change in unrealized gain/
  loss on securities available
  for sale, net of tax                  -          -             -          -          31,787       31,787
Net earnings                            -          -       357,220          -               -      357,220
                               ----------  ---------  -------------  ---------  --------------  -----------

Balance, December 31, 2001      4,719,800  4,686,094        59,429   (151,000)        (50,044)   9,264,279

Issuance of common stock            3,635      6,358             -          -               -        9,993
Purchase of treasury stock,
     8,500 shares                       -          -             -   (107,500)              -     (107,500)
Change in unrealized gain/
  loss on securities available
  for sale, net of tax                  -          -             -          -         377,433      377,433
Net earnings                            -          -       633,264          -               -      633,264
                               ----------  ---------  -------------  ---------  --------------  -----------

Balance, December 31, 2002      4,723,435  4,692,452       692,693   (258,500)        327,389   10,177,469

Issuance of common stock            1,850      3,645             -          -               -        5,495
Purchase of treasury stock,
     100 shares                         -          -             -     (1,450)              -       (1,450)
Change in unrealized gain/
  loss on securities available
  for sale, net of tax                  -          -             -          -        (266,107)    (266,107)
Net earnings                            -          -       774,887          -               -      774,887
                               ----------  ---------  -------------  ---------  --------------  -----------

Balance, December 31, 2003     $4,725,285  4,696,097     1,467,580   (259,950)         61,282   10,690,294
                               ==========  =========  =============  =========  ==============  ===========


See accompanying notes to consolidated financial statements.

                                        DECATUR FIRST BANK GROUP, INC.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                        2003           2002          2001
                                                                    -------------  ------------  ------------
Cash flows from operating activities:
  Net earnings                                                      $    774,887       633,264       357,220
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
      Depreciation, amortization and accretion                           367,414       284,886       117,307
      Provision for loan losses                                          185,000       400,000       510,000
      Provision for stock awards                                           5,495         9,993        12,506
      Provision for deferred income taxes (benefit)                      (42,969)         (609)       50,676
      Gain on sale of securities                                        (130,934)     (119,349)     (184,536)
      Increase in cash surrender value of life insurance                 (68,782)       (1,442)            -
      Change in:
        Accrued interest receivable and other assets                     134,393       (77,140)      (31,118)
        Accrued interest payable and other liabilities                  (150,679)      233,833       (41,482)
                                                                    -------------  ------------  ------------

            Net cash provided by operating activities                  1,073,825     1,363,436       790,573
                                                                    -------------  ------------  ------------

Cash flows from investing activities:
  Net change in interest-bearing deposits                                 (4,776)      444,013    (2,194,331)
  Proceeds from calls and maturities of investment securities
    available-for-sale                                                 6,586,095    13,525,088    22,404,916
  Proceeds from sales of investment securities available-for-sale      9,630,133    10,634,518    25,529,715
  Purchases of investment securities available-for-sale              (13,132,864)  (17,022,909)  (52,426,691)
  Proceeds from the sale of other investments                             19,997             -             -
  Net change in loans                                                 (8,801,078)  (20,917,886)   (7,595,020)
  Purchase of bank owned life insurance                                        -    (1,300,000)            -
  Proceeds from the sale of other real estate                             45,000             -             -
  Purchase of premises and equipment                                    (129,810)     (660,764)      (43,254)
                                                                    -------------  ------------  ------------

            Net cash used by investing activities                     (5,787,303)  (15,297,940)  (14,324,665)
                                                                    -------------  ------------  ------------

Cash flows from financing activities:
  Net change in deposits                                               9,302,674     9,785,715     6,017,208
  Net change in other borrowings                                               -    (4,650,000)    4,650,000
  Proceeds from Federal Home Loan Bank advances                                -     4,980,000             -
  Repayment of Federal Home Loan Bank advance                         (2,000,000)            -             -
  Purchase of treasury stock                                              (1,450)     (107,500)      (26,000)
                                                                    -------------  ------------  ------------

            Net cash provided by financing activities                  7,301,224    10,008,215    10,641,208
                                                                    -------------  ------------  ------------

Net increase (decrease) in cash and cash equivalents                   2,587,746    (3,926,289)   (2,892,884)

Cash and cash equivalents at beginning of year                         5,393,343     9,319,632    12,212,516
                                                                    -------------  ------------  ------------

Cash and cash equivalents at end of year                            $  7,981,089     5,393,343     9,319,632
                                                                    =============  ============  ============

Supplemental schedule of noncash investing and financing
    activities
  Change in net unrealized gain/loss on investment securities
    available-for-sale, net of tax                                  $   (266,107)      377,433        31,787

Supplemental disclosures of cash flow information
  Cash paid during the year for interest                            $  1,597,758     1,445,302     2,464,345
  Cash paid during the year for income taxes                        $    352,230       240,000       152,000


See accompanying notes to consolidated financial statements.

                         DECATUR FIRST BANK GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis  of  Presentation  and  Nature  of  Operations
     ----------------------------------------------------
     The consolidated financial statements include the accounts of Decatur First Bank Group, Inc. (the "Company") and its wholly owned subsidiary, Decatur First Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Bank commenced business on September 2, 1997 upon receipt of its banking charter from the Georgia Department of Banking and Finance (the "DBF"). The Bank is primarily regulated by the DBF and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Company is regulated by the Federal Reserve Bank of Atlanta and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout the Decatur and DeKalb County area in Georgia. During 2003, the Company established a loan production office in Greene County, Georgia.

     The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2003 and 2002, all securities were classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are recognized in earnings. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other  Investments
     ------------------
     Other investments include Federal Home Loan Bank ("FHLB") stock and other equity securities with no readily determinable fair value. These investments are carried at cost, which approximates fair value.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Loans are stated at principal amount outstanding, net of the allowance for loan losses. Unearned interest on discounted loans is recognized as income over the term of the loans using a method, which approximates a level yield. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

                         DECATUR FIRST BANK GROUP, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Loans  and  Allowance  for  Loan  Losses,  continued
     ----------------------------------------------------
     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful.

     Servicing assets and liabilities are assessed for impairment or increased obligation based upon their fair values. When the Bank sells the portion of a loan guaranteed by the U.S. Small Business Administration ("SBA"), the investment in the entire loan is allocated between the guaranteed and unguaranteed portions of the loan, as well as the servicing assets and interest-only strip receivable, based upon their respective fair market values at the date of sale. Gains on sales of loans, calculated by taking the net proceeds from the sale less the allocated sold portion of the loan, are presented in the statement of operations net of brokerage expenses.

     Servicing assets and interest-only strips receivable recognized from the sales of the portion of loans guaranteed by SBA with the retention of loan servicing are carried at the present value of estimated future net servicing income over the estimated lives of the related SBA loans, less amounts amortized. Amortization of these assets is computed using a level yield method over the estimated remaining lives of the related SBA loans taking into consideration assumed prepayment patterns. Servicing assets and interest-only strips receivable are measured for impairment periodically via stratification of the assets by predominant risk characteristic such as loan term and interest rate. No valuation allowances were required based upon the evaluation for impairment at December 31, 2003. There were no SBA loans held-for-sale at December 31, 2003 or 2002.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses management uses four different methods as indicators of the reasonableness of the allowance. The methods used include a risk method (using internal classifications along with regulatory classifications), historical charge-offs, comparison to a peer group, and current classifications based on the loan grading system. The combination of these results are compared quarterly to the recorded allowance for loan losses for reasonableness and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an external loan review program to challenge and corroborate the internal loan grading system and provide additional analysis in determining the adequacy of the allowance and the future provisions for estimated loan losses.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

                         DECATUR FIRST BANK GROUP, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently. Depreciation expense is computed using the straight-line method over the following estimated useful lives:

                 Buildings  and  improvements     10  -  40  years
                 Furniture  and  equipment         3  -  10  years

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Stock-Based  Compensation
     -------------------------
     At December 31, 2003, the Company sponsors a stock-based compensation plan, which is described more fully in Note 9. The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2003, 2002 and 2001.


                                                                 December 31,
                                                       -------------------------------
                                                           2003        2002     2001
                                                       -------------  -------  -------
   Net earnings as reported                            $    774,887   633,264  357,220
   Deduct: Total stock-based employee compensation
     expense determined under fair-value based method
     for all awards                                        (137,000)        -        -
                                                       -------------  -------  -------
   Pro forma net earnings                              $    637,887   633,264  357,220
                                                       =============  =======  =======
   Basic earnings per share:
     As reported                                       $        .84       .68      .38
                                                       =============  =======  =======
     Pro forma                                         $        .69       .68      .38
                                                       =============  =======  =======
   Diluted earnings per share:
     As reported                                       $        .82       .66      .38
                                                       =============  =======  =======
     Pro forma                                         $        .68       .66      .38
                                                       =============  =======  =======

The weighted average grant-date fair value of options granted in 2003 was $3.79. The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: dividend yield of 0%; risk free interest rate of 4% and an expected life of ten years.

                         DECATUR FIRST BANK GROUP, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Net  Earnings  Per  Common  Share
     ---------------------------------
     The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share". At December 31, 2003, a total of 58,275 potential common shares related to stock options were not included in the computation of diluted earnings per share because they would have been antidilutive. Earnings per common share amounts for the years ended December 31, 2003, 2002 and 2001 are as follows:


FOR THE YEAR ENDED DECEMBER 31, 2003             Net Earnings   Common Shares    Per Share
                                                 (Numerator)    (Denominator)     Amount
                                                --------------  --------------  -----------
Basic earnings per share                        $      774,887         924,246  $      .84
Effect of dilutive securities - stock options                -          18,507        (.02)
                                                --------------  --------------  -----------

Diluted earnings per share                      $      774,887         942,753  $      .82
                                                ==============  ==============  ===========


FOR THE YEAR ENDED DECEMBER 31, 2002            Net Earnings    Common Shares   Per Share
                                                 (Numerator)    (Denominator)     Amount
----------------------------------------------  --------------  --------------  -----------

Basic earnings per share                        $      633,264         932,352  $      .68
Effect of dilutive securities - stock options                -          20,804        (.02)
                                                --------------  --------------  -----------

Diluted earnings per share                      $      633,264         953,156  $      .66
                                                ==============  ==============  ===========

FOR THE YEAR ENDED DECEMBER 31, 2001            Net Earnings    Common Shares   Per Share
                                                 (Numerator)    (Denominator)     Amount
----------------------------------------------  --------------  --------------  -----------

Basic earnings per share                        $      357,220         932,347  $      .38
Effect of dilutive securities - stock options                -          18,469           -
                                                --------------  --------------  -----------

Diluted earnings per share                      $      357,220         950,816  $      .38
                                                ==============  ==============  ===========

     Recent  Accounting  Pronouncements
     ----------------------------------
     Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

                         DECATUR FIRST BANK GROUP, INC.

(2)  INVESTMENT  SECURITIES
     Investment securities available-for-sale at December 31, 2003 and 2002 are as follows:


                                              December 31, 2003
                              -----------------------------------------------
                                             Gross       Gross     Estimated
                               Amortized   Unrealized  Unrealized     Fair
                                 Cost        Gains       Losses      Value
                              -----------  ----------  ----------  ----------
U.S. Government agencies      $ 5,869,401      97,097      18,982   5,947,516
Mortgage-backed securities      6,540,350      22,476     126,968   6,435,858
State, county and municipals    4,509,950     131,305       6,088   4,635,167
                              -----------  ----------  ----------  ----------

                              $16,919,701     250,878     152,038  17,018,541
                              ===========  ==========  ==========  ==========

                                              December 31, 2002
                              -----------------------------------------------
                                             Gross       Gross     Estimated
                               Amortized   Unrealized  Unrealized     Fair
                                 Cost        Gains       Losses      Value
                              -----------  ----------  ----------  ----------

U.S. Government agencies      $ 7,037,285     258,882           -   7,296,167
Mortgage-backed securities      6,168,063      87,794           -   6,255,857
State, county and municipals    6,848,660     196,379      15,009   7,030,030
                              -----------  ----------  ----------  ----------

                              $20,054,008     543,055      15,009  20,582,054
                              ===========  ==========  ==========  ==========

At December 31, 2003, unrealized losses in the investment portfolio related to debt securities. The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely backed by the U.S. Government. At December 31, 2003, five out of thirteen U.S. Government agency securities contained unrealized losses, seven out of twelve mortgage backed securities contained unrealized losses and one out of twelve state, county and municipal securities contained unrealized losses. The fair value of these investment securities with unrealized losses as of December 31, 2003 are as follows: U.S. Government agencies $2,655,659; mortgage backed securities $5,771,864; and state, county and municipal securities $393,912. The Company did not have any securities as of December 31, 2003 that had been in an unrealized loss position for greater than twelve months.

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             Amortized   Estimated
                                                               Cost      Fair Value
                                                            -----------  ----------
U.S. Government agencies and state, county and municipals:
   1 to 5 years                                             $ 6,471,745   6,596,990
   6 to 10 years                                              2,096,804   2,163,369
   More than 10 years                                         1,810,802   1,822,325
Mortgage-backed securities                                    6,540,350   6,435,858
                                                            -----------  ----------

                                                            $16,919,701  17,018,541
                                                            ===========  ==========

                         DECATUR FIRST BANK GROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  INVESTMENT  SECURITIES,  CONTINUED
     The following summarizes investment securities sales activities for the years ended December 31, 2003, 2002 and 2001:

                                                   2003         2002        2001
                                               ------------  ----------  ----------
 Proceeds from sales of securities             $  9,630,133  10,634,518  25,529,715
                                               ============  ==========  ==========
 Gross gains on sales and calls of securities       206,439     119,349     184,536
 Gross losses on sales of securities                 75,505           -           -
                                               ------------  ----------  ----------
 Net gains on sales of securities              $    130,934     119,349     184,536
                                               ============  ==========  ==========

     Securities with a carrying value of approximately $10,098,000 and $10,681,000 as of December 31, 2003 and 2002, respectively, were pledged to secure public deposits as required by law as well as the Federal Home Loan Bank advances.

(3)  LOANS
     Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

                                           2003         2002
                                        -----------  ----------
Commercial, financial and agricultural  $10,957,599  10,914,521
Real estate - construction               11,905,865   8,746,849
Real estate - mortgage                   46,404,071  40,905,257
Consumer                                  2,643,140   2,641,326
                                        -----------  ----------

                                         71,910,675  63,207,953

 Less allowance for loan losses             899,151     812,507
                                        -----------  ----------

                                        $71,011,524  62,395,446
                                        ===========  ==========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of the city of Decatur, DeKalb County, Georgia and Greene County, Georgia and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     An analysis of the activity in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 is presented below:


                                    2003       2002       2001
                                 ----------  ---------  ---------
Balance at beginning of year     $ 812,507    595,279    534,568
Provision charged to operations    185,000    400,000    510,000
Loans charged off                 (116,612)  (183,036)  (450,159)
Recoveries                          18,256        264        870
                                 ----------  ---------  ---------

Balance at end of year           $ 899,151    812,507    595,279
                                 ==========  =========  =========

     Mortgage loans totaling approximately $2,178,000 were pledged as collateral for outstanding Federal Home Loan Bank advances as of December 31, 2003.

                         DECATUR FIRST BANK GROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(4)  PREMISES  AND  EQUIPMENT
     Major  classifications of premises and equipment are summarized as follows:

                                  2003       2002
                               ----------  ---------
Land                           $  442,053    442,053
Building and improvements       1,972,497  1,933,967
Furniture and equipment           895,168    803,888
                               ----------  ---------

                                3,309,718  3,179,908
Less accumulated depreciation     941,454    755,917
                               ----------  ---------

                               $2,368,264  2,423,991
                               ==========  =========

     Depreciation expense amounted to approximately $186,000, $189,000 and $198,000 in 2003, 2002 and 2001, respectively.

(5)  DEPOSITS
     Maturities  of  time  deposits  at  December  31,  2003  are  as  follows:

Maturing in:
2004           $21,575,953
2005             1,909,283
2006             1,107,027
2007             9,881,013
2008               281,071
               -----------

               $34,754,347
               ===========

(6)  FEDERAL  HOME  LOAN  BANK  ADVANCES
     The Federal Home Loan Bank advances at December 31, 2003 and 2002 are summarized as follows:


                                                                            2003       2002
                                                                         ----------  ---------
Advance maturing September 9, 2003.  Interest is paid monthly at 2.06%.  $        -  4,500,000
Due on demand, interest is paid monthly at the stated FHLB rate.          2,500,000          -
Advance maturing May 6, 2008. Interest is paid monthly at 5.45%.            480,000    480,000
Advance maturing March 1, 2010. Interest is paid quarterly at 5.29%.      5,000,000  5,000,000
                                                                         ----------  ---------
                                                                         $7,980,000  9,980,000
                                                                         ==========  =========

     The advances are collateralized by a pledge of certain mortgage loans, securities and the Bank's Federal Home Loan Bank stock.

(7)  INCOME  TAXES
     The components of income tax expense for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                  2003       2002     2001
                                ---------  --------  -------
Currently payable               $268,572   246,803   168,875
Deferred tax expense (benefit)   (42,969)     (609)   50,676
                                ---------  --------  -------

                                $225,603   246,194   219,551
                                =========  ========  =======

                         DECATUR FIRST BANK GROUP, INC.

(7)  INCOME  TAXES,  CONTINUED
     The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                                       2003       2002      2001
                                                     ---------  --------  --------
Pretax income at statutory rate                      $340,167   299,016   196,102
Add (deduct):
  Tax-exempt interest income                          (67,742)  (58,078)  (36,814)
  Increase in cash surrender value of life insurance  (22,604)        -         -
  Non-deductible interest expense                       5,807     4,911     3,113
 Other                                                (30,025)      345    57,150
                                                     ---------  --------  --------

                                                     $225,603   246,194   219,551
                                                     =========  ========  ========

     The following summarizes the components of deferred taxes at December 31, 2003 and 2002.

                                                          2003     2002
                                                        --------  -------
Deferred income tax assets:
  Allowance for loan losses                             $243,635  206,863
  Nonaccrual loan interest                                     -      951
  Deferred compensation                                   22,769        -
  Operating loss carryforwards and credits                20,467   43,371
  Discount on SBA loans, net                                 343      478
                                                        --------  -------

Total gross deferred income tax assets                   287,214  251,663
                                                        --------  -------

Deferred income tax liabilities:
  Premises and equipment                                  28,582   28,582
  Net unrealized gains on securities available-for-sale   37,560  200,658
  Other                                                   11,843   19,261
                                                        --------  -------
Total gross deferred income tax liabilities               77,985  248,501
                                                        --------  -------
Net deferred tax assets                                 $209,229    3,162
                                                        ========  =======

(8)  COMMITMENTS
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

     Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                         DECATUR FIRST BANK GROUP, INC.

(8)  COMMITMENTS,  CONTINUED
     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

                                                 2003         2002
                                              -----------  ----------
Financial instruments whose contract amounts
 represent credit risk:
   Commitments to extend credit               $18,795,000  15,967,000
   Standby letters of credit                  $    61,000      22,000

     The Company maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Company has arrangements with commercial banks for short term unsecured advances up to $7,000,000.

(9)  EMPLOYEE  BENEFIT  PROGRAMS
     Defined  Contribution  Plan
     ---------------------------
     The Company sponsors a 401(k) plan for the benefit of its employees subject to certain minimum age and service requirements. The Company's contributions to the plan are discretionary and totaled approximately
     $14,000,  $17,000  and  $10,000 for the years ended December 31, 2003, 2002 and  2001,  respectively.

     Director  Deferred  Compensation  Agreement
     -------------------------------------------
     During 2002, the Bank established a Director Deferred Compensation Agreement with each director that allows the directors to defer the fees that they receive for services that they provide as a director. These deferred fees will accumulate interest at the prime interest rate less three quarters of one percent annually. Deferral of these fees is at the discretion of each director and will accumulate until retirement of the director at which time the deferred fees plus interest will be paid out over a period of ten years. The Bank accrued approximately $60,000 in deferred fees under this plan during the year ended December 31, 2003 and did not accrue any fees under this plan in 2002.

     The Bank is also the owner and beneficiary of life insurance policies on the lives of its directors. The Bank intends to use these policies to fund the benefit plan described above. The carrying value of the policies was approximately $1,370,000 and $1,301,000 at December 31, 2003 and 2002,
     respectively. The Bank accrued income of approximately $69,000 and $1,000 for the years ended December 31, 2003 and 2002, respectively, for the increase in the cash surrender value of these policies.

     Stock  Incentive  Plan
     ----------------------
     The Company adopted a Stock Incentive Plan in 1998 covering up to 143,000 shares of the Company's common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of shares of common stock, options to purchase shares of common stock and other stock-based incentives to officers, directors and key employees of the Company and Bank. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant.

     During 2003, 2002 and 2001, the Board awarded 185, 727 and 985 shares, respectively, to certain employees based upon their tenure with the Bank under the Stock Incentive Plan. The fair value of these shares of $5,495, $9,993 and $12,506, respectively, was charged to operations upon issuance of the shares.

                         DECATUR FIRST BANK GROUP, INC.

(9)  EMPLOYEE  BENEFIT  PROGRAMS,  CONTINUED
     Stock  Incentive  Plan,  continued
     ----------------------------------
     A summary status of the Company's stock option plan as of December 31, 2003, 2002 and 2001, and changes during the years, are presented below:

                                       2003            2002            2001
                                 ---------------  ---------------  --------------
                                         Weighted        Weighted        Weighted
                                         Average         Average         Average
                                         Exercise        Exercise        Exercise
                                 Shares   Price   Shares  Price   Shares  Price
                                 -------  ------  ------  ------  ------  ------
Outstanding, beginning of year    80,531  $10.00  80,531  $10.01  80,531  $10.01
Granted during the year           58,275   15.00       -       -       -       -
                                 -------  ------  ------  ------  ------  ------

Outstanding, end of year         138,806  $12.11  80,531  $10.01  80,531  $10.01
                                 =======  ======  ======  ======  ======  ======

Options exercisable at year end  138,606  $12.11  64,225  $10.00  48,119  $10.00
                                 =======  ======  ======  ======  ======  ======

     The weighted average remaining contractual life of these stock options was approximately seven years as of December 31, 2003.

(10) RELATED  PARTY  TRANSACTIONS
     The Bank conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2003.

              Balance at December 31, 2002     $  606,476
              New loans                            42,324
              Repayments                          123,532
                                                  -------

              Balance at December 31, 2003     $  525,268
                                                  =======

     At December 31, 2003 and 2002, deposits from directors, executive officers and their related interests aggregated $3,479,185 and $2,760,294, respectively. These deposits were taken in the normal course of business at market interest rates.

(11) MISCELLANEOUS  OPERATING  INCOME  AND  EXPENSES
     Components of other operating income and expenses which are greater than 1% of interest income and other operating income are as follows:

                                                                   2003     2002     2001
                                                                 --------  -------  -------
Other income:
  Increase in cash surrender value of bank owned life insurance   $ 68,782    1,442        -

Other expenses:
  ATM surcharge                                                   $ 77,955   72,708   67,474
  Data processing                                                 $226,141  198,277  159,487
  Professional fees                                               $154,421  158,791  175,062
  Stationery & supplies                                           $ 60,444   51,718   52,887

                         DECATUR FIRST BANK GROUP, INC.

(12) REGULATORY  MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003 and 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The  actual  capital  amounts  and  ratios are also presented in the table.

                                                                         To Be Well
                                                                     Capitalized Under
                                                     For Capital     Prompt Corrective
                                   Actual         Adequacy Purposes  Action Provisions
                            -------------------  ------------------  ------------------
                              Amount     Ratio     Amount    Ratio   Amount    Ratio
                            -----------  ------  ----------  ------  ------  ----------
AS OF DECEMBER 31, 2003:
Total Capital
 (to Risk Weighted Assets)
   Consolidated             $11,648,000   13.8%  $6,767,000    8.0%     N/A      N/A
   Bank                     $ 9,653,000   11.4%  $6,761,000    8.0%  $8,452,000  10.0%
Tier 1 Capital
 (to Risk Weighted Assets)
   Consolidated             $10,749,000   12.7%  $3,383,000    4.0%     N/A       N/A
   Bank                     $ 8,754,000   10.4%  $3,381,000    4.0%  $5,071,000   6.0%
Tier 1 Capital
 (to Average Assets)
   Consolidated             $10,749,000   10.7%  $4,021,000    4.0%     N/A       N/A
   Bank                     $ 8,754,000    9.6%  $3,658,000    4.0%  $4,573,000   5.0%

AS OF DECEMBER 31, 2002:
Total Capital
 (to Risk Weighted Assets)
   Consolidated             $10,772,000   13.6%  $6,318,000    8.0%     N/A      N/A
   Bank                     $ 9,566,000   12.3%  $6,246,000    8.0%  $7,808,000  10.0%
Tier 1 Capital
 (to Risk Weighted Assets)
   Consolidated             $10,085,000   12.8%  $3,159,000    4.0%     N/A       N/A
   Bank                     $ 8,753,000   11.2%  $3,123,000    4.0%  $4,685,000   6.0%
Tier 1 Capital
 (to Average Assets)
   Consolidated             $10,085,000   11.5%  $3,498,000    4.0%     N/A       N/A
   Bank                     $ 8,753,000    9.6%  $3,658,000    4.0%  $4,573,000   5.0%

                         DECATUR FIRST BANK GROUP, INC.

(12) REGULATORY  MATTERS,  CONTINUED
     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. In 2004, the Bank can pay dividends totaling approximately $403,000 to the Company without prior regulatory approval.

(13) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

     Cash  and  Cash  Equivalents
     ----------------------------
     For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Interest-bearing  Deposits  with  Other  Banks
     ----------------------------------------------
     The carrying value of interest-bearing deposits with other banks is a reasonable estimate of fair value.

     Investment  Securities  Available-for-sale
     ------------------------------------------
     Fair values for securities available-for-sale are based on quoted market prices.

     Other  Investments
     ------------------
     The  carrying  amount  of  other  investments  approximates  fair  value.

     Loans
     -----
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Cash  Surrender  Value  of  Life  Insurance
     -------------------------------------------
     The carrying value of cash surrender value of life insurance approximates fair value.

     Deposits
     --------
     The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Federal  Home  Loan  Bank  Advances
     -----------------------------------
     The fair value of the Federal Home Loan Bank fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

     Commitments  to  Extend  Credit  and  Standby  Letters  of  Credit
     ------------------------------------------------------------------
     Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

                         DECATUR FIRST BANK GROUP, INC.

(13) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
     Limitations
     -----------
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 2003 and 2002 are as follows (amounts in thousands):

                                                    2003                  2002
                                             ---------------------  --------------------
                                             Carrying   Estimated   Carrying  Estimated
                                              Amount    Fair Value   Amount   Fair Value
                                             ---------  ----------  --------  ----------
Assets:
  Cash and cash equivalents                   $   7,981      7,981     5,393       5,393
  Interest-bearing deposits with other banks      1,755      1,755     1,750       1,750
  Investment securities available-for-sale       17,019     17,019    20,582      20,582
  Other investments                                 574        574       595         595
  Loans, net                                     71,012     71,232    62,395      62,909
  Cash surrender value of life insurance          1,370      1,370     1,301       1,301
Liabilities:
  Deposits                                    $  83,748     85,102    74,445      76,770
  Federal Home Loan Bank advances                 7,980      8,782     9,980      10,955


(14) STOCKHOLDERS'  EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 2,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

                         DECATUR FIRST BANK GROUP, INC.

(15) DECATUR  FIRST BANK GROUP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION


                                 Balance Sheets

                           December 31, 2003 and 2002

                                     Assets
                                     ------
                                                2003         2002
                                             -----------  ----------
Cash and cash equivalents                    $   119,097     114,714
Interest-bearing deposit                         105,377     102,701
Investment in Bank                             9,712,214   9,158,487
Investment securities available-for-sale         721,594     740,281
Other assets                                      32,012      61,286
                                             -----------  ----------

                                             $10,690,294  10,177,469
                                             ===========  ==========

              Liabilities and Shareholders' Equity
              ------------------------------------

Shareholders' equity                         $10,690,294  10,177,469
                                             ===========  ==========


                             Statements of Earnings

              For the Years Ended December 31, 2003, 2002 and 2001

                                                    2003       2002      2001
                                                 ----------  --------  --------
Income:
  Interest income                                $  31,262    40,889    52,548
                                                 ----------  --------  --------

Expenses:
  Salaries and employee benefits                     5,495     9,993    12,507
  Other operating                                   76,330    49,927    49,844
                                                 ----------  --------  --------

    Total expenses                                  81,825    59,920    62,351
                                                 ----------  --------  --------

    Loss before equity in undistributed earnings
      of Bank and income tax benefit               (50,563)  (19,031)   (9,803)

Equity in undistributed earnings of Bank           806,237   645,063   363,682

Income tax benefit                                  19,213     7,232     3,341
                                                 ----------  --------  --------

     Net earnings                                $ 774,887   633,264   357,220
                                                 ==========  ========  ========

                         DECATUR FIRST BANK GROUP, INC.

(15) DECATUR FIRST BANK GROUP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                   Statements of Cash Flows

                     For the Years Ended December 31, 2003, 2002 and 2001

                                                                2003       2002        2001
                                                             ----------  ---------  ----------
Cash flows from operating activities:
  Net earnings                                                $ 774,887    633,264     357,220
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Equity in undistributed earnings of Bank                 (806,237)  (645,063)   (363,682)
      Provision for stock awards                                  5,495      9,993      12,506
      Change in other assets                                     42,760      5,698       6,079
                                                              ----------  ---------  ----------

       Net cash provided by operating activities                 16,905      3,892      12,123
                                                              ----------  ---------  ----------

Cash flows from investing activities:
  Net change in interest-bearing deposits                        (2,676)  (102,701)          -
  Proceeds from sales, maturities and calls of securities
    available-for-sale                                          400,000    202,219   1,005,384
  Purchase of securities available-for-sale                    (408,396)         -    (927,475)
                                                              ----------  ---------  ----------

       Net cash provided (used) by investing activities         (11,072)    99,518      77,909
                                                              ----------  ---------  ----------

Cash flows from financing activities consisting of purchase
  of treasury stock                                              (1,450)  (107,500)    (26,000)
                                                              ----------  ---------  ----------

Net change in cash and cash equivalents                           4,383     (4,090)     64,032

Cash and cash equivalents at beginning of year                  114,714    118,804      54,772
                                                              ----------  ---------  ----------

Cash and cash equivalents at end of year                      $ 119,097    114,714     118,804
                                                              ==========  =========  ==========

                                                               -----------------
                                                               |               |
                                                               |  PRELIMINARY  |
                                                               |      COPY     |
                                                               |               |
                                                               -----------------


                                      PROXY
                         DECATUR FIRST BANK GROUP, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby constitutes and appoints Judy B. Turner and Mary Bobbie Bailey, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Decatur First Bank Group, Inc. ("Decatur First"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on ____________, 2005, at [LOCATION], Decatur, Georgia 30030 at __:__ a.m./p.m. local time, and at any adjournment or postponement thereof (the "Annual Meeting") upon the proposal described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, dated ____________, 200__, the receipt of which is acknowledged in the manner specified below.

     1. To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Decatur First Interim Corporation with and into Decatur First, with Decatur First surviving the merger and the holders of fewer than 500 shares of Decatur First common stock receiving $17.50 in cash in exchange for each of their shares of such stock.

          FOR   [ ]               AGAINST   [ ]               ABSTAIN   [ ]

     2. To elect the four (4) persons listed below to serve as Class I directors of Decatur First Bank Group, Inc. a three-year term expiring at the 2008 annual meeting:

              -  John L. Adams, Jr.  -  Mary Bobbie Bailey  -  Lynn Pasqualetti
              -  Kirby A. Thompson

          [ ]  FOR all nominees listed above          [ ] WITHHOLD authority to
               (except as nominees indicated              vote for all listed
               below)                                     above

          INSTRUCTION: To withhold authority for any individual nominee, mark "FOR" above, and write the nominee's name in this space
          ______________________________________________________.

     3. In the discretion of the proxies on such other matters that are unknown to Decatur First's board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Annual Meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO DECATUR FIRST'S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:______________, 2005                  ____________________________________
                                            Signature

                                            ____________________________________
                                            Signature if held jointly

        THIS PROXY IS SOLICITED BY DECATUR FIRST'S BOARD OF DIRECTORS AND MAY BE
                         REVOKED PRIOR TO ITS EXERCISE.

    Optional:  I _____do     _____ do not plan to attend the Annual Meeting.